                                  SCHEDULE 14A
                                 (RULE 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934


     Filed by the Registrant [ ]
     Filed by a Party other than the Registrant [X]


CHECK THE APPROPRIATE BOX:

     [ ] Preliminary Proxy Statement
     [ ] Confidential, for Use of the Commission Only (as permitted by Rule
         14a-6(e)(2))
     [X] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                           MIDCOM COMMUNICATIONS INC.
--------------------------------------------------------------------------------
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)



--------------------------------------------------------------------------------
      (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN REGISTRANT)

     Payment of Filing Fee (Check the appropriate box):

     [X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
         or Item 22(a)(2) of Schedule 14A.
     [ ] $500 per each party to the controversy pursuant to Exchange Act Rule
         14a-6(i)(3).
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies.

     ---------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:

     ---------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

      --------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

     ---------------------------------------------------------------------------
     (5) Total fee paid:

     ---------------------------------------------------------------------------
     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:________________________________________________

     (2) Form, Schedule or Registration Statement No.___________________________

     (3) Filing Party:__________________________________________________________

     (4) Date Filed:____________________________________________________________

                                      LOGO

                                                                 October 7, 1996

Dear Fellow Shareholder:

     You are cordially invited to attend the Annual Meeting of Shareholders (the "Annual Meeting") of MIDCOM Communications Inc. ("MIDCOM"), which will be held on October 29, 1996, at 1:00 p.m., local time, at the Olympic Four Seasons Hotel, Congress Room, 411 University Street, Seattle, Washington.

     At the Annual Meeting, you will be asked to elect eight directors to MIDCOM's Board of Directors divided into three classes and to approve amendments to the Stock Option Plan to increase the number of shares authorized for issuance under the Stock Option Plan by an additional 3,000,000 shares, to permit and ratify the grant of options to certain incumbent directors and to create a maximum number of options that may be granted under the Stock Option Plan to any one employee in any three consecutive fiscal years.

     Please read the proxy material carefully. Your vote is important. MIDCOM appreciates your considering and acting on the proposals presented.

     MIDCOM'S BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE EIGHT NOMINEES FOR DIRECTOR AND FOR THE AMENDMENTS TO THE STOCK OPTION PLAN.

     Whether or not you plan to attend the Annual Meeting, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed postage-prepaid envelope. If you attend the Annual Meeting, you may vote in person if you wish, even though you previously have returned your proxy card.

                                          Sincerely,
                                          /s/ William H. Oberlin
                                          WILLIAM H. OBERLIN
                                          President and Chief Executive Officer

        PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD.

                           MIDCOM COMMUNICATIONS INC.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD OCTOBER 29, 1996

TO THE SHAREHOLDERS OF MIDCOM COMMUNICATIONS INC.:

     Notice is hereby given that the Annual Meeting of Shareholders (the "Annual Meeting") of MIDCOM Communications Inc., a Washington corporation ("MIDCOM"), will be held on October 29, 1996, at 1:00 p.m., local time, at the Olympic Four Seasons Hotel, Congress Room, 411 University Street, Seattle, Washington, for the following purposes:

          1. To elect eight directors divided into three classes, to hold office for one, two and three-year terms.

          2. To consider and vote upon a proposed amendment to the MIDCOM Stock Option Plan (the "Stock Option Plan") to increase the number of shares of Common Stock authorized for issuance under the Stock Option Plan by an additional 3,000,000 shares.

          3. To consider and vote upon a proposed amendment to the Stock Option Plan to permit and ratify the grant of options to certain incumbent directors.

          4. To consider and vote upon a proposed amendment to the Stock Option Plan to create a maximum number of options that may be granted under the Stock Option Plan to any one employee in any three consecutive fiscal years.

          5. To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

     Only holders of record of Common Stock at the closing of business on August 23, 1996, the record date for the Annual Meeting, are entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof.

                                          By Order of the Board of Directors
                                          /s/ Paul P. Senio
                                          PAUL P. SENIO
                                          Secretary

Seattle, Washington
October 7, 1996

                             YOUR VOTE IS IMPORTANT

     Whether or not you expect to attend the meeting in person, we urge you to sign, date and return the accompanying proxy at your earliest convenience. This will ensure the presence of a quorum at the meeting. PROMPTLY RETURNING A SIGNED AND DATED PROXY WILL SAVE THE COMPANY THE EXTRA EXPENSE OF ADDITIONAL SOLICITATIONS. An addressed, postage paid envelope is provided for that purpose. Sending in your proxy will not prevent you from voting your shares at the meeting if you desire to do so, as the proxy is revocable at your option in the manner stated in the accompanying proxy statement.

                           MIDCOM COMMUNICATIONS INC.
                               1111 THIRD AVENUE
                           SEATTLE, WASHINGTON 98101

                            ------------------------

                                PROXY STATEMENT
                            ------------------------

                         INFORMATION REGARDING PROXIES

     This Proxy Statement and the accompanying form of proxy are furnished in connection with the solicitation of proxies by the Board of Directors of MIDCOM Communications Inc. ("MIDCOM" or the "Company") for use at the Annual Meeting of Shareholders to be held on October 29, 1996, and at any adjournment thereof (the "Annual Meeting"). Only shareholders of record on the books of the Company at the close of business on August 23, 1996 (the "Record Date") will be entitled to notice of and to vote at the Annual Meeting. It is anticipated that these proxy solicitation materials and a copy of the Company's 1995 Annual Report to Shareholders will be first sent to shareholders on or about October 7, 1996.

     A proxy card is enclosed for your use. YOU ARE REQUESTED ON BEHALF OF THE BOARD OF DIRECTORS TO SIGN, DATE AND RETURN THE PROXY CARD IN THE ACCOMPANYING ENVELOPE, which is postage-paid if mailed in the United States or Canada. If the accompanying form of proxy is properly executed and returned, the shares represented thereby will be voted in accordance with the instructions specified thereon. In the absence of instructions to the contrary, such shares will be voted for all nominees for election to the Board of Directors listed in this Proxy Statement and for each of the other the proposals described in this Proxy Statement. Any shareholder executing a proxy has the power to revoke it at any time prior to the voting thereof on any matter (without, however, affecting any vote taken prior to such revocation) by delivering written notice to Paul Senio, Vice President, Secretary and General Counsel of the Company, by executing and delivering to the Company another proxy dated as of a later date or by voting in person at the Annual Meeting.

                    VOTING SECURITIES AND PRINCIPAL HOLDERS

     The only outstanding voting securities of the Company are shares of common stock (the "Common Stock"), each of which is entitled to one vote. As of the Record Date, there were 15,865,691 shares of Common Stock issued and outstanding. The presence in person or by proxy of holders of record of a majority of the outstanding shares of Common Stock is required to constitute a quorum for the transaction of business at the Annual Meeting.

     Under Washington law and the Company's Amended and Restated Articles of Incorporation (the "Articles") and Bylaws, if a quorum is present, (1) the nominees for election to the Board of Directors who receive the greatest number of affirmative votes cast for the election of directors shall be elected directors and (2) the proposals to amend the Company's Stock Option Plan will be approved if they receive the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy at the meeting, and entitled to vote on such proposals. Abstentions and broker non-votes will be considered represented at the Annual Meeting for the purpose of calculating a quorum and will have no effect on the election of directors. An abstention from voting on the option plan proposals will have the practical effect of a vote "against" such proposal because it is one less vote in favor of such proposals. Broker non-votes will have no effect on such proposal other than to reduce the number of "FOR" votes necessary to approve such matters since such non-votes are not considered "shares entitled to vote" on such proposals. Proxies and ballots will be received and tabulated by First Interstate Bank, an independent business entity not affiliated with the Company.

     The Common Stock is traded on the Nasdaq National Market. The last sale price for the Common Stock as reported by Nasdaq on September 23, 1996, was $15 1/8 per share.

     The following table sets forth certain information regarding beneficial ownership of MIDCOM's Common Stock, as of August 23, 1996, with respect to (i) each shareholder known by the Company to be the beneficial owner of more than five percent of the outstanding Common Stock; (ii) each director of MIDCOM;
(iii) the executive officers of the Company named in the Summary Annual Compensation Table; and (iv) all current directors and executive officers as a group. Except as otherwise indicated, the Company believes that the beneficial owners of the Common Stock listed below have sole investment and voting power with respect to such shares, subject to community property laws where applicable.

                                                                                         PERCENT OF
                                                                AMOUNT AND NATURE OF     OUTSTANDING
                       NAME AND ADDRESS                         BENEFICIAL OWNERSHIP      SHARES(1)
--------------------------------------------------------------  --------------------     -----------
Black Creek Limited Partnership(2)............................        5,691,907             26.84%
(Paul Pfleger)
  1201 Third Avenue
  Suite 5400
  Seattle, WA 98101
Madrona Ridge Limited Partnership(3)..........................        2,167,089              12.0
(John M. Orehek)
  1201 Third Avenue
  Suite 540l
  Seattle, WA 98101
US Online Communications L.L.C.(4)............................        1,666,667               9.5
  1201 Third Avenue
  Suite 5400
  Seattle, WA 98101
Ashok Rao.....................................................          846,723(5)            5.1
  5456 E. Mercer Way
  Mercer Island, WA 98040
William H. Oberlin(7).........................................          188,110               1.2
Jay T. Caldwell...............................................           19,928(6)              *
Scott B. Perper(8)............................................            3,000                 *
Karl D. Guelich...............................................              225                 *
John M. Zrno(9)...............................................           28,393
Marvin C. Moses(10)...........................................           17,746                 *
Daniel M. Dennis..............................................                0                 *
All Executive Officers and Directors as a Group (15
  persons)....................................................        6,469,831(11)          29.0

---------------
  *  Less than 1%

 (1) This table is based upon information supplied by directors, officers and principal shareholders. Percentage of ownership is based on 15,865,691 shares of Common Stock outstanding as of August 23, 1996. Beneficial ownership is determined in accordance with the Rules of the Securities and Exchange Commission (the "Commission"), and includes voting and investment power with respect to the shares. Shares of Common Stock subject to options, warrants or other securities which are currently exercisable or exercisable within 60 days of August 23, 1996 are deemed outstanding when computing the percentage of the person holding such options, but are not deemed outstanding when computing the percentage of any other person.

 (2) Mr. Paul Pfleger, the Chairman of the Board of the Company, has sole voting and investment power with respect to 3,993,297 shares by virtue of being the President and sole director of the corporate general partner of this limited partnership. Includes 31,943 shares of Common Stock issuable upon conversion of $450,000 aggregate principal of convertible notes held by Mr. Pfleger which are currently convertible. See "Certain Transactions." Also includes 1,666,667 shares of Common Stock held by US Online Communications L.L.C. (formerly Communications Access L.L.C.) with respect to Mr. Pfleger shares voting and investment power. See footnote (4) below. Also does not include options which are subject to approval by shareholders at the Annual Meeting. See "Proposal 3 -- Approval of an

     Amendment to the Stock Option Plan to Permit and Ratify the Grant of Options to Certain Incumbent Directors."

 (3) Mr. Orehek has sole voting and investment power with respect to 482,676 shares owned by Madrona Ridge Limited Partnership by virtue of being the President and sole director of the corporate general partner of this limited partnership. Includes 1,666,667 shares held by US Online Communications L.L.C. with respect to which Mr. Orehek shares voting and investment power. See footnote (4) below. Also includes 17,746 shares of Common Stock issuable upon conversion of $250,000 aggregate principal of convertible notes held by Mr. Orehek which are currently convertible. See "Certain Transactions." Also does not include options which are subject to approval by shareholders at the Annual Meeting. See "Proposal 3 -- Approval of an Amendment to the Stock Option Plan to Permit and Ratify the Grant of Options to Certain Incumbent Directors."

 (4) Mr. Pfleger and Mr. Orehek are managers of US Online Communications L.L.C. and share voting and investment power over the shares held by this entity.

 (5) Does not include 38,637 shares of Common Stock held in trusts for the benefit of the children, two nieces and a nephew of Mr. Rao and one unrelated party, over which Mr. Rao disclaims beneficial ownership. All shares owned by Mr. Rao and the trusts will be repurchased by the Company in connection with Mr. Rao's resignation as President, Chief Executive Officer and Director of the Company. See "Certain Transactions."

 (6) Represents options exercisable within 60 days of August 23, 1996.

 (7) Includes 188,110 shares of Common Stock issuable upon conversion of $2,650,000 aggregate principal of convertible notes held by Mr. Oberlin which are currently convertible. See "Certain Transactions." Also does not include options which will be granted subject to approval by shareholders of an increase in shares available for purchase under the Stock Option Plan at the Annual Meeting. See "Proposal 2 -- Approval of an Amendment to the Stock Option Plan to Increase the Number of Shares Subject to Options."

 (8) Scott B. Perper is an officer of First Union Corporation. Does not include 640,484 shares of Common Stock held by First Union Corporation, as to which Mr. Perper disclaims beneficial ownership. Also does not include options which are subject to approval by shareholders at the Annual Meeting. See "Proposal 3 -- Approval of an Amendment to the Stock Option Plan to Permit and Ratify the Grant of Options to Certain Incumbent Directors."

 (9) Includes 28,393 shares of Common Stock issuable upon conversion of $400,000 aggregate principal of convertible notes held by Mr. Zrno which are currently convertible. See "Certain Transactions." Also does not include options which will be granted subject to approval by shareholders of an increase in shares available for purchase under the Stock Option Plan at the Annual Meeting. See "Proposal 2 -- Approval of an Amendment to the Stock Option Plan to Increase the Number of Shares Subject to Options."

(10) Includes 17,746 shares of Common Stock issuable upon conversion of $250,000 aggregate principal of convertible notes held by Mr. Moses which are currently convertible. See "Certain Transactions." Also does not include options which will be granted subject to approval by shareholders of an increase in shares available for purchase under the Stock Option Plan at the Annual Meeting. See "Proposal 2 -- Approval of an Amendment to the Stock Option Plan to Increase the Number of Shares Subject to Options."

(11) Includes (i) 34,708 shares of Common Stock subject to options exercisable within 60 days of August 23, 1996 and (ii) 283,938 shares of Common Stock issuable upon conversion of convertible notes which are currently convertible. Also does not include options which are subject to approval by shareholders at the Annual Meeting. See "Proposal 3 -- Approval of an Amendment to the Stock Option Plan to Permit and Ratify the Grant of Options to Certain Incumbent Directors." Also does not include options which will be granted subject to approval by shareholders of an increase in shares available for purchase under the Stock Option Plan at the Annual Meeting. See "Proposal 2 -- Approval of an Amendment to the Stock Option Plan to Increase the Number of Shares Subject to Options."

                      PROPOSAL 1 -- ELECTION OF DIRECTORS

     The Board of Directors of the Company currently consists of eight (8) directors. Pursuant to the Company's Articles, commencing with the Annual Meeting, the first election of directors to occur after the completion of the Company's initial public offering, the Board of Directors will be classified into three classes, each of which shall be as nearly equal in number as possible. At such meeting of shareholders, one class will be elected for a one-year term, one class will be elected for a two-year term and one class will be elected for a three-year term. All directors hold office until the annual meeting of shareholders at which their terms expire and the election and qualification of their successors.

     The Board of Directors has approved the nominees named below, all of whom are currently members of the Board of Directors. Although the Board of Directors anticipates that all of the nominees will be available to serve as directors of the Company, should any one or more of them not accept the nomination, or otherwise be unwilling or unable to serve, it is intended that proxies will be voted for election of the substitute nominee or nominees designated by the Board of Directors.

VOTE REQUIRED FOR ELECTION, RECOMMENDATION OF THE BOARD OF DIRECTORS

     The three nominees in each class (two in the case of Class I) receiving the highest number of votes cast for the election of directors shall be elected to that class of director. Unless otherwise instructed, it is the intention of the persons named in the accompanying form of proxy to vote shares represented by properly executed proxies for all nominees named below.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE FOLLOWING
NOMINEES.

   NOMINEES FOR DIRECTORS -- CLASS I (TERM EXPIRES AT ANNUAL MEETING IN 1997)

                                      Karl D. Guelich(1)
                                      Scott B. Perper(2)

  NOMINEES FOR DIRECTORS -- CLASS II (TERM EXPIRES AT ANNUAL MEETING IN 1998)

                                      Daniel M. Dennis(2)
                                      Marvin C. Moses(1)
                                      John M. Orehek(1)(2)

  NOMINEES FOR DIRECTORS -- CLASS III (TERM EXPIRES AT ANNUAL MEETING IN 1999)

                                      William H. Oberlin
                                      Paul Pfleger
                                      John M. Zrno
---------------
(1) Member of the Audit Committee.

(2) Member of the Compensation Committee.

     Mr. Karl D. Guelich, 53, has served as a director of the Company since November 1995 and served as a consultant to the Company from March 1996 to April 1996. Since March 1993, Mr. Guelich has been in private practice as a certified public accountant. From June 1964 to February 1993, Mr. Guelich was employed by Ernst & Young LLP, where he served as the Area Managing Partner for the Pacific Northwest offices headquartered in Seattle from October 1986 to November 1992.

     Mr. Scott B. Perper, 40, has served as a director of the Company since June 1994. Mr. Perper has been a Senior Vice President of First Union Corporation, a bank holding company, and of First Union National Bank of North Carolina since January 1990, and an executive of First Union Capital Partners, the private equity and mezzanine investment arm of First Union Corporation, since February 1989.

     Mr. Daniel M. Dennis, 48, has served as a director of the Company since July 1996. Mr. Dennis served in numerous executive positions since joining MCI in 1973, the most recent being president of MCI Large Accounts, a division of MCI, from February 1996 to August 1996. Although Mr. Dennis continues to serve as a consultant to MCI, he otherwise resigned from MCI effective August 1996.

     Mr. Marvin C. Moses, 51, has served as a director of the Company and a consultant to the Company since May 1996. From August 1995 to January 1996, Mr. Moses was Vice President and Chief Financial Officer and from January 1996 to April 1996 Mr. Moses was Vice Chairman and Chief Financial Officer of Frontier Corporation. He also was Chief Financial Officer and a director of ALC from October 1988 and September 1989, respectively, until its merger with Frontier in August of 1995.

     Mr. John M. Orehek, 42, has served as a director of the Company since December 1992. Mr. Orehek has served as President and Chief Executive Officer of SP Investments Inc., an investment management company, from 1991 to the present. In addition, Mr. Orehek has been a director of Interfinancial Real Estate Management Company ("IREMCO") since 1993. IREMCO is the General Partner of the following four limited partnerships: Urban Improvement Fund Limited ("UIFL"); UIFL 1973; UIFL 1973-II; and UIFL 1974. From 1987 to 1991, Mr. Orehek was President of Hallmark Capital Partners, Ltd., a Seattle-based real estate development corporation.

     Mr. William H. Oberlin, 51, has served as President, Chief Executive Officer and a director of the Company since May 1996. Prior to joining the Company, Mr. Oberlin was President and Chief Operating Officer of Frontier Corporation, a long-distance telecommunications provider, from August 1995 to November 1995 and was Executive Vice President, Chief Operating Officer and a director of ALC Communications Corporation, a long-distance telecommunications provider, from October 1988, July 1990 and July 1993, respectively, until its merger with Frontier in August 1995.

     Mr. Paul Pfleger, 60, has been Chairman of the Board of the Company since its formation in 1989. Mr. Pfleger served as acting President and Chief Executive Officer of the Company from April 1996 to May 1996. Since 1969, Mr. Pfleger has been actively involved in the real estate industry. He was a founder and currently is Chairman of the Board of Directors of SP Investments, Inc. Mr. Pfleger has been Chairman of the Board of Directors of IREMCO since 1984 and has been its President since April 1993. Pursuant to a shareholders' agreement (the "Shareholders' Agreement") among certain shareholders and their assignees and the Company, Mr. Orehek and entities that he controls have agreed to vote their shares to elect Mr. Pfleger to the Board of Directors. The agreement expires on June 7, 1999.

     Mr. John M. Zrno, 58, has served as a director of the Company and a consultant to the Company since May 1996. From August 1995 to October 1995, Mr. Zrno was vice chairman of Frontier Corporation, a long-distance telecommunications provider, and was President, Chief Executive Officer and a director of ALC from August 1988 until its merger with Frontier in August of 1995.

BOARD AND COMMITTEE MEETINGS

     During the fiscal year ended December 31, 1995, there were 3 meetings and 29 actions by consent in lieu of a meeting of the Board of Directors. Each of the incumbent directors attended at least seventy-five percent (75%) of the meetings of the Board of Directors and committees of the Board of Directors on which he served during his term of service on the Board during 1995.

     The Company has established two standing committees of the Board of
Directors: an Audit Committee and a Compensation Committee. The Audit Committee reviews the functions of the Company's management and independent auditors pertaining to the Company's financial statements and performs such other related duties and functions as are deemed appropriate by the Audit Committee and the Board of Directors. The Audit Committee did not meet during the fiscal year ended December 31, 1995. The Audit Committee first met in January 1996 to review year end results. The Compensation Committee makes recommendations to the Board of Directors concerning the compensation of the Company's executive officers and directors of the Company and administers the Company's Stock Option Plan and Stock Purchase Plans. During the fiscal year ended December 31, 1995, the Compensation Committee conducted its business by consent in lieu of meeting and did not otherwise meet as a separate standing committee. During 1995, the members of the Audit Committee were Mr. Orehek, Messrs. Josiah H. Low and George
J. Vasilakos, both former directors of the Company, and Mr. Guelich joined the Audit Committee in November 1995 when he was elected to the Board of Directors. The members of the Compensation Committee during 1995 were Messrs. Orehek, Perper, Vasilakos and Mr. William H. Davidson, a former director of the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The current Compensation Committee of the Board of Directors consists of John M. Orehek, Scott B. Perper and Daniel M. Dennis. None of these individuals has served at any time as an officer or employee of the Company.

     From time to time, the Company has engaged in certain transactions with members of the Board of Directors and the Compensation Committee. See "Certain Transactions."

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors, certain officers and persons who own more than ten percent (10%) of the Company's outstanding Common Stock ("Reporting Persons") to file with the Securities and Exchange Commission ("SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Reporting Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports.

     To the Company's knowledge, based solely on its review of copies of all such reports furnished to the Company and written representations that no other reports were required, all Section 16(a) filing requirements applicable to its officers and directors were complied with except that U.S. Online Communications L.L.C. (formerly Communication Access L.L.C.) filed one Form 3 late and Paul H. Pfleger, John M. Orehek and the Black Creek Limited Partnership each filed one Form 4 late. All such late filings were in connection with the initial capitalization of U.S. Online Communications L.L.C. where Black Creek Limited, Mr. Pfleger and Mr. Orehek contributed shares of the Company to U.S. Online Communications L.L.C.

EXECUTIVE COMPENSATION

     The following table shows compensation paid by the Company for services rendered during its last two fiscal years ended December 31, 1994 and 1995 to the Chief Executive Officer during 1995 and to the only two executive officers of the Company serving on December 31, 1995, whose salary and bonuses exceeded $100,000 (collectively, the "Named Executive Officers").

                       SUMMARY ANNUAL COMPENSATION TABLE

                                                                     LONG-TERM
                                                                    COMPENSATION
                                                                       AWARDS
                                                                   --------------
                                                                     SECURITIES
                                                                     UNDERLYING           ALL OTHER
 NAME AND PRINCIPAL POSITION    YEAR     SALARY($)    BONUS($)     OPTIONS(#)(1)      COMPENSATION($)(2)
------------------------------  ----     --------     --------     --------------     ------------------
Ashok Rao(3)..................  1995     $292,500         0              3,000             $  7,830
  President and Chief           1994      300,000         0            278,775                3,762
  Executive Officer
Eric G. Peterson(4)...........  1995      117,000         0              1,000                4,105
  Executive Vice President and  1994      118,667         0              1,663                4,521
  Treasurer
Jay T. Caldwell...............  1995       97,500         0             15,750                3,207
  Senior Vice President of      1994      100,000         0              5,478               17,289
  Revenue Management

---------------
(1) The 1994 amounts include immediately exercisable options granted in March 1995 in lieu of cash bonuses for 1994 to Messrs. Rao, Peterson and Caldwell of 18,375, 1,663 and 1,103 shares of Common Stock, respectively. These options are exercisable at $2.29 per share and expire on the tenth anniversary of the date of grant or ninety days after termination of employment.

(2) Represents payments under the Company's 401(k) plan and payments for term life insurance premiums.

(3) Mr. Rao resigned as an officer of the Company during April 1996.

(4) Mr. Peterson resigned as an officer of the Company during May 1996.

STOCK OPTION GRANTS

     The following table sets forth further information regarding grants of options to purchase Common Stock made by the Company pursuant to the Company's Stock Option Plan during the fiscal year ended December 31, 1995 to each of the Named Executive Officers.

                             OPTION GRANTS IN 1995

                                 PERCENT OF                                             POTENTIAL REALIZABLE VALUE AT
                   NUMBER OF        TOTAL                                                  ASSUMED ANNUAL RATES OF
                  SECURITIES       OPTIONS       EXERCISE      MARKET                    STOCK PRICE APPRECIATION FOR
                  UNDERLYING     GRANTED TO     PRICE PER     PRICE ON                          OPTION TERM(4)
                    OPTIONS       EMPLOYEES       SHARE        DATE OF     EXPIRATION   ------------------------------
      NAME       GRANTED(#)(1)     IN 1995      ($/SH)(2)    GRANT($)(3)      DATE       0%($)      5%($)      10%($)
---------------- -------------   -----------    ----------   -----------   ----------   --------   --------   --------
Ashok Rao(5)....     18,375          2.48%        $ 2.29       $  9.14      03/15/05    $125,869   $231,490   $393,534
                      3,000          0.40          15.75         15.75      07/26/05          --     29,715     75,304
Eric G.
  Peterson(5)...      1,663          0.22           2.29          9.14      03/15/05      11,392     20,951     35,616
                      1,000          0.13          15.75         15.75      07/26/05          --      9,905     25,101
Jay T.
  Caldwell......      8,750          1.18           9.14          9.14      02/07/05          --     50,296    127,460
                      1,103          0.15           2.29          9.14      03/15/05       7,556     13,896     23,623
                      6,000          0.81          10.50         11.00      07/06/05       3,000     44,507    108,187
                      1,000          0.13          15.75         15.75      07/26/05          --      9,905     25,101

---------------
(1) Generally under the Company's Stock Option Plan, twenty percent of the options vest for each full year that the optionee renders services to the Company after the date of grant. All of the grants listed, however, were fully vested at the time of the grant, with the exception of the grants of options for 8,750 and 6,000 shares to Mr. Caldwell. The vesting of options may be accelerated at the discretion of the administrator of the Stock Option Plan.

(2) The exercise price may be paid by delivery of already owned shares, subject to certain conditions.

(3) The fair market value of the underlying Common Stock on the date of grant for all options granted prior to the Company's initial public offering on July 6, 1995 was determined by the Board of Directors.

(4) Potential realizable value is based on the assumption that the fair market value of the Common Stock appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the option term. Disclosure of these assumed rates of appreciation are mandated by the rules of the SEC and do not represent the Company's estimate or projection of future Common Stock prices. The actual value realized may be greater or less than the potential realizable value set forth in the table.

(5) Messrs. Rao and Peterson resigned during April and May 1996, respectively.

     The following table sets forth certain information regarding options to purchase Common Stock held as of December 31, 1995 by each of the Named Executive Officers. None of such executive officers exercised any options during the year ended December 31, 1995.

                        AGGREGATED 1995 YEAR-END OPTIONS

                                               NUMBER OF SHARES                   VALUE OF UNEXERCISED
                                                  UNDERLYING                      IN-THE-MONEY OPTIONS
                                            UNEXERCISED OPTIONS AT                  AT DECEMBER 31,
                                             DECEMBER 31, 1995(#)                      1995($)(2)
                                       --------------------------------     --------------------------------
                                       EXERCISABLE     UNEXERCISABLE(1)     EXERCISABLE     UNEXERCISABLE(1)
                                       -----------     ----------------     -----------     ----------------
Ashok Rao(3).........................    125,535            156,240         $ 1,701,717        $2,101,427
Eric G. Peterson(3)..................     68,288             21,875           1,076,416           349,125
Jay T. Caldwell......................     16,103             22,625             208,623           221,938

---------------
(1) Future ability to exercise is subject to vesting and the optionee remaining employed by the Company.

(2) Calculated on the basis of the closing price of the Company's Common Stock on December 29, 1995 which was $18.25, less the exercise price. There is no guarantee that if and when these options are exercised they will have this value.

(3) Messrs. Rao and Peterson resigned during April and May 1996, respectively.

DIRECTOR COMPENSATION

     At the time of the Company's initial public offering on July 6, 1995, the Company's Stock Option Plan provided for the automatic grant of a Nonqualified Option (as defined herein) to purchase 8,750 shares of Common Stock to non-employee directors of the Company (other than Paul Pfleger, John M. Orehek and Scott B. Perper) upon their election to the Board of Directors, and an additional option to purchase 4,375 shares of Common Stock each subsequent year, both at a price equal to the fair market value of the Company's Common Stock on the date of grant. Such options vest at a rate of fifty percent (50%) per year and expire ten (10) years after the date of grant. On November 9, 1995, the Board of Directors approved an amendment to the Stock Option Plan that would allow Paul Pfleger, John M. Orehek and Scott B. Perper to receive Nonqualified Options pursuant to the Stock Option Plan with the same terms and conditions as other non-employee directors of the Company subject to the approval of such amendment by the shareholders. See Proposal 3 below. If Proposal 3 is approved at the Annual Meeting, Messrs. Pfleger, Orehek and Perper will each be deemed to have been granted an option to purchase 8,750 shares of Common Stock as of November 9, 1995 at an exercise price of $18.50, of which fifty percent (50%) will be exercisable as of November 9, 1996 and the balance exercisable as of November 9, 1997. In addition, pursuant to automatic grants under the plan to all non-employee directors, Messrs. Pfleger, Orehek and Perper were each also granted options to purchase 4,375 shares of Common Stock at an exercise price of $8.63 per share of which fifty percent (50%) vest beginning on March 19, 1997 and the balance vest on March 19, 1998.

     On July 25, 1996, the Board approved an additional amendment to the Stock Option Plan to revise the provisions relating to automatic grants of options to purchase shares of the Company's Common Stock to all non-employee directors. Pursuant to the Stock Option Plan as amended, non-employee directors are each granted a Nonqualified Option to purchase 50,000 shares of Common Stock upon initial election to the Board of Directors at an exercise price equal to the fair market value of the Common Stock on the date of the grant. Such options vest at a rate of twenty percent (20%) per year and expire ten years after the date of grant. The July 1996 Board action also provided for the grant to each non-employee director serving on the Board on July 25, 1996 of an option to purchase shares of Common Stock equal to 50,000 minus the number of shares subject to options granted to each non-employee director under the Stock Option Plan prior to its amendment. The vesting schedule of these additional option grants begins on November 9, 1995 with respect to Messrs. Pfleger, Orehek, and Perper and on the date of election to the Board for all other non-employee directors, the date the Stock Option Plan was originally amended, at a rate of twenty percent (20%) per year. These options were granted subject to approval by shareholders of an increase in shares available for purchase under the Stock Option Plan at the Annual Meeting. See Proposal 2 below.

     On March 15, 1996, the Company entered into a consulting agreement with Karl D. Guelich whereby Mr. Guelich would assist the Company with respect to financial matters. The consulting agreement provided for monthly compensation of $20,000. The consulting agreement terminated effective April 30, 1996. Mr. Guelich was paid a total of $35,000 pursuant to this agreement.

     The Company has entered into consulting agreements with Marvin C. Moses and John M. Zrno pursuant to which Messrs. Moses and Zrno (collectively, the "Consultants") have each agreed to provide consulting services to the Company with respect to (a) identifying and assisting in the negotiation and closing of new business acquisitions, (b) establishing investor and other strategic relations, and (c) advising the Company's Board of Directors on critical strategic financial matters. Under the consulting agreements, the Consultants are to make themselves reasonably available to the Company's Board of Directors and are to devote approximately twenty-five percent (25%) of their time and efforts to the Company's affairs. Pursuant to the consulting agreements, the Company is required to pay each of the Consultants a retainer of $8,333 per month. In addition to the retainers, the Company has granted to each of the Consultants Nonqualified Options for the purchase of 253,681 shares of the Company's Common Stock pursuant to and in accordance with the Company's Stock Option Plan, subject to shareholder approval of an amendment to the Stock Option Plan increasing the number of shares authorized for issuance thereunder. See Proposal 2. The options vest rateably over a five-year period beginning in June 1997 and are exercisable for $8.00 per share. The consulting agreements each terminate after a period of five years beginning on June 1, 1996, unless terminated earlier in accordance with the terms thereof. The Company has the right to terminate the consulting agreements at any time for cause, as defined therein. The Company or either of the Consultants may terminate the consulting agreements, or reduce the time required to be devoted to the Company thereunder, at any time upon 30 days prior written notice, in which case the Consultant's retainer and unvested stock options shall be reduced proportionately.

STOCK OPTION PLAN

     Pursuant to the Company's Stock Option Plan, Nonqualified Options are automatically granted to non-employee directors of the Company, with certain exceptions, as described in "Director Compensation" above. For a general description of the Stock Option Plan, see Proposal 2 below.

     Assuming shareholder approval of an amendment to the Stock Option Plan increasing the number of shares authorized for issuance thereunder, there were an aggregate of 4,211,463 shares of Common Stock reserved for issuance pursuant to the Stock Option Plan at August 23, 1996, subject to adjustment for stock splits and similar changes in the Company's capitalization. At August 23, 1996, options to purchase an aggregate of 3,401,286 shares of Common Stock were outstanding under the Stock Option Plan (of which 2,217,751 had been granted subject to shareholder approval of the proposed 3,000,000 share increase) and a total of 782,249 shares of Common Stock remained available for grant. At August 23, 1996, outstanding options were exercisable at prices ranging from $2.29 to $18.50 per share. Shares subject to options granted under the Stock Option Plan that have lapsed or terminated may again be subject to options granted under the Stock Option Plan.

EMPLOYMENT AGREEMENTS

     The Company has entered into an employment agreement with William Oberlin, the Company's President and Chief Executive Officer. The agreement is effective as of May 24, 1996 and provides for a monthly base salary of $25,000 per month as well as certain other compensation, subject to annual review by the Board of Directors. The agreement requires that the Board of Directors formulate and adopt a bonus plan for the year ending December 31, 1996 on or before August 30, 1996. For each calendar year effective with the year starting January 1, 1997, the bonus plan is to be structured to provide one hundred percent of Mr. Oberlin's base salary if the Company meets targets set forth in its annual business plan, or a greater or lesser percentage of the base salary in proportion to the amount by which the Company exceeds or falls short of such targets. In connection with entering into the agreement, the Company has granted Mr. Oberlin options to purchase 1,214,724 shares of Common Stock pursuant to the Stock Option Plan, subject to shareholder approval of an amendment to the Stock Option Plan increasing the number of shares authorized for issuance thereunder. See Proposal 2. The options are to vest ratably over a five-year period beginning in May 1996 (twenty percent (20%) vested in May 1997) and are exercisable for $8.00 per share. In the event that Mr. Oberlin's employment is terminated by the Board of Directors "without cause," or if Mr. Oberlin voluntarily resigns within 180 days of a "change of control" of the Company (as such terms are defined in the agreement), Mr. Oberlin is entitled to two years severance. In the event that Mr. Oberlin's employment is terminated by mutual agreement, or if Mr. Oberlin voluntarily resigns under certain limited circumstances, Mr. Oberlin is entitled to 12 months severance. Severance equals the sum of (i) the annualized base salary at the time of termination, and (ii) either the average annual bonuses for the fiscal years preceding termination or, if no bonuses have been established or paid for such period, the annualized base salary at the time of termination. Severance is payable in equal monthly installments, without interest, commencing on the last day of the month of termination. In the event the Mr. Oberlin is entitled to severance, he will continue to receive medical, life, disability and group term life insurance benefits (or the cash equivalent thereof), and options granted to him under the Stock Option Plan will continue to vest, during the applicable severance period as if his employment had not been terminated. In the event of Mr. Oberlin's death, vesting of options otherwise vesting over the two-year period following his death will be accelerated. The agreement also contains a non-interference provision pursuant to which Mr. Oberlin has agreed, for a period of six months after the termination of his employment, to preserve the confidentiality of the Company's customer list, to refrain from actively soliciting the Company's customers existing at the date of termination and to refrain from soliciting or hiring the Company's executive or management level employees.

REPORT OF THE COMPENSATION COMMITTEE ON ANNUAL COMPENSATION

     The Compensation Committee is composed entirely of non-employee, outside directors and it reviews and approves executive officer salaries upon recommendations made by the President and Chief Executive Officer, and administers certain of the Company's compensation plans. The Compensation Committee believes that compensation of its executive officers should be substantially related to the performance of the Company. Performance is measured by objective considerations such as revenue growth, earnings before income tax, depreciation and amortization, earnings per share and stock price of the Company, as well as other subjective considerations.

     The compensation package provided to executive officers consists primarily of (i) base salary, (ii) bonus and (iii) long-term incentives in the form of stock options.

     Base Salary. In 1995, it was the goal of the Committee that the combination of base salary and incentive bonus paid to the executive officers of the Company be within the approximate range of cash remuneration paid to executives performing similar duties for companies of comparable size. Although generally available data on the compensation of executive officers in the Pacific Northwest is considered, the experience of the Chief Executive Officer and the members of the Committee and their knowledge of the community and industry practice was the primary basis for this determination.

     Base salaries for executive officers other than the President and Chief Executive Officer are determined annually by the President and Chief Executive Officer, and reviewed by the Committee. In determining salary adjustments for executive officers, the President and Chief Executive Officer and the Committee consider the individual officer's historical performance against his or her job responsibilities and personal compensation packages provided to executives performing similar duties for companies of comparable size in the Pacific Northwest, the rate of inflation, salary adjustments to be awarded to other executive officers of the Company, and other subjective factors.

     Bonus. Prior to 1996, bonuses were determined annually by the President and Chief Executive Officer, and reviewed by the Committee. No bonuses were paid in 1995 or 1996 with respect to performance in 1995. On January 10, 1996, the Board of Directors approved the 1996 Executive Bonus Plan (the "Bonus Plan"). The Bonus Plan establishes four factors to be consider by the Compensation Committee to determine the amount of bonuses paid to the executive officers of the Company. These factors are overall revenue, earnings before income tax, depreciation and amortization, earnings per share and the stock price of the Company.

     Stock Option Plans. In 1995, the Committee shared administration of the Company's stock option plans with the Board of Directors. Commencing with completion of the Company's initial public offering in July 1996, the Compensation Committee became the sole administrator of the Stock Option Plan. Options to purchase the Company's Common Stock may be granted under the Stock Option Plan in an effort to align the interest of management with those of shareholders and provide a reward for long-term performance. Historically, except for options granted in March 1995 in lieu of cash bonuses, options granted by the Company have been granted with an exercise price equal to the market price of the Company's stock on the date of grant. Accordingly, options generally will have value to the holder only if the Company's stock price increases. Outstanding options generally become exercisable at a rate of twenty percent (20%) per year, Options are granted from time to time to executive officers and other management and supervisory personnel based on recommendations of the President and Chief Executive Officer, with the size of grants generally falling within predetermined ranges tied to job grade. At December 31, 1995, outstanding options as a percent of the outstanding shares of Common Stock was 8.9%.

     President and Chief Executive Officer Compensation. As indicated above, the Company's compensation philosophy in 1995 was to compensate executives at levels comparable to competitive companies. While the independent data disclosed that Mr. Rao's base salary in 1995 was lower than comparable base salaries of other comparable companies' chief executive officers, he declined to recommend a base salary increase for himself in 1995. In an effort to conserve the Company's resources in 1995, Mr. Rao and other senior executives had their salaries reduced by approximately 12% during a two and a half month period from July 16, 1995 to September 30, 1995.

     Omnibus Budget Reconciliation Act Implications for Executive
Compensation. Under the Omnibus Budget Reconciliation Act of 1993, beginning in 1994, the federal income tax deduction for certain non-performance based compensation paid to the chief executive officer and four other most highly compensated officers of publicly held companies is limited $1 million per officer per fiscal year. One of the proposed amendments to the Stock Option Plan is intended to cause the compensation associated with options granted under the Stock Option Plan to be excluded from the $1 million cap. See Proposal 4. The Committee's present intention is to seek to comply with the requirements to permit the compensation paid to the Company's officers to be deductible, unless the Committee feels that required changes would not be in the best interest of the Company or it shareholders.

                                          COMPENSATION COMMITTEE

                                          John M. Orehek
                                          Scott B. Perper
                                          Daniel M. Dennis

                              CERTAIN TRANSACTIONS

     In June 1994, the Company entered into a Senior Subordinated Note and Warrant Agreement with, and completed the sale of $14.8 million principal amount of senior subordinated notes (the "Subordinated Notes") to, First Union Corporation ("First Union"). Following the sale of the Subordinated Notes, Scott
B. Perper, a Senior Vice President of First Union, was appointed to serve on the Company's Board of Directors, and he continues to serve in that capacity. The Company paid First Union a loan initiation fee of $375,000 in connection with issuance of the Subordinated Notes. During 1995 the Company paid interest on the Subordinated Notes to First Union in the amount of $782,575. The Company prepaid the Subordinated Notes in full with the proceeds of its initial public offering.

     In connection with the issuance of the Subordinated Notes, the Company also issued warrants to First Union to acquire up to 640,484 of the Company's Common Stock, for a nominal purchase price of $.0001 per share. In July 1995, First Union exercised its Warrants for a total of 640,484 shares of Common Stock. First Union has certain preemptive rights to purchase additional shares of Common Stock offered by the Company, subject to a number of exceptions. The Company has granted certain registration rights with respect to the shares of Common Stock held by it. In addition, First Union has rights to certain information concerning the Company until the shares of Common Stock held by it constitute less than one percent of the outstanding Common Stock.

     In August 1994, the Company entered into a revolving credit agreement with First Union National Bank of North Carolina ("First Union Bank"), a subsidiary of First Union, providing a line of credit of up to $25.0 million, for which First Union received a commitment fee of $43,750. In March 1995, this facility was amended to increase the maximum amount of borrowings by $4.0 million to a total of $29.0 million, for which First Union Bank was paid an additional commitment fee of $80,000. This additional amount was due on June 30, 1995. In June 1995, First Union Bank agreed to extend the due date for borrowings in excess of $25.0 million to July 20, 1995. Mr. Perper, a director of the Company, is also a Senior Vice President of First Union Bank. During 1995, the Company paid interest of $2,021,055, to First Union Bank in connection with this revolving credit facility. The revolving credit facility was paid in full and terminated on November 8, 1995.

     In June 1994, the Company issued to Paul Pfleger 859,653 shares of Series A Redeemable Preferred Stock in consideration of (i) the contribution to the Company by Mr. Pfleger of two notes payable by the Company to Mr. Pfleger, net of a receivable for the benefit of the Company from Mr. Pfleger in the amount of $1,233,846, and (ii) the assumption by Mr. Pfleger of a note payable by the Company by December 31, 2002 to Theodore McCaugherty in the amount of $4,864,795 which included accrued interest at the rate of 12% per annum. The two notes payable by the Company which were contributed by Mr. Pfleger were for an aggregate of $6,865,578, including accrued interest. The Company's receivable from Mr. Pfleger arose from his assignment to the Company earlier in 1994 of his right to receive payments later in 1994 from a third party, for which the Company paid $1.2 million. Remaining principal and accrued interest under the Company's notes payable to Mr. Pfleger, aggregating $1.9 million, were paid in June 1994, and there were no related party notes outstanding as of December 31, 1994. In July 1995, the Company redeemed all of the shares of Series A Redeemable Preferred Stock held by Mr. Pfleger for $8.6 million.

     Paul Pfleger and Ashok Rao, formerly the Company's Chief Executive Officer, President and a director, own 88% and 12%, respectively, of QuestWest Inc. ("QuestWest"), one of two general partners of Quest America L.P., ("Quest LP"). John M. Orehek is the sole limited partner of Quest LP. Messrs. Pfleger, Rao and Orehek are directors and Messrs. Rao and Orehek are officers of QuestWest. QuestWest holds an 84.995% interest in Quest LP, subject to reduction if Quest LP meets certain earnings and sales targets. In December 1993, Quest LP entered into a distribution agreement with the Company pursuant to which Quest LP is entitled to receive commissions on sales for the Company at a rate equal to the most favorable rate provided by the Company to any of its distributors. Quest LP received $66,456 in net commissions on 1994 invoices. Effective March 6, 1995, Messrs. Pfleger, Rao and Orehek granted the Company an option to purchase their entire interests in QuestWest and Quest LP for an exercise price equal to the total amount paid to acquire their respective interests, which then aggregated $823,170. The parties terminated the option effective October 24, 1995.

     In June 1995, Paul Pfleger and Ashok Rao agreed in writing to indemnify and hold the Company harmless from any costs, expenses or other liabilities incurred by the Company in connection with a claim asserted in June 1995 by an affiliate of the co-general partner of Quest LP that he or an affiliated party is entitled to purchase 3% of the Company's outstanding stock for $1 million. The Company believes that no such right exists and that this claim is without merit.

     In June 1994, the Company entered into an employment agreement with Ashok Rao, then the President, Chief Executive Officer and a director of the Company. In April 1996, Mr. Rao resigned from the Company. The Company and Mr. Rao are currently negotiating a Resignation Agreement and General Release (the "Resignation Agreement") to define the terms of Mr. Rao's resignation from the Company. The terms of the Resignation Agreement are not finalized, but it likely will include payments to Mr. Rao for 24 months, confirmation of noncompetition and confidentiality agreements signed by Mr. Rao upon joining the Company and mutual releases of claims. Pursuant to the terms of a Shareholders' Agreement, the Company has called for the repurchase of all of the shares of Common Stock owned by Mr. Rao and by certain trusts established by Mr. Rao (the "Rao Shares"). Because the Company and Mr. Rao have been unable to reach mutual agreement on the purchase price for the Rao Shares, pursuant to the Shareholders' Agreement the purchase price shall be the fair market value of the Rao Shares as of the date of Mr. Rao's resignation as determined by arbitration. The purchase price shall be payable in 36 equal monthly installments and will bear interest at a rate of 8% per annum. Under an agreement between Mr. Rao and Paul Pfleger pursuant to which Mr. Rao purchased the Rao Shares from Mr. Pfleger, Mr. Pfleger is entitled to receive payments aggregating approximately $2.2 million out of the proceeds received by Mr. Rao from the redemption of the Rao Shares.

     On April 4, 1996, the Company entered into an agreement with Tie Communications, Inc., ("Tie"), appointing Tie as an independent distributor for selling the Company's long distance services. Mr. Pfleger and Mr. Orehek together own 95.2% of Tie. Through June 30, 1996, no commissions have yet been paid to Tie pursuant to this agreement.

     In 1996, the Company entered into consulting agreements with Karl D. Guelich, Marvin Moses and John Zrno. See "Director Compensation." Mr. Guelich's consulting agreement was terminated in April 1996.

     On August 22 and September 6, 1996, the Company sold $97,743,000 aggregate principal amount of 8.25% Convertible Subordinate Notes Due 2003 (the "Notes") in a private placement (the "Note Placement"). William H. Oberlin, John M. Zrno, Marvin C. Moses, Paul Pfleger and John M. Orehek purchased Notes from the Company in the Note Placement and beneficially own $2,650,000, $400,000, $250,000, $450,000 and $250,000 principal amount of Notes, respectively. Mr. Oberlin is the Company's President and Chief Executive Officer as well as a director. Mr. Pfleger is Chairman of the Company's Board of Directors. Messrs. Zrno, Moses and Orehek are directors. The foregoing individuals purchased and own the

Notes on the same terms, and subject to the same conditions, applicable to all other holders of the Notes acquired in the Note Placement.

                         MIDCOM STOCK PERFORMANCE GRAPH

     The following graph shows a comparison of cumulative total returns on the Company's Common Stock against the cumulative total return for The Nasdaq Stock Market -- U.S. Index and The Nasdaq Telecommunications Index. The graph assumes an investment of $100 on July 7, 1995, the date of the Company's Common Stock began trading on The Nasdaq National Market, in the Company's Common Stock, The Nasdaq Stock Market -- U.S. Index and The Nasdaq Telecommunications Index. Cumulative total return assumes reinvestment of dividends. The performance shown is not necessarily indicative of future performance.

                 COMPARISON OF 6-MONTH CUMULATIVE TOTAL RETURN*
        AMONG MIDCOM COMMON STOCK, THE NASDAQ STOCK MARKET -- U.S. INDEX
                    AND THE NASDAQ TELECOMMUNICATIONS INDEX

                                    MIDCOM                          NASDAQ
      MEASUREMENT PERIOD           COMMUNI-      NASDAQ STOCK      TELECOM-
    (FISCAL YEAR COVERED)        CATIONS INC.     MARKET-- US     MUNICATIONS
7/7/95                                     100             100             100
12/95                                      166             109             109

* $100 INVESTED ON 07/07/95 IN STOCK OR INDEX --
  INCLUDING REINVESTMENT OF DIVIDENDS,
  FISCAL YEAR ENDING DECEMBER 31.

        PROPOSAL 2 -- APPROVAL OF AN AMENDMENT TO THE STOCK OPTION PLAN
              TO INCREASE THE NUMBER OF SHARES SUBJECT TO OPTIONS

     On July 25, 1996, the Company's Board adopted an amendment to the Stock Option Plan which, subject to shareholder approval of such amendment, increased the number of shares of Common Stock available for issuance thereunder by 3,000,000 from 1,739,063 to 4,739,063 shares to enable the Company to grant options to the new management team. As of August 23, 1996, including the grant of options contingent on shareholder approval of the 3,000,000 increase in shares authorized for issuance, options to purchase 3,401,286 shares of Common Stock were outstanding under the Stock Option Plan, options to purchase 555,528 shares of Common Stock had been exercised and 782,249 shares of Common Stock remained available for issuance. The outstanding options are exercisable at prices ranging from $2.29 to $18.50 per share. Shares subject to options granted under the plan that have lapsed or terminated may again be subject to options granted under the Stock Option Plan.

SUMMARY OF STOCK OPTION PLAN

     The following summary of the Stock Option Plan is a brief description of the material provisions of the Stock Option Plan and is qualified in its entirety by the full text of the Stock Option Plan, copies of which may be obtained by shareholders of the Company upon written request directed to the Company's Secretary at the address listed on the first page of this Proxy Statement.

     General. Pursuant to the Stock Option Plan, the Company may grant options to purchase shares of Common Stock which qualify as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended ("Code") ("Incentive Options") or which do not so qualify ("Nonqualified Options"). The Compensation Committee of the Board of Directors is currently the Plan Administrator for the Stock Option Plan. Incentive Options may be granted to any employee, including employees who are directors, and Nonqualified Options may be granted to such persons as the Plan Administrator shall select, including employees, consultants and directors of the Company. The Plan Administrator determines the terms and conditions of options granted under the Stock Option Plan, including the exercise price, provided that the exercise price for Incentive Options must be equal to or greater than the fair market value of the Common Stock on the date of grant.

     Unless otherwise provided by the Plan Administrator, options granted under the Stock Option Plan vest at a rate of twenty percent (20%) after the first year and thereafter at twenty percent (20%) per year over a four-year period so that all options are fully vested after five years. Outstanding options vest, at the discretion of the Plan Administrator, upon the occurrence of the liquidation or dissolution of the Company. Options are exercisable for a period of ten years from the date of grant, except that Incentive Options granted to persons who own more than ten percent of the Common Stock are exercisable only for a period of five years from the date of grant. Options granted under the Stock Option Plan are nontransferable other than by will or the laws of descent and distribution. Notwithstanding a vesting schedule, the Stock Option Plan provides for the immediate vesting of options that have been outstanding for at least six months upon the occurrence of certain events. In general, such events include (i) the purchase by any person of thirty percent (30%) or more of the Common Stock of the Company pursuant to a tender offer or exchange offer made by any person other than the Company, and (ii) the approval by the Company's shareholders of any merger, consolidation, reorganization or other transaction providing for the conversion or exchange of more than fifty percent (50%) of the outstanding shares of Common Stock of the Company. Under certain circumstances, accelerated vesting could have the effect of delaying, deferring or preventing unfriendly offers or other efforts to obtain control of the Company and could thereby deprive the shareholders of opportunities to receive a premium on their Common Stock and could make removal of incumbent management more difficult. On the other hand, accelerated vesting may induce any person seeking control of the Company or business combination with the Company to negotiate on terms acceptable to the Board of Directors. The Stock Option Plan was recently amended to permit limited transfers of certain options pursuant to newly effective SEC regulations.

     The Stock Option Plan also provides for automatic grants of Nonqualified Options to non-employee directors of the Company as described under Proposals 1 and 3.

     The following table sets forth certain information, as of the Record Date, concerning options which will be granted under the Stock Option Plan to the persons and groups specified below if Proposals 2 and 3 are approved by the shareholders at the Annual Meeting.

                               NEW PLAN BENEFITS

                                                                                        NUMBER OF
                                                                                          SHARES
                                                                    EXERCISE PRICE      UNDERLYING
                        NAME AND POSITION                          ($ PER SHARE)(1)      OPTIONS
-----------------------------------------------------------------  ----------------     ----------
William H. Oberlin...............................................       $8.00            1,214,724(2)
  President, Chief Executive
  Officer and Director
Robert L. Nitschke...............................................         --                    --
  Executive Vice President
  and Chief Operating Officer
Robert J. Chamberlain............................................       $8.00               70,000(2)
  Senior Vice President of
  Finance and Administration and
  Chief Financial Officer
Jay T. Caldwell..................................................         --                    --
  Senior Vice President of
  Revenue Management
Executive Group..................................................       $8.00            1,489,724(2)
Non-Executive Director Group.....................................    $8.00-$18.50          646,737(3)
Non-Executive Officer Employee Group.............................    $3.12-$8.43           552,150(2)

---------------
(1) Future exercise prices of options are unknown as they are based upon fair market value at the date of grant.
(2) Options to be granted subject to shareholder approval of Proposal 2.
(3) Includes 607,362 options to be granted subject to shareholder approval of Proposal 2 and 39,375 options to be granted subject to shareholder approval of Proposal 3.

RECOMMENDATIONS OF THE BOARD OF DIRECTORS

     The affirmative vote of at least a majority of shares of Common Stock present in person or represented by Proxy at the Annual Meeting and entitled to vote on the proposal is required for approval of the amendment to the Stock Option Plan. THE BOARD OF DIRECTORS OF MIDCOM HAS APPROVED THE FOREGOING AMENDMENTS TO THE STOCK OPTION PLAN TO INCREASE THE NUMBER OF SHARES SUBJECT TO OPTIONS AND RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR APPROVAL OF SUCH AMENDMENT. Unless otherwise instructed, it is the intention of the persons named in the accompanying form of proxy to vote shares represented by properly executed proxies in favor of the Proposal 2.

       PROPOSAL 3 -- APPROVAL OF AN AMENDMENT TO THE STOCK OPTION PLAN TO PERMIT AND RATIFY THE GRANT OF OPTIONS TO CERTAIN INCUMBENT DIRECTORS

     At the time of the Company's initial public offering on July 6, 1995, the Company's Stock Option Plan provided for the automatic grant of a Nonqualified Option to purchase 8,750 shares of Common Stock to non-employee directors of the Company (other than Paul Pfleger, John M. Orehek and Scott B. Perper) upon their election to the Board of Directors, and an additional option to purchase 4,375 shares of Common Stock each subsequent year, both at a price equal to the fair market value of the Company's Common Stock on the date of grant. Such options vested at a rate of fifty percent (50%) per year and expire ten (10) years after the date of grant. On November 9, 1995, the Board of Directors approved an amendment to the Stock Option Plan that would allow Paul Pfleger, John M. Orehek and Scott B. Perper to receive Nonqualified Options pursuant to the Stock Option Plan with the same terms and conditions as other non-employee directors of the Company, subject to the approval of such amendment by the shareholders. If Proposal 3 is approved at the Annual Meeting, Messrs. Pfleger, Orehek and Perper will each be deemed to have been granted options to purchase 8,750 shares of Common Stock as of November 9, 1995 at an exercise price of $18.50, of which fifty percent (50%) will be exercisable as of November 9, 1996 and the balance exercisable as of November 9, 1997 and 4375 shares at an exercise price of $8.63 of which fifty percent (50%) will be exercisable on March 19, 1997 and the balance vest on March 19, 1998.

RECOMMENDATIONS OF THE BOARD OF DIRECTORS

     The affirmative vote of at least a majority of shares of Common Stock present in person or represented by Proxy at the Annual Meeting and entitled to vote on the proposal is required for approval of the amendment to the Stock Option Plan. THE BOARD OF DIRECTORS OF MIDCOM HAS APPROVED THE FOREGOING AMENDMENT TO THE STOCK OPTION PLAN TO PERMIT AND RATIFY THE GRANT OF OPTIONS TO CERTAIN INCUMBENT DIRECTORS AND RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR APPROVAL OF SUCH AMENDMENT. Unless otherwise instructed, it is the intention of the persons named in the accompanying form of proxy to vote shares represented by properly executed proxies in favor of Proposal 3.

     PROPOSAL 4 -- APPROVAL OF AMENDMENT TO THE STOCK OPTION PLAN TO CREATE
        A MAXIMUM NUMBER OF OPTIONS THAT MAY BE GRANTED UNDER THE STOCK OPTION PLAN TO ANY ONE EMPLOYEE IN ANY THREE CONSECUTIVE FISCAL YEARS

     On July 25, 1996, the Company's Board adopted an amendment to the Stock Option Plan which, subject to shareholder approval of such amendment, provides that no participant will be granted options to acquire more than 1,500,000 shares of Common Stock in any three-year period. This limitation adjusts proportionately in connection with any change in the Company's capitalization. The Board of Directors believes that this amendment is necessary for the Plans to comply with the Omnibus Budget Reconciliation Act of 1993 ("OBRA"), which limits to $1,000,000 per person the amount that the Company may deduct for compensation paid to any of its most highly compensated executive officers in any taxable year beginning on or after January 1, 1994. Under final regulations, compensation received through the exercise of an option will not be subject to the $1,000,000 limit if the option and the plan meet certain requirements. One such requirement is that shareholders approve a per-employee limit on the number of shares as to which options may be granted during any specific period. Other requirements are that the options be granted by a committee consisting solely of at least two outside directors and that the exercise price of the option be not less than the fair market value of the Common Stock on the date of grant. Accordingly, the Company believes that if the proposed amendments are approved by shareholders, compensation received on exercise of options granted under the Plans in compliance with all of the above requirements will not be subject to the $1,000,000 deduction limit.

RECOMMENDATIONS OF THE BOARD OF DIRECTORS

     The affirmative vote of at least a majority of shares of Common Stock present in person or represented by Proxy at the Annual Meeting and entitled to vote on the proposal is required for approval of the amendment to the Stock Option Plan. THE BOARD OF DIRECTORS OF MIDCOM HAS APPROVED THE FOREGOING AMENDMENT TO THE STOCK OPTION PLAN TO CREATE A MAXIMUM NUMBER OF OPTIONS THAT MAY BE GRANTED UNDER THE STOCK OPTION PLAN TO ANY ONE EMPLOYEE IN ANY THREE CONSECUTIVE FISCAL YEARS AND RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR APPROVAL OF SUCH AMENDMENTS. Unless otherwise instructed, it is the intention of the persons named in the accompanying form of proxy to vote shares represented by properly executed proxies in favor of Proposal 4.

         FEDERAL INCOME TAX EFFECTS OF STOCK OPTION PLAN PARTICIPATION

     The following summary of federal income tax consequences is based upon existing statutes, regulations, and interpretations thereof. Because the applicable rules are complex and because income tax consequences may vary depending upon the particular circumstances of each optionee, no attempt has been made to outline the tax consequences to any particular optionee. Each optionee should consult his or her own tax advisor concerning federal (and any foreign, state, or local) income tax consequences of participation in the Stock Option Plan. This proxy does not purport to describe foreign, state, or local income tax consequences, which may differ from United States federal income tax consequences.

INCENTIVE STOCK OPTIONS

     Award; Exercise. Incentive Options granted under the Stock Option Plan are intended to constitute "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended ("Code"). Incentive Options may be granted only to employees of the Company. An optionee will not have taxable income upon either the grant or exercise of an Incentive Option. However, the excess of the fair market value of the shares purchased upon exercise over the option exercise price (the "Option Spread") will be includable in the optionee's "alternative minimum taxable income" ("AMTI") for purposes of the alternative minimum tax. The Option Spread will generally be measured on the date of exercise and will be includable in AMTI in the year of exercise; special rules regarding the amount and timing of AMTI inclusion may apply for shares subject to a "substantial risk of forfeiture" (including restrictions to comply with certain requirements for "pooling-of-interests" accounting and, in the case of Reporting Persons, certain limitations on resale of shares imposed under
Section 16(b) of the Exchange Act).

     Sale of Option Shares. If an optionee holds the shares acquired upon exercise of an Incentive Option ("ISO Stock") for at least two years from the date the Incentive Option was granted and for at least one year from the date the Incentive Option was exercised (together the "Holding Period"), any gain from a sale of the ISO Stock, other than to the Company, should be taxable as capital gain. If an optionee disposes of ISO Stock before the end of the Holding Period (a "Disqualifying Disposition"), the amount of the Option Spread at the date of exercise (or, if less, the amount of gain realized upon the sale) will be taxable as ordinary income. Such income will be subject to information reporting requirements. Gain from a Disqualifying Disposition in excess of the amount required to be recognized as ordinary income will be capital gain. Special rules may apply regarding the date the Option Spread is measured for ISO Stock purchased subject to a "substantial risk of forfeiture."

     Exercise With Stock. If an optionee pays the Incentive Option exercise price with shares of the Company acquired under an Incentive Option or a qualified employee stock purchase plan ("Statutory Option Stock") the tender of shares will be a Disqualifying Disposition of the Statutory Option Stock if the Holding Period respecting those shares has not been satisfied. If the Holding Period with respect to the Statutory Option Stock is satisfied, or if the shares were not Statutory Option Stock, then any appreciation in the surrendered shares will not be taxable upon surrender. Shares acquired upon exercise that are equal in value to the fair market value of the shares surrendered in payment are treated as if they had been substituted for the surrendered shares, taking as their basis and holding period the basis and holding period that the optionee had in the surrendered shares (the basis of these shares would be increased by the amount, if any, of taxable income generated by a Disqualifying Disposition of ISO Stock upon exercise). The remaining shares of stock will have a zero basis, unless the optionee has taxable income or pays cash upon exercise.

NONQUALIFIED STOCK OPTIONS

     Award; Exercise. An optionee does not have taxable income due to the grant of a Nonqualified Option under the Stock Option Plan. Upon exercise of the Nonqualified Option, the optionee will have taxable ordinary income equal to the excess of the fair market value of the shares purchased over the Nonqualified Option exercise price (the "Option Spread"). The optionee's tax basis in the shares will be equal to the fair market value of such shares on the date of exercise, and the holding period will also begin on that date. In general, shares acquired by exercise of Nonqualified Options granted under the Stock Option Plan will not be subject to a "substantial risk of forfeiture," which includes a right of the Company to repurchase shares at their purchase price, restriction of sale of the shares by the Section 16 of the Exchange Act, and restriction of sale of the shares to comply with certain requirements for "pooling-of-interests" accounting. If shares are subject to such a restriction and the optionee files an election under Code Section 83(b) ("Section 83(b) Election") within 30 days after the date of purchase, the optionee will generally have the tax treatment described above. If the shares are subject to a substantial risk of forfeiture and no Section 83(b) Election is filed, the optionee will not be taxable upon exercise, but instead will have ordinary income, on the date the restrictions lapse, in an amount equal to the Option Spread as of the date of lapse; in addition, the optionee's holding period will begin on the date of lapse.

     Regardless of whether the shares are subject to a substantial risk of forfeiture, the amount of ordinary income taxable to an optionee who is an employee at the time of grant will constitute "supplemental wages" subject to withholding of income and employment taxes by the Company.

     Sale of Option Shares. Upon sale, other than to the Company, of shares acquired under a Nonqualified Option, an optionee generally will have a capital gain or loss to the extent of the difference between the sale price and the optionee's tax basis in the shares. Such gain or loss will be long-term if the optionee has held the shares for more than one year.

     Exercise with Stock. If an optionee tenders Common Stock to pay all or part of the exercise price of a Nonqualified Option, the optionee will not have a taxable gain or deductible loss on the surrendered shares. Instead, shares acquired upon exercise that are equal in value to the fair market value of the shares surrendered in payment are treated as if they had been substituted for the surrendered shares, taking as their basis and holding period the basis and holding period that the optionee had in the surrendered shares. The fair market value of the additional shares will be treated as taxable compensation for services and such shares will have a basis equal to their fair market value. The holding period for the additional shares will begin on the date of exercise. Special rules apply if the stock received upon exercise is subject to a substantial risk of forfeiture.

ALTERNATIVE METHODS OF PAYMENT OF TAX WITHHOLDING OBLIGATIONS

     The Plan Administrator, in its sole discretion, may permit an optionee to pay the federal and state withholding and employment taxes due upon option exercise by any means. If an optionee is permitted to tender shares in satisfaction of an income tax withholding obligation described above, the surrendered shares will be treated as redeemed by the Company at their then-fair-market value. It is possible, although the Company believes it unlikely, that election by an optionee to have shares of Common Stock withheld in satisfaction of the optionee's withholding tax obligation upon exercise of a Nonqualified Option may result in dividend income to the optionee. Optionees should consult their personal tax advisors before tendering shares in satisfaction of a withholding obligation.

SALE OF STOCK TO THE COMPANY

     If stock is sold to the Company rather than to a third party, the sale may not produce capital gain or loss. A sale of shares to the Company will constitute a redemption of such shares, which could be taxable as a dividend unless the redemption is "not essentially equivalent to a dividend" within the meaning of the Code.

SPECIAL FEDERAL INCOME TAX CONSIDERATION DUE TO SHORT SWING PROFIT RULE

     As noted above, the potential liability of Reporting Persons to repay "short-swing" profits from the resale of shares acquired upon option exercise constitutes a "substantial risk of forfeiture" within the meaning of the above-described rules, which is treated as lapsing at such time as the potential liability under Section 16 of the Exchange Act lapses or six months after the date of grant, whichever is earlier. Reporting Persons who would be required by
Section 16 to repay profits from the immediate resale of option stock should consider filing a Section 83(b) Election at the time they exercise options in order to avoid deferral of the date that they are deemed to acquire shares for federal income tax purposes.

                              INDEPENDENT AUDITORS

     The Company has selected Ernst & Young LLP to continue as its principal independent accounting firm for the current year. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and have the opportunity to make a statement if they so desire and to respond to appropriate questions.

                                 OTHER BUSINESS

     Management knows of no other business which will be presented for action at the Annual Meeting. If any other business requiring a vote of the shareholders should come before the meeting the persons designated as your proxies will vote or refrain from voting in accordance with their best judgment.

                           PROPOSALS BY SHAREHOLDERS

     In order to be eligible for inclusion in the proxy materials of the Company for the 1996 Annual Meeting of Shareholders, any shareholder proposals to be presented at such meeting must be received by the Company no later than December 31, 1996. Such proposals must be mailed to the Company's executive offices at 1111 Third Avenue, Seattle, Washington 98101, Attn: Corporate Secretary. Any such proposal shall be subject to the requirements of the proxy rules under the Exchange Act.

                            SOLICITATION OF PROXIES

     This solicitation is made on behalf of the Board of Directors of the Company. Proxies may be solicited by officers, directors and employees of the Company, none of whom will receive any additional compensation for their services. In addition, Company may engage an outside proxy solicitation firm to render proxy solicitation services and, if so, will pay a fee for such services. Solicitations of proxies may be made personally, or by mail, telephone, telegraph, telephone facsimile, electronic mail, messenger or by other means.

     The Company may pay persons holding shares of Common Stock in their names or in the names of nominees, but not owning such shares beneficially, such as brokerage houses, banks and other fiduciaries, for the expense of forwarding soliciting materials to their principals. All of the costs of solicitation of proxies will be paid by the Company.

                                          By Order of the Board of Directors
                                          /s/ Paul P. Senio
                                          PAUL P. SENIO
                                          Secretary

                                                                       Annex A

                           MIDCOM COMMUNICATIONS INC.

                             REVISED AND RESTATED
                            1993 STOCK OPTION PLAN
               AS AMENDED ON FEBRUARY 21, 1994, MARCH 28, 1994,
                       JULY 26, 1995, AND JULY 25, 1996

                  This Stock Option Plan (the "Plan") provides for the grant of options to acquire shares of Common Stock, $.0001 par value (the "Common Stock"), of MIDCOM COMMUNICATIONS INC., a Washington corporation (the "Company"). Stock options granted under this Plan that qualify under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), are referred to in this Plan as "Incentive Stock Options." Both Incentive Stock Options and stock options that do not qualify under Section 422 of the Code ("Non-Qualified Stock Options") granted under this Plan are referred to as "Options."

                  1.    PURPOSES.

                  The purposes of this Plan are to retain the services of valued key employees and consultants of the Company and such other persons as the Plan Administrator shall select in accordance with Section 3 below, to encourage such persons to acquire a greater proprietary interest in the Company, thereby strengthening their incentive to achieve the objectives of the shareholders of the Company, and to serve as an aid and inducement in the hiring of new employees, consultants and other persons selected by the Plan Administrator.

                  2.    ADMINISTRATION.

                  This Plan shall be administered by the Board of Directors of the Company (the "Board"). If the Board so desires, the Plan shall be administered by a committee designated by the Board and composed of one (1) or more members of the Board, which committee (the "Committee") may be an executive, compensation or other committee, including a separate committee especially created for this purpose. In the event the Company is or becomes subject to the provisions of Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Board shall attempt to provide for administration of the Plan, insofar as it relates to the participation of officers, directors or shareholders of the Company who are subject to the reporting and liability provisions of Section 16 of the Exchange Act (the "Insiders"), in a manner which shall qualify the grant, exercise, expiration or surrender of Options under this Plan for the treatment afforded by Securities and Exchange Commission Rule 16b-3, as amended from time to time, or any successor rule or regulatory requirements (the "Rule"). The Committee shall have the powers and authority vested in the Board hereunder (including the power and authority to interpret any provision of this Plan or of any Option). The members of any such Committee shall serve at the pleasure of the Board. A majority of the members of the Committee shall constitute a quorum, and all actions of the Committee shall be taken by a majority of the members present. Any action may be taken by a written instrument signed by all of the members of the Committee and any action so taken shall be fully effective as if it had been taken at a meeting. The Board, or any committee thereof appointed to administer the Plan, is referred to herein as the "Plan Administrator."

                  Subject to the provisions of this Plan, and with a view to effecting its purpose, the Plan Administrator shall have sole authority, in its absolute discretion, to (a) construe and interpret this Plan; (b) define the terms used in this Plan; (c) prescribe, amend and rescind rules and regulations relating to this Plan; (d) correct any defect, supply any omission or reconcile any inconsistency in this Plan; (e) determine the individuals to whom Options shall be granted under this Plan and whether the Option is an Incentive Stock Option or a Non-Qualified Stock option; (f) determine the time or times at which options shall be granted under this Plan; (g) determine the number of shares of Common Stock subject to each Option, the exercise price of each Option, the duration of each Option and the times at which each Option shall become exercisable; (h) determine all other terms and conditions of Options; and
(i) make all other determinations necessary or advisable for the administration of this Plan. In addition, the Plan Administrator may grant to any officer of the Company the authority to grant options and otherwise administer the Plan solely with respect to persons who are not Insiders. All decisions, determinations and interpretations made by the Plan Administrator shall be binding and conclusive on all participants in this Plan and on their legal representatives, heirs and beneficiaries.

                  The Board or the Committee may delegate to one or more executive officers of the Company the authority to grant Options under this Plan to employees of the Company who, at the time of grant, are not subject to
Section 16(b) of the Exchange Act with respect to the Common Stock ("Non-Insiders"), and in connection therewith the authority to determine: (a) whether the Option in an Incentive Stock Option or a Non-qualified Stock Option;
(b) the number of shares of Common Stock subject to such Option; (c) the duration of the Option; (d) the vesting schedule for determining the times at which such Option shall become exercisable; and (e) all other terms and conditions of such Options. The exercise price for any Option granted by action of an executive officer pursuant to such delegation of authority shall not be less than the fair market value per share of the Common Stock on the Date of Grant determined by reference to the closing price for the Common Stock on the day preceding the Date of Grant. Unless expressly approved in advance by the Board or the Committee, such delegation of authority shall not include the authority to accelerate the vesting, extend the period for exercise or otherwise alter the terms of outstanding Options. The term "Plan Administrator" when used in any provision of this Plan other than Sections 2, 5(1) and 11 shall be deemed to refer to the Board, Ashok Rao, or the Committee, as the case may be, who are hereby authorized to grant Options pursuant hereto, insofar as such provision may be applied to Non-Insiders and Options granted to Non-Insiders.

                  3.    ELIGIBILITY.

                  Incentive stock options may be granted to any individual who, at the time the Option is granted, is an employee of the Company or any Related Corporation (as defined below), including employees who are Directors of the Company ("Employees"). Non-Qualified Stock Options may be granted to Employees and to such other persons who are not Employees as the Plan Administrator shall select. Options may be granted in substitution for outstanding Options of another corporation in connection with the merger, consolidation, acquisition of property or stock or other reorganization between such other corporation and the Company or any subsidiary of the Company. Options also may be granted in exchange for outstanding Options. Any person to whom an Option is granted under this Plan is referred to as an "Optionee."

                  Provided that shares of Common Stock remain available for issuance pursuant to Options granted pursuant to this Plan, Directors of the Company who at the time of election to the Board of Directors are not also employees of the Company or of any Related Corporation shall concurrent with election to the Board of Directors (the "Election Date"), automatically receive a Non-Qualified Stock Option to purchase 50,000 shares of Common Stock, subject to adjustment as set forth in Section 5(m) below, at an exercise price equal to the fair market value of the Common Stock on the Election Date. Except as noted below with respect to prior grants, each Option granted pursuant to this paragraph shall become exercisable at a rate of twenty percent (20%) for each year of service commencing on the Election Date, and such option shall expire, unless otherwise terminated pursuant to Section 5(g), ten (10) years from the Election Date. Each Non-Employee Director serving as a director of the Company as of July 25, 1996, shall receive an increase to 50,000 in the Option shares granted to Non-Employee Directors pursuant to this paragraph, an Option (a "Recognition Option") to purchase a number of shares of Common Stock equal to 50,000 minus the number of shares covered by Options previously granted to such Non-Employee Director pursuant to this paragraph. The vesting schedule for the Recognition Options will be twenty percent (20%) per year as stated above. The vesting schedule applicable to a Recognition Option shall commence with the date of the earliest prior grant under this section before the amendment of July 25, 1996, but in no event will the vesting schedule change with respect to the earlier grant or grants made before the enactment of the amendment to this section on July 25, 1996. For purposes of this paragraph, the term "fair market value" on the Date of Grant shall be deemed to be the closing price on the day preceding the Date of Grant. Such increase in Option shares may not be sold by the option holder for a period of at least six (6) months from the date of shareholder ratification of the number of shares which may be issued under the Plan.

                  As used in this Plan, the term "Related Corporation," when referring to a subsidiary corporation, shall mean any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time of the granting of the Option, each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock of one of the other corporations in such chain. When referring to a parent corporation, the term "Related Corporation" shall mean any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if, at the time of granting of the Option, each of the corporations other than the Company owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock of one of the other corporations in such chain.

                  4.    STOCK.

                  The Plan Administrator is authorized to grant Options to acquire up to a total of Four Million Seven Hundred and Thirty-Nine Thousand and Sixty-Two (4,739,062) shares of the Company's authorized but unissued Class A Common Stock. The number of shares with respect to which Options may be granted hereunder is subject to adjustment as set forth in Section 5(m) hereof. In the event that any outstanding Option expires or is terminated for any reason, the shares of Common Stock allocable to the unexercised portion of such Option may again be subject to an Option to the same Optionee or to a different person eligible under
Section 3 of this Plan.

                  5.    TERMS AND CONDITIONS OF OPTIONS.

                  Each Option granted under this Plan shall be evidenced by a written agreement approved by the Plan Administrator (the "Agreement"). Agreements may contain such additional provisions, not inconsistent with this Plan, as the Plan Administrator in its discretion may deem advisable. All Options also shall comply with the following requirements:

                  (a)   Number of Shares and Type of Option.

                  Each Agreement shall state the number of shares of Common Stock to which it pertains and whether the Option is intended to be an Incentive Stock Option or a Non-Qualified Stock Option. In the absence of action to the contrary by the Plan Administrator in connection with the grant of an Option, all Options shall be Non-Qualified Stock Options. The aggregate fair market value (determined at the Date of Grant, as defined below) of the stock with respect to which Incentive Stock Options are exercisable for the first time by the Optionee during any calendar year (granted under this Plan and all other Incentive Stock Option plans of the Company, a Related Corporation or a predecessor corporation) shall not exceed $100,000, or such other limit as may be prescribed by the Code as it may be amended from time to time. Any Option which exceeds the annual limit shall not be void but rather shall be a Non-Qualified Stock option.

                  (b)   Date of Grant.

                  Each Agreement shall state the date the Plan Administrator has deemed to be the effective date of the option for purposes of this Plan (the "Date of Grant").

                  (c)   Option Price.

                  Each Agreement shall state the price per share of Common Stock at which it is exercisable. The exercise price shall be fixed by the Plan Administrator at whatever price the Plan Administrator may determine in the exercise of its sole discretion in good faith; provided that the per share exercise price for an Incentive Stock Option shall not be less than the fair market value per share of the Common Stock at the Date of Grant as determined by the Plan Administrator in good faith; provided further, that with respect to Incentive Stock Options granted to greater-than-10 percent (>10%) shareholders of the Company (as determined with reference to Section 424(d) of the Code), the exercise price per share shall not be less than 110 percent (110%) of the fair market value per share of the Common Stock at the Date of Grant; and, provided further, that Options granted in substitution for outstanding options of another corporation in connection with the merger, consolidation, acquisition of property or stock or other reorganization involving such other corporation and the Company or any subsidiary of the Company may be granted with an exercise price equal to the exercise price for the substituted option of the other corporation, subject to any adjustment consistent with the terms of the transaction pursuant to which the substitution is to occur.

                  (d)   Duration of Options.

                  At the time of the grant of the Option, the Plan Administrator shall designate, subject to paragraph 5(g) below, the expiration date of the Option, which date shall not be later than 10 years from the Date of Grant in the case of Incentive Stock Options; provided, that the expiration date of any Incentive Stock Option granted to a greater-than-10 percent shareholder of the Company (as determined with reference to Section 424(d) of the Code) shall not be later than five years from the Date of Grant. In the absence of action to the contrary by the Plan Administrator in connection with the grant of a particular Option, and except in the case of Incentive Stock Options as described above, all Options granted under this Plan shall expire ten (10) years from the Date of Grant.

                  (e)   Vesting Schedule.

                  No Option shall be exercisable until it has vested. The vesting schedule for each Option shall be specified by the Plan Administrator at the time of grant of the Option; provided, that if no vesting schedule is specified at the time of grant, the Option shall vest according to the following schedule:

               Number of Years            Percentage of Total
            Following Date of Grant          Option Vested
            -----------------------       -------------------
                  One                            20%
                  Two                            40%
                  Three                          60%
                  Four                           80%
                  Five                          100%

                  (f)   Acceleration of Vesting.

                  The vesting of one or more outstanding Options may be accelerated by the Plan Administrator at such times and in such amounts as it shall determine in its sole discretion. The vesting of Options also shall be accelerated under the circumstances described in Section 5(m) below.

                  (g)   Term of Option.

                  Vested Options shall terminate, to the extent not previously exercised, upon the occurrence of the first of the following events: (i) the expiration of the Option, as designated by the Plan Administrator in accordance with Section 5(d) above; (ii) the expiration of 90 days from the date of an Optionee's termination of employment or contractual relationship with the Company or any Related Corporation for any reason whatsoever other than death or Disability (as defined below) unless, in the case of a Non-Qualified Stock Option, the exercise period is extended by the Plan Administrator until a date not later than the expiration date of the Option; or (iii) the expiration of one year from (A) the date of death of the optionee or (B) cessation of an Optionee's employment or contractual relationship by reason of Disability (as defined below) unless, in the case of a Non-Qualified Stock Option, the exercise period is extended by the Plan Administrator until a date not later than the expiration date of the Option. If an Optionee's employment or contractual relationship is terminated by death, any option held by the Optionee shall be exercisable only by the person or persons to whom such Optionee's rights under such Option shall pass by the Optionee's will or by the laws of descent and distribution of the state or county of the Optionee's domicile at the time of death. For purposes of the Plan, unless otherwise defined in the Agreement, "Disability" shall mean any physical, mental or other health condition which substantially impairs the Optionee's ability to perform her or his assigned duties for one hundred twenty
(120) days or more in any two hundred forty (240) day period or that can be expected to result in death. The Plan Administrator shall determine whether an Optionee has incurred a Disability on the basis of medical evidence acceptable to the Plan Administrator. Upon making a determination of Disability, the Plan Administrator shall, for purposes of the Plan, determine the date of an Optionee's termination of employment or contractual relationship. Unvested Options shall terminate immediately upon the termination of employment of the Optionee by the Company for any reason whatsoever, including death or disability.

                  Unless accelerated in accordance with Section 5(f) above, unvested Options shall terminate immediately upon termination of employment of the Optionee by the Company for any reason whatsoever, including death or Disability. If, in the case of an Incentive Stock Option, an Optionee's relationship with the Company changes (e.g., from an Employee to a non-Employee, such as a consultant), such change shall not constitute a termination of an Optionee's employment with the Company but rather the optionee's Incentive Stock Option shall automatically be converted into a Non-Qualified Stock Option if the Plan Administrator so determines.

                  For purposes of this Plan, transfer of employment between or among the Company and/or any Related Corporation shall not be deemed to constitute a termination of employment with the Company or any Related Corporations. For purposes of this subsection with respect to Incentive Stock Options, employment shall be deemed to continue while the Optionee is on military leave, sick leave or other bona fide leave of absence (as determined by the Plan Administrator). The foregoing notwithstanding, employment shall not be deemed to continue beyond the first ninety (90) days of such leave, unless the optionee's re-employment rights are guaranteed by statute or by contract.

                  (h)   Exercise of Options.

                  Options shall be exercisable, either all or in part, at any time after vesting, until termination; provided, however, that after registration of any of the Company's securities under Section 12 of the Exchange Act and regardless of when the Option is exercised, any Optionee who is an Insider shall be precluded from selling or transferring any Common Stock or other security underlying an Option during the six (6) months immediately following the grant of that Option. If less than all of the shares included in the vested portion of any Option are purchased, the remainder may be purchased at any subsequent time prior to the expiration of the option term. No portion of any Option for less than 100 shares (as adjusted pursuant to Section

5(m) below) may be exercised; provided, that if the vested portion of any Option is less than 100 shares, it may be exercised with respect to all shares for which it is vested. Only whole shares may be issued pursuant to an Option, and to the extent that an Option covers less than one (1) share, it is unexercisable. Options or portions thereof may be exercised by giving written notice to the Company, which notice shall specify the number of shares to be purchased, and be accompanied by payment in the amount of the aggregate exercise price for the Common Stock so purchased, which payment shall be in the form specified in Section 5(i) below. The Company shall not be obligated to issue, transfer or deliver a certificate of Common Stock to any Optionee, or to his personal representative, until the aggregate exercise price has been paid for all shares for which the option shall have been exercised and adequate provision has been made by the Optionee for satisfaction of any tax withholding obligations associated with such exercise. During the lifetime of an Optionee, Options are exercisable only by the Optionee.

                  (i)   Payment upon Exercise of Option.

                  Upon the exercise of any Option, the aggregate exercise price shall be paid to the Company in cash or by certified or cashier's check. In addition, upon approval of the Plan Administrator, an Optionee may pay for all or any portion of the aggregate exercise price by delivering to the Company shares of Common Stock previously held by such Optionee, or by complying with any other payment mechanism approved by the Plan Administrator from time to time. The shares of Common Stock received or withheld by the Company as payment for shares of Common Stock purchased upon the exercise of Options shall have a fair market value at the date of exercise (as determined by the Plan Administrator) equal to the aggregate exercise price (or portion thereof) to be paid by the Optionee upon such exercise.

                  (j)   Rights as a Shareholder.

                  An Optionee shall have no rights as a shareholder with respect to any shares covered by an Option until such Optionee becomes a record holder of such shares, irrespective of whether such optionee has given notice of exercise. Subject to the provisions of Sections 5(m) hereof, no rights shall accrue to an Optionee and no adjustments shall be made on account of dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights declared on, or created in, the Common Stock for which the record date is prior to the date the Optionee becomes a record holder of the shares of Common Stock covered by the Option, irrespective of whether such Optionee has given notice of exercise.

                  (k)   Transfer of Option.

                  Unless otherwise specified in the Agreement or by the Plan Administrator, Options granted under this Plan and the rights and privileges conferred by this Plan may not be transferred, assigned, pledged or hypothecated in any manner (whether by operation of law or otherwise) other than by will or by applicable laws of descent and distribution, and shall not be subject to execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of any Option or of any right or privilege conferred by this Plan contrary to the provisions hereof, or upon the sale, levy or any attachment or similar process upon the rights and privileges conferred by this Plan, such Option shall thereupon terminate and become null and void, provided, however, that, effective August 15,

1996, nothing contained in this Section 5(k) shall preclude an Optionee, upon written notice to the Administrator, from transferring an option held by the Optionee or to be granted to the Optionee to (i) a trust or series of trusts which are established solely for the benefit of the immediate family members of the Optionee, or (ii) a partnership or partnerships of which the only partners are members of the Optionee's immediate family.

                  (l)   Securities Regulation and Tax Withholding.

                        (1) Shares shall not be issued with respect to an Option
            unless the exercise of such Option and the issuance and delivery of such shares shall comply with all relevant provisions of law, including, without limitation, any applicable state securities laws, the Securities Exchange Act of 1933, as amended, the Exchange Act, the rules and regulations thereunder and the requirements of any stock exchange upon which such shares may then be listed, and such issuance shall be further subject to the approval of counsel for the Company with respect to such compliance, including the availability of an exemption from registration for the issuance and sale of such shares. The inability of the Company to obtain from any regulatory body the authority deemed by the Company to be necessary for the lawful issuance and sale of any shares under this Plan, or the unavailability of an exemption from registration for the issuance and sale of any shares under this Plan, shall relieve the Company of any liability with respect to the non-issuance or sale of such shares.

                        As a condition to the exercise of an Option, the Plan
            Administrator may require the optionee to represent and warrant in writing at the time of such exercise that the shares are being purchased only for investment and without any then-present intention to sell or distribute such shares. At the option of the Plan Administrator, a stop-transfer order against such shares may be placed on the stock books and records of the Company, and a legend indicating that the stock may not be pledged, sold or otherwise transferred unless an opinion of counsel is provided stating that such transfer is not in violation of any applicable law or regulation, may be stamped on the certificates representing such shares in order to assure an exemption from registration. The Plan Administrator also may require such other documentation as may from time to time be necessary to comply with federal and state securities laws. THE COMPANY HAS NO OBLIGATION TO UNDERTAKE REGISTRATION OF OPTIONS OR THE SHARES OF STOCK ISSUABLE UPON THE EXERCISE OF OPTIONS.

                        (2) As a condition to the exercise of any Option granted
            under this Plan, the optionee shall make such arrangements as the Plan Administrator may require for the satisfaction of any federal, state or local withholding tax obligations that may arise in connection with such exercise.

                        (3) The issuance, transfer or delivery of certificates
            of Common Stock pursuant to the exercise of Options may be delayed, at the discretion of the Plan Administrator, until the Plan Administrator is satisfied that the applicable requirements of the federal and state securities laws and the withholding provisions of the Code have been met.

                  (m)   Stock Dividend, Reorganization or Liquidation.

                        (1) If (i) the Company shall at any time be involved in
            a transaction described in Section 424(a) of the Code (or any successor provision) or any "corporate transaction" described in the regulations thereunder; (ii) the Company shall declare a dividend payable in, or shall subdivide or combine, its Common Stock or (iii) any other event with substantially the same effect shall occur, the Plan Administrator shall, with respect to each outstanding Option, proportionately adjust the number of shares of Common Stock and/or the exercise price per share so as to preserve the rights of the Optionee substantially proportionate to the rights of the Optionee prior to such event, and to the extent that such action shall include an increase or decrease in the number of shares of Common Stock subject to outstanding Options, the number of shares available under Section 4 of this Plan shall automatically be increased or decreased, as the case may be, proportionately, without further action on the part of the Plan Administrator, the Company or the Company's shareholders.

                        (2) If the Company is liquidated or dissolved, the Plan
            Administrator shall allow the holders of any outstanding Options to exercise all or any part of the unvested portion of the Options held by them; provided, however, that such options must be exercised prior to the effective date of such liquidation or dissolution. If the Option holders do not exercise their Options prior to such effective date, each outstanding Option shall terminate as of the effective date of the liquidation or dissolution.

                        (3) The foregoing adjustments in the shares subject to
            Options shall be made by the Plan Administrator, or by any successor administrator of this Plan, or by the applicable terms of any assumption or substitution document.

                        (4) The grant of an Option shall not affect in any way
            the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, to merge, consolidate or dissolve, to liquidate or to sell or transfer all or any part of its business or assets.

                  (n)   Change of Control.

                  Any and all options granted under this Plan that have been outstanding hereunder for at least six (6) months at the time of occurrence of any of the events described in Subparagraphs (1) and (2) below (an "Eligible Option") shall become immediately vested and fully exercisable upon the occurence of the following events:

                        (1) The date that a tender or exchange offer for Common
            Stock by any Person (other than the Company, any subsidiary of the Company, any employee benefit plan of the Company or of any subsidiary of the Company, or any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such employee benefit plan) is first published or sent or given within the meaning of Rule 14d-2 under the Exchange Act (including any extensions or renewals of such offer), unless by the terms of such offer the offeror, upon consummation thereof, would be the Beneficial Owner of less than thirty percent (30%) of the shares of Common Stock then outstanding;

                        (2) The day on which the shareholders of the Company
            (or, if later, approval by the shareholders of any Person) duly approve any merger, consolidation, reorganization or other transaction providing for the conversion or exchange of more than fifty percent (50%) of the outstanding shares of Common Stock into securities of any Person, or cash, or property, or a combination of any of the foregoing; provided, however, that no Option which is to be converted into an option to purchase shares of Exchange Stock as stated at item (3) below shall be accelerated pursuant to this
            Section 5(n).

            Provided however, that with respect to the events specified in Subparagraphs (1) and (2) above, such accelerated vesting shall not occur if the event that would otherwise trigger the accelerated vesting of Eligible Options has received the prior approval of a majority of all of the directors of the Corporation, excluding for such purposes the votes of directors who are directors or officers of, or have a material financial interest in any Person (other than the Corporation) who is a party to the event specified in Subparagraph (1) or (2) above which otherwise would trigger acceleration of vesting; provided, further, that no Option which is to be converted into an option to purchase shares of Exchange Stock as stated at item (3) below shall be accelerated pursuant to this
            Section 5(n).

                        (3) If the shareholders of the Company receive shares of
            capital stock of another Person ("Exchange Stock") in exchange for or in place of shares of Common Stock in any transaction involving any merger, consolidation, reorganization or other transaction providing for the conversion or exchange of all or substantially all outstanding shares of Common Stock into Exchange Stock, then at the closing of such transaction all Options granted hereunder shall be converted into options to purchase shares of Exchange Stock. The amount and price of converted Options shall be determined by adjusting the amount and price of the Options granted hereunder in the same proportion as used for determining the shares of Exchange Stock the holders of the Common Stock received in such merger, consolidation, reorganization or other transaction. Unless altered by the Plan Administrator, the vesting schedule set forth in the Option Agreement shall continue to apply to the Options granted for Exchange Stock.

                        (4) For the purpose of this policy: (i) "Person" shall
            include any individual, firm, corporation, partnership or other entity; (ii) "Affiliate" and "Associate" shall have the meanings assigned to them in Rule 12b-2 under the Exchange Act; and (iii) "Beneficial Owner" shall have the meaning assigned to it in Rule 16a-1 under the Exchange Act.

                  (o) No individual shall be granted options hereunder of an amount in excess of 1,500,000 shares in any three (3) year period.

                  6.    EFFECTIVE DATE; TERM.

                  This Plan shall be effective as of December 10, 1993, SUBJECT TO RECEIPT OF SHAREHOLDER APPROVAL. Incentive Stock options may be granted by the Plan Administrator from time to time thereafter until December 9, 2003. Non-Qualified Stock options may be granted until this Plan is terminated by the Board in its sole discretion. Termination of this Plan shall not terminate any Option granted prior to such termination. Any Options granted by the Plan Administrator prior to the approval of this Plan by a majority of the shareholders of the Company shall be granted subject to ratification of this Plan by the shareholders of the Company within twelve (12) months after this Plan is adopted by the Board, and if shareholder ratification is not obtained, each and every Option granted under this Plan shall be null and void and shall convey no rights to the holder thereof.

                  7.    NO OBLIGATIONS TO EXERCISE OPTION.

                  The grant of an Option shall impose no obligation upon the optionee to exercise such Option.

                  8.    NO RIGHT TO OPTIONS OR TO EMPLOYMENT.

                  Whether or not any Options are to be granted under this Plan shall be exclusively within the discretion of the Plan Administrator, and nothing contained in this Plan shall be construed as giving any person any right to participate under this Plan. The grant of an Option shall in no way constitute any form of agreement or understanding binding on the Company or any Related Company, express or implied, that the Company or any Related Company will employ or contract with an Optionee for any length of time, nor shall it interfere in any way with the Company's or, where applicable, a Related Company's right to terminate Optionee's employment at any time, which right is hereby reserved.

                  9.    APPLICATION OF FUNDS.

                  The proceeds received by the Company from the sale of Common Stock issued upon the exercise of Options shall be used for general corporate purposes, unless otherwise directed by the Board.

                  10.   INDEMNIFICATION OF PLAN ADMINISTRATOR.

                  In addition to all other rights of indemnification they may have as members of the Board, members of the Plan Administrator shall be indemnified by the Company for all reasonable expenses and liabilities of any type or nature, including attorneys' fees, incurred in connection with any action, suit or proceeding to which they or any of them are a party by reason of, or in connection with, this Plan or any Option granted under this Plan, and against all amounts paid by them in settlement thereof (provided that such settlement is approved by independent legal counsel selected by the Company), except to the extent that such expenses relate to matters for which it is adjudged that such Plan Administrator member is liable for willful misconduct; provided, that within fifteen (15) days after the institution of any such action, suit or proceeding, the Plan Administrator member involved therein shall, in writing, notify the Company of such action, suit or proceeding, so that the Company may have the opportunity to make appropriate arrangements to prosecute or defend the same.

                  11.   AMENDMENT OF PLAN.

                  The Plan Administrator may, at any time, modify, amend or terminate this Plan and Options granted under this Plan, including, without limitation, such modifications or amendments as are necessary to maintain compliance with applicable statutes, rules or regulations; provided however, that any amendment for which shareholder approval is required by the Rule in order for the Plan to be eligible or continue to qualify for the benefits of the Rule shall be subject to approval of the requisite percentage of the shareholders of the Company in accordance with the Rule. Without limiting the generality of the foregoing, the Plan Administrator may modify grants to persons who are eligible to receive Options under this Plan who are foreign nationals or employed outside the United States to recognize differences in local law, tax policy or custom.

            Dates of Approval (as amended) by Board of Directors of the Company:
                  December 29, 1993, February 21, 1994, March 28, 1994, July 26,
                  1995, and July 25, 1996.

                                          ______________________________________
                                          Paul P. Senio, Corporate Secretary

            Date of Original Approval by Shareholders of Company: December 29, 1993

                                          ______________________________________
                                          Paul P. Senio, Corporate Secretary

                           MIDCOM COMMUNICATIONS INC.
                   REVISED AND RESTATED 1993 STOCK OPTION PLAN

                      AMENDMENT OF JULY 26, 1995 NOTE, 1995

            . . . [T]he Board of Directors desiring to amend the 1993 Stock Option Plan (the "Plan") to provide for the delegation to the Compensation Committee ("Committee") and to the Chief Executive Officer of the Company of the authority to grant options under the Plan to employees of the Company ("Non-Insiders") who, at the time of grant, are not subject to the provisions of
Section 16(b) of the Securities and Exchange Act of 1934, as amended, with respect to the Company's Common Stock;

            RESOLVED BY FORMAL RESOLUTION:

            That Section 2 of the Plan be amended by adding the following paragraph to the end of Section 2 thereof;

            "The Board or the Committee may delegate to one or more executive officers of the Company the authority to grant Options under this Plan to employees of the Company who, at the time of grant, are not subject to Section 16(b) of the Exchange Act with respect to the Common Stock ("Non-Insiders"), and in connection therewith the authority to determine: (a) whether the Option in an Incentive Stock Option or a Non-qualified Stock Option; (b) the number of shares of Common Stock subject to such Option; (c) the duration of the Option; (d) the vesting schedule for determining the times at which such Option shall become exercisable; and (e) all other terms and conditions of such Options. The exercise price for any Option granted by action of an executive officer pursuant to such delegation of authority shall not be less than the fair market value per share of the Common Stock on the Date of Grant determined by reference to the closing price for the Common Stock on the day preceding the Date of Grant. Unless expressly approved in advance by the Board or the Committee, such delegation of authority shall not include the authority to accelerate the vesting, extend the period for exercise or otherwise alter the terms of outstanding Options. The term "Plan Administrator" when used in any provision of this Plan other than Sections 2, 5(1) and 11 shall be deemed to refer to the Board, Ashok Rao, or the Committee, as the case may be, who are hereby authorized to grant Options pursuant hereto, insofar as such provision may be applied to Non-Insiders and Options granted to Non-Insiders."

                        a n n u a l  r e p o r t



                                      1995







                                       MIDCOM(R)

                                  INTRODUCTION

     MIDCOM Communications Inc. provides long distance voice and data telecommunications services. As primarily a nonfacilities-based reseller, Midcom principally utilizes the network switching and transport facilities of Tier I long distance carriers, such as AT&T Corp. ("AT&T"), Sprint Corporation ("Sprint") and WorldCom, Inc. ("WorldCom"), to provide a broad array of integrated long distance telecommunications services on a seamless and highly reliable basis. Midcom's service offerings include basic "1 plus" and "800" long distance, frame relay data transmission and wireless communications services, as well as enhanced telecommunications services such as dedicated private lines between customer locations, facsimile broadcast services, calling cards and conference calling.

     Midcom focuses on serving small to medium-sized businesses. The Company estimates that during the second quarter of 1996 it invoiced approximately 125,000 customer locations per month, a significant majority of which were located in the major metropolitan areas of California, Florida, Illinois, New York, Ohio and Washington. The Company believes that the larger long distance carriers, such as AT&T, Sprint, WorldCom and MCI Communications Corporation ("MCI"), tend to focus their sales and customer support efforts on residential and large commercial customers and do not routinely provide significant pricing discounts for small to medium-sized businesses. By purchasing large usage volumes from the facilities-based carriers at wholesale prices, Midcom seeks to offer its customers more favorable pricing than they could obtain from such carriers directly. In addition, the Company believes that businesses in this market segment do not typically have in-house telecommunications expertise and therefore require more assistance with the assessment and management of their telecommunications requirements. As a result, the Company believes that it is able to differentiate its service offerings from the larger carriers in this market segment on the basis of price, breadth of service offerings, customer service and support and the ability to provide customized solutions to the telecommunications requirements of its customers.

     Midcom believes that the recently enacted Telecommunications Act of 1996 (the "Telecommunications Act") will substantially expand its market opportunities. The Telecommunications Act removes substantial legal barriers to competitive entry into the local telecommunications market and directs incumbent local exchange carriers to allow competing telecommunications service providers such as the Company to interconnect their facilities with the local exchange networks, to lease network components on an unbundled basis and to resell local telecommunications services. According to Federal Communications Commission ("FCC") and other industry estimates, in 1995, long distance providers reported revenue of $72.4 billion while local telecommunications providers reported revenue of $102.9 billion.

     Subsequent to its initial public offering in July 1995, Midcom completed numerous acquisitions of businesses and customer bases. Although these acquisitions contributed to substantial growth, they have also placed significant demands on management resources and have disrupted Midcom's normal business operations. In particular, the Company has been unable to fully integrate the sales and marketing, customer support, billing and other functions of certain acquired operations which has increased the Company's overall cost structure and has resulted in lower profitability and cash flows. During the same period, the Company was in the process of implementing a new management information system, including the installation of a new billing system. Problems encountered in this implementation process contributed to the Company's operational difficulties. In addition, certain reports generated by the new management information system that were used to estimate unbilled revenue for the third quarter of 1995 failed to fully reflect all discounts that were properly included in the bills subsequently sent to the Company's customers. Primarily as a result of this failure, reported revenue was overstated for the third quarter of 1995 and the Company's Quarterly Report on Form 10-Q for that period had to be amended to restate reported results. In addition, the Company's profitability has been reduced as a result of the Company's supply contract with AT&T which provides for higher rates than those provided by competitive suppliers. The Company and AT&T have entered into a letter of intent contemplating substantial modifications to this contract which will provide more favorable rates in the future. These factors contributed to defaults under the Company's revolving credit facility and caused the Company's auditors to include a going concern qualification in their report on the Company's consolidated financial statements for the year ended December 31, 1995. The Company's auditors also identified certain material weaknesses in the Company's internal financial controls.

     In response to these developments, during the second and third quarters of 1996 Midcom recruited a new executive management team with extensive experience and expertise in the telecommunications industry. In May 1996, the Company hired William H. Oberlin as its President and Chief Executive Officer, appointed Mr. Oberlin, Marvin C. Moses and John M. Zrno to its Board of Directors and engaged Mr. Moses and Mr. Zrno as consultants. These individuals formerly held senior management positions at ALC Communications Corporation ("ALC"), a leading provider of long distance and other services to small and medium-sized businesses. During their tenure at ALC, ALC completed a successful turn-around and experienced profitable growth. From the fiscal year ended December 31, 1991 through the 12 months ended June 30, 1995 (prior to ALC's merger into Frontier Corporation), ALC's revenue increased from $346.9 million to $677.1 million and net income increased from $5.3 million to $75.0 million. In addition, in July 1996 the Company appointed Daniel M. Dennis to the Company's Board of Directors. Mr. Dennis has served in a number of management positions with MCI for over 23 years.

     The new executive management team has developed a restructuring, network and marketing strategy which it plans to implement during 1996 and 1997 and which is designed to address the Company's recent operational challenges and increase internally generated sales and profitability. Principal components of the Company's strategy include the following:

          Continue to Build Management Team and Restructure Operations. Midcom will continue to seek opportunities to augment management with individuals who have telecommunications industry experience and expertise. Between May and September 1996, the Company appointed 10 individuals to key operational management positions. These individuals have extensive experience in the operation of a telecommunications company, including (i) network design, implementation and operation, (ii) marketing and sales, (iii) management information systems and (iv) bill processing and collection. Midcom believes that the experience and depth of this management team will improve the Company's ability to address its current operational challenges and to pursue its transition from primarily a nonfacilities-based reseller of long distance and other telecommunications services to a switch-based provider of integrated telecommunications services. In addition, Midcom's management team intends to focus on consolidating and integrating the Company's multiple information and billing systems and other redundant functions of certain acquired operations, enlarging and enhancing its information system, improving its financial reporting and internal controls and renegotiating its existing carrier supply agreements to obtain more favorable terms.

          Deploy Switching Facilities. At the end of the second quarter of 1996, Midcom owned and operated limited capacity switches in nine locations. The Company intends to use a portion of the proceeds of a recently completed debt offering to acquire and install state-of-the-art high capacity switches, with local and long distance functionality, in areas of the country where it has a sufficient volume of long distance traffic and where the regulatory environment and market conditions will permit it to provide local service at acceptable margins. The Company believes that, in the cities where it intends to deploy switches, there will be significant local circuit capacity at attractive rates available from incumbent local exchange carriers, competitive local exchange carriers and 38GHz wireless providers. Using its own switches will enable the Company to (i) direct customer call traffic over multiple networks which is expected to minimize costs and improve gross margin, (ii) switch local traffic, thereby increasing the economic viability of entering the market for local telecommunications services, (iii) shield proprietary information regarding its customers from the underlying carriers, thereby increasing customer control, (iv) facilitate access to call data records and (v) implement differentiating features and billing enhancements without involving the underlying carrier.

          Reorganize and Expand Sales Efforts. To take full advantage of its planned network of switching facilities and expanded product offerings, Midcom is in the process of reorganizing its direct sales force into (i) a special accounts group consisting of highly experienced sales personnel focused on larger customers with sophisticated telecommunications requirements and (ii) a general accounts group focused on smaller customers. Both groups will be located in major metropolitan areas where the Company believes it has significant market opportunities and can compete effectively on the basis of price. The Company intends to implement training programs and financial incentives designed to increase the cross-selling efforts of its direct sales force and further integrate the Company's broad array of service offerings. In addition to reorganizing its sales efforts, the Company intends to increase the number of sales representatives during 1996 and 1997 from approximately 35 at the end of July 1996, to approximately 200. The Company will continue to supplement its direct sales force with its existing network of resellers and distributors. In addition, the Company intends to develop a new tier of distributors who will be offered long-term financial incentives and who will be required to market and sell the Company's service offerings exclusively within selected territories. The Company believes that these long-term financial incentives and exclusive marketing arrangements will result in improved performance and increased loyalty to the Company and its service offerings.

          Expand and Enhance Customer Support Efforts. Midcom intends to support its expanded sales efforts and reduce customer attrition by building an enhanced customer service and support operation. The Company intends to increase its customer service and support staff during 1996 and 1997 from approximately 45 at the end of July 1996 to approximately 60. This expanded operation will include (i) a staff of trained customer service representatives available during normal business hours at a number of integrated customer service centers, (ii) trained account representatives assigned and dedicated to individual customers with sophisticated telecommunications requirements and (iii) teams of technical specialists available to develop customized solutions for a customer's unique telecommunication needs.

          Resell Local Services and Provide a Single-Source
     Solution. Regulatory changes resulting from the Telecommunications Act significantly expand the number and types of services Midcom is permitted to offer. As a result, Midcom intends to offer its customers local dial tone and a variety of other local telecommunications services primarily in locations where it has a significant sales and marketing presence or where it plans to deploy switching facilities. The Company believes that its large and geographically concentrated customer base of small to medium-sized businesses represents a significant potential market for these additional services. These additional services will afford the Company the opportunity to provide its customers with a single-source solution for local, long distance, wireless and enhanced telecommunications services. The Company believes that bundling these services will provide substantial advantages to its customers, including lower overall costs and a higher level of service due to a single source for ordering, installation, customer service and account management. In addition, Midcom believes that offering a single source for telecommunications services will permit the Company to (i) increase sales by increasing its share of the telecommunications expenditures of its customers and (ii) improve customer control and retention by strengthening its relationships with its customers.

     Midcom believes that its new management team has the skills and experience necessary to implement the foregoing strategy. However, management's ability to implement the Company's strategy and achieve the intended positive results is subject to an unusual number of risks and uncertainties, and there can be no assurance that the strategy will be successfully implemented or that the intended positive results will be achieved.

                       FORWARD-LOOKING STATEMENTS AND THE
                    PRIVATE SECURITIES LITIGATION REFORM ACT

     Statements in this report concerning expectations for the future constitute forward-looking statements which are subject to a number of known and unknown risks, uncertainties and other factors which might cause actual results to differ materially from stated expectations. Forward-Looking statements in this report include those concerning anticipated growth in sales, services-per-customer ratio and profitability, deployment of a network of high capacity local and long distance switching facilities, introduction of local and other additional telecommunications services, geographic expansion, increases in sales, customer service and other personnel, improvements in customer service, sales through new sales channels, adequacy of available sources of working capital to implement strategies, negotiation of more favorable carrier supply contracts; and expectations for growth in the telecommunications industry. Relevant risks and uncertainties include, but are not limited to, unanticipated actions by competitors, regulatory or other obstacles which restrict the Company's ability to implement local or other services, greater than expected costs to open new offices, acquire switching equipment or execute other aspects of the Company's growth strategy, greater than expected declines in sales, inability to hire and retain key personnel, unfavorable determinations of pending lawsuits or other disputes, inability to obtain more favorable pricing and other terms from suppliers, inability to secure additional sources of working capital if and when needed, inability to manage growth or integrate acquired operations and regulatory changes. Additional risks and uncertainties include those described in the Company's Interim Report on Form 8-K as filed with the Securities and Exchange Commission on August 2, 1996, the Company's Annual Report on Form 10-K for the year ended December 31, 1996 and those described from time to time in the Company's other filings with the Securities and Exchange Commission, press releases and other communications. Although the Company believes that all forward-looking statements are reasonable, there can be no assurance that actual results, achievements, performance or developments will not differ materially from those expressed or implied by such forward-looking statements.

               SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

                                                         YEARS ENDED DECEMBER 31,
                                         ---------------------------------------------------------
                                          1991        1992        1993         1994         1995
                                         -------     -------     -------     --------     --------
                                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENTS OF OPERATIONS DATA:
Revenue................................  $10,895     $27,894     $66,010     $111,699     $203,554
Cost of revenue........................    1,690      14,817      45,363       79,044      139,546
                                         -------     -------     -------     --------     --------
Gross profit...........................    9,205      13,077      20,647       32,655       64,008
Selling, general and administrative
  expense..............................    8,871      11,246      18,125       27,697       62,061
Depreciation and amortization..........      245         295       1,881        4,134       13,790
Loss on impairment of assets(1)........       --          --          --           --       11,830
                                         -------     -------     -------     --------     --------
  Operating income (loss)..............       89       1,536         641          824      (23,673)
Interest expense.......................      685         951       1,368        2,965        5,288
Other expense (income).................    1,880         (65)       (249)         871          390
                                         -------     -------     -------     --------     --------
  Income (loss) before income taxes and
     extraordinary item................   (2,476)        650        (478)      (3,012)     (29,351)
Provision (benefit) for income taxes...     (118)         (4)         51           17           --
                                         -------     -------     -------     --------     --------
  Loss before extraordinary item.......   (2,358)        654        (529)      (3,029)     (29,351)
Extraordinary item(2)..................       --          --          --           --       (4,067)
                                         -------     -------     -------     --------     --------
  Net income (loss)....................  $(2,358)    $   654     $  (529)    $ (3,029)    $(33,418)
                                         =======     =======     =======     ========     ========
Per share amounts(3):
Income (loss) before extraordinary
  item.................................  $ (0.24)    $  0.07     $ (0.05)    $  (0.31)    $  (2.42)
Extraordinary item.....................       --          --          --           --        (0.34)
                                         -------     -------     -------     --------     --------
  Net income (loss)....................  $ (0.24)    $  0.07     $ (0.05)    $  (0.31)    $  (2.76)
                                         =======     =======     =======     ========     ========
Shares used in calculating per share
  data.................................    9,930       9,930       9,930        9,930       12,101
SUPPLEMENTAL OPERATING DATA:
EBITDA(4)..............................  $   334     $ 1,831     $ 2,522     $  4,958     $  1,947
BALANCE SHEET DATA:
  Cash.................................  $   447     $ 1,461     $   808     $    960     $  1,083
  Total assets.........................    3,530      11,090      35,414       66,078      133,331
  Short-term obligations, including
     current portion of long-term
     obligations(5)....................      294         279       8,719        2,241       56,297
  Long-term obligations, less current
     portion(5)........................    8,119       8,618      16,431       34,195        3,691
  Redeemable preferred stock...........       --          --          --        8,597           --
  Shareholders' equity (deficit).......   (6,479)     (6,196)     (6,565)      (6,304)      23,799

---------------
(1) Consists of the following: (i) a $6.8 million write-down of the Company's interest in its joint venture in Russia, (ii) a $2.5 million write-off of the Company's existing limited capacity switching equipment as a result of its decision to deploy new, state-of-the-art high capacity switches and
    (iii) a $2.5 million partial write-down of the Company's capitalized software development costs for its management information system.

(2) Includes $3.0 million of original issue discount and $1.1 million of deferred financing costs written off in the third and fourth quarters of 1995.

(3) Net loss per share is based on the weighted average number of common and equivalent shares outstanding using the treasury stock method. Common stock equivalents are excluded from the calculation of net loss per share due to their antidilutive effect except that, pursuant to requirements of the Commission, for periods prior to the Company's initial public offering in July 1995, common and equivalent shares issued during the 12-month period prior to filing the registration statement with the

    Commission in connection with the initial public offering have been included in the calculation as if they were outstanding for all periods presented using the treasury stock method.

(4) As used herein, "EBITDA" is defined as operating income plus depreciation, amortization, loss on impairment of assets, restructuring charge and settlement of contract dispute. EBITDA is commonly used to measure performance of telecommunications companies because of (i) the importance of maintaining cash flows in excess of debt-service obligations due to the capital and acquisition-intensive nature of the telecommunications industry and (ii) the non-cash effect on earnings of generally high levels of both amortization and depreciation expenses associated with capital equipment and acquisitions common in this industry. EBITDA does not purport to represent cash provided by operating activities as reflected in the Company's consolidated statements of cash flows, is not a measure of financial performance under generally accepted accounting principles and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(5) As a result of defaults existing on December 31, 1995 under the Revolving Credit Facility, and corresponding cross-defaults under certain of the Company's capital leases, short-term obligations as of December 31, 1995 includes borrowings under the Company's revolving credit facility of $34.4 million and non-current capital lease obligations of $2.9 million. Short-term obligations include $12.0 million payable in connection with two customer base acquisitions which may be paid in cash or by delivery of shares of Common Stock, as the Company may elect; provided, however, that the revolving credit facility, as amended in March 1996, prohibits payment of this obligation in cash without the lenders' prior written consent.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

INTRODUCTION

     Midcom was formed in 1989 and initially operated as an aggregator of long distance telecommunications services. In 1991, Midcom shifted its focus from aggregation to providing telecommunications services and, accordingly, began to
(i) enter into volume-based supply agreements with multiple underlying facilities-based carriers, (ii) establish a knowledgeable direct sales force to target small and medium-sized business customers, (iii) obtain the necessary federal and state certifications to provide interstate, intrastate and international service, (iv) build an infrastructure to bill and service a large volume of customers and (v) develop enhanced and value-added products and services to supplement its basic long distance service. Midcom does not provide its telecommunications services through the operation of its own transmission network. Rather, Midcom purchases large volumes of long distance services utilizing transmission networks owned and operated by various other interexchange carriers, and then resells those services to its customers. Midcom, or one of its billing agents, receives monthly records from its underlying carriers which detail the calls made by its customers, then rates the calls and bills its customers.

     Subsequent to its initial public offering in July 1995, Midcom completed numerous acquisitions of businesses and customer bases. Although these acquisitions contributed to substantial growth, they have placed significant demands on management resources and have disrupted Midcom's normal business operations. In particular, the Company has been unable to fully integrate the sales and marketing, customer support, billing and other functions of certain acquired operations which has increased the Company's overall cost structure and has resulted in lower profitability and cash flows. During the same period, the Company was in the process of implementing a new management information system, including the installation of a new billing system. Problems encountered in this implementation process contributed to the Company's operational difficulties. In addition, certain reports generated by the new management information system that were used to estimate unbilled revenue for the third quarter of 1995 failed to fully reflect all discounts that were properly included in the bills subsequently sent to the Company's customers. Primarily as a result of this failure, reported revenue was overstated for the third quarter of 1995 and the Company's Quarterly Report on Form 10-Q for that period had to be amended to restate reported results. In addition, the Company's profitability has been reduced as a result of the Company's supply contract with AT&T which provides for higher rates than those provided by competitive suppliers, although the Company and AT&T have entered into a letter of intent contemplating substantial modifications to this contract which will provide for more favorable rates in the future. These factors contributed to defaults under the Company's revolving credit facility (the "Revolving Credit Facility") (which defaults were subsequently waived) and caused the Company's auditors to include a going concern qualification in their report on the Company's financial statements for the year ended December 31, 1995. The Company's auditors also identified certain material weaknesses in the Company's internal financial controls. See "Restatement of Results for the Third Quarter of 1995" and "Material Weaknesses."

     In response to these developments, during the second and third quarters of 1996 Midcom recruited a new executive management team with extensive experience and expertise in the telecommunications industry. The new executive management team has developed a restructuring, network and marketing strategy which it plans to implement during 1996 and 1997 and which is designed to address the Company's recent operational challenges and increase internally generated sales and profitability. As a result of restructuring costs, customer attrition and other factors, the Company expects that in the near term, revenue is likely to decrease and selling, general and administrative expenses are likely to increase substantially. These expected trends will have a material adverse impact on the Company's near term profitability and levels of cash flows. In August and September of 1996 the Company completed a private placement (the "Private Placement") of $97,743,000 in aggregate principal amount of 8 1/4% Convertible Subordinated Notes (the "Notes") due 2003. The net proceeds to the Company from the Private Placement were approximately $94.2 million and the Company expects that the net proceeds of the Private Placement, funds available under the Revolving Credit Facility and cash flows from operations will be sufficient to fund its capital requirements during 1996 and

1997. However, there can be no assurance that the Revolving Credit Facility will continue to be available to the Company or that the net proceeds of the Private Placement together with funds available under the Revolving Credit Facility and cash flows from operations will be sufficient to fully implement the Company's new operating strategy or meet its other capital requirements.

     If Midcom successfully implements its new operating strategy, it anticipates that over the long term, (i) revenue will increase as a result of its reorganized and expanded direct sales efforts, the development of a new tier of distributors and reduced customer attrition and (ii) operating expenses will decrease as a result of deploying its network of switching facilities and obtaining more favorable terms from its suppliers. As a result of these expected trends, the Company expects that gross margin as a percentage of revenue will, over the long term, be comparable to other telecommunications providers despite an anticipated increase in costs associated with its larger sales force and customer support efforts. Although the Company believes that its new management team has the relevant skills and experience necessary to implement this strategy, its ability to do so is subject to an unusual number of risks and uncertainties, and there can be no assurance that this strategy will be successfully implemented or that the intended positive results will be achieved. See "Forward-Looking Statements and the Private Securities Litigation Reform Act."

RECENT ACQUISITIONS

     In 1994, Midcom acquired PacNet, Inc. ("PacNet") and certain assets of American Telephone Network, Inc. ("ATN"). In 1995, Midcom acquired Adval, Inc. ("Adval"), Cel-Tech International Corp. ("Cel-Tech"), ADNET Telemanagement, Inc. ("Adnet") and certain assets of Communique Telecommunications, Inc. ("Communique"). With the exception of ATN, the consideration for these acquisitions was paid primarily in the form of Common Stock and the assumption of certain liabilities. The consideration for ATN was primarily in the form of cash and the assumption of certain liabilities, financed principally through working capital and borrowings under an expired revolving credit facility. In addition to the acquisitions of businesses, the Company has made numerous acquisitions of customer bases, including acquisitions of two significant customer bases from Cherry Communications Incorporated ("Cherry Communications") in September and November 1995.

     To date, all business combinations have been accounted for using the purchase method except for Adval and Adnet which have been accounted for as pooling of interests transactions. The Company's consolidated financial statements for the years ended December 31, 1994 and 1993 and the following Management's Discussion and Analysis of Financial Condition and Results of Operations for 1994 versus 1993 have been restated to reflect the inclusion of the accounts and results of operations of Adval and Adnet in both of those periods. The former shareholders of Adnet have asserted a number of claims against the Company arising from the acquisition. Should the Company agree or otherwise be required to pay additional consideration to the sellers, the Company may be required to account for the acquisition of Adnet using the purchase method, which would require the Company to restate its financial statements for all prior periods. Using the purchase method, the purchase price paid in excess of the fair market value of the assets acquired is recorded as an intangible asset and amortized generally over three years using the straight-line method. During the second quarter of 1996, the Company wrote down certain acquired customer bases and equipment and recorded a loss on impairment of assets of $18.8 million. See Note 5 of the Notes to Consolidated Financial Statements.

SUPPLIER RELATIONSHIPS

     Midcom has entered into multiple-year contracts with AT&T, Sprint and WorldCom and short-term contracts with a number of other suppliers for the long distance telecommunication services provided to its customers. To obtain favorable forward pricing from certain suppliers, the Company has committed to purchase minimum volumes of a variety of long distance services during stated periods whether or not such volumes are used or, in one case, to pay a surcharge equal to a percentage of the Company's shortfall from a specified quarterly minimum volume. For 1995, these commitments and maximum surcharge totaled approximately $74.1 million, and for the final six months of 1996 they total approximately $53.2 million (including approximately $37.2 million attributable to AT&T). Under the Company's agreements with other suppliers, if certain volume levels are not achieved during stated periods, pricing is adjusted going forward to levels justified by actual volumes. Historically, the Company has directed its customers' traffic among its suppliers in order to meet its minimum volume commitments. The allocation of traffic among the Company's various suppliers could contribute to fluctuations in gross margin between periods. The Company estimated that as of September 30, 1996, it would have been in shortfall of its minimum commitments to AT&T by approximately $27.6 million. The Company's current usage rates with AT&T are continuing to fall below its minimum commitment levels and such shortfalls are expected to continue to grow under current contract terms. However, on July 19, 1996, the Company and AT&T executed a letter of intent to settle this anticipated liability as well as all other pending disputes between the Company and AT&T, and to negotiate a new contract pursuant to which the Company's minimum commitment to AT&T will be reduced to $17.0 million. The letter of intent also provides for the payment by the Company to AT&T of $8.8 million in two installments and contemplates that Midcom would obtain more favorable pricing for certain network services provided by AT&T. The settlement and new rates will not be effective until the Company and AT&T have negotiated and executed a mutually acceptable definitive agreement, which the parties are currently pursuing. The Company believes that the renegotiation of these agreements is an important element to the Company's restructuring strategy and will increase the Company's flexibility in utilizing those suppliers while lowering its costs. There can be no assurance, however, that the Company will be successful in its efforts to renegotiate the terms of these agreements or that the Company will be able to obtain relief from minimum contractual commitments in the future. If existing or future shortfalls are not eliminated, the Company may be required to make substantial payments without associated revenue from customers or the supplier may terminate service and commence formal action against the Company. Such payments are not presently contemplated in the Company's capital budgets and would have a material adverse effect on the Company's business, financial condition and results of operation. See Note 14 of the Notes to Consolidated Financial Statements.

ATTRITION

     Midcom's revenue is affected by customer attrition, a problem inherent in the long distance industry. The attrition experienced by the Company is attributable to a variety of factors, including the Company's termination of customers for non-payment and the marketing and sales initiatives of the Company's competitors such as, among other things, national advertising campaigns, telemarketing programs and the use of cash or other forms of incentives. In particular, the Company commonly experiences high initial customer attrition from acquired customer bases as these customers are transitioned to the Company's services and systems. The Company believes that this attrition occurs as a result of difficulties encountered in transitioning acquired customer bases to the Company's services and systems, a process which often prompts customers to consider competitive alternatives in the telecommunications marketplace. Also, where the Company has not acquired the sales channel associated with an acquired customer base, there is often a period of increased exposure to competitors as the Company's sales force establishes a relationship with its new customers. Moreover, one of the Company's selling points in the past has been the ability to accommodate its customers who express a preference for a particular underlying long distance carrier, such as AT&T. In connection with the establishment of its own network of switching facilities, the Company no longer plans to accommodate such customer preferences. The Company expects that, as a result, certain of its existing customers will discontinue or reduce their purchases from the Company following implementation of its network of switching facilities. This is expected to contribute to anticipated declines in revenue and could also impair the Company's ability to compete for customers. The Company is aware of the significant impact attrition has on its business. However, because of numerous acquisitions and lack of historical data concerning its acquired customer bases, the Company has found it difficult to measure customer attrition in a consistently meaningful manner. As a consequence, the Company has not formulated a statistical basis for measuring or reporting customer attrition.

MATERIAL WEAKNESSES

     In connection with the audit of Midcom's 1995 Consolidated Financial Statements, Midcom's independent auditors identified two conditions which were characterized as material weaknesses in its internal financial controls. One material weakness identified by the auditors was the failure of the Company's accounting and finance systems to provide accurate information to monitor the Company's financial position, results of operations and liquidity. Factors identified as contributing to this weakness and requiring immediate attention included insufficient staffing and systems to accommodate significant growth from acquisitions, transitional difficulties associated with major new information and billing systems, inadequate communication between senior management and the finance department and demands associated with the Company's initial public offering. The second material weakness identified by the auditors was the Company's process of estimating unbilled receivables. With respect to this material weakness, the auditors recommended that the Company review and revise, as necessary, all policies and procedures with regard to its reconciliation of unbilled receivables with actual billings to ensure that all unbilled amounts at a reporting date represent properly recorded revenue. In response to these recommendations, the Company has hired new finance and accounting personnel, curtailed acquisitions and established a policy of billing substantially all customer call traffic in a financial reporting period before revenue for the period is reported.

RESTATEMENT OF RESULTS FOR THE THIRD QUARTER OF 1995

     Midcom announced on March 4, 1996 that it would issue restated financial statements for the third quarter and nine months ended September 30, 1995 that would lower previously announced results. The restatement was primarily attributable to an overrecognition of revenue and unbilled accounts receivable which occurred during the conversion to a new billing system. In the process of reconciling unbilled accounts as of December 31, 1995 with amounts ultimately billed, the Company discovered that certain reports generated by its new information management system that were used for recognizing unbilled revenue did not fully reflect all discounts that were properly included in the bills subsequently sent to the Company's customers. Primarily as a result of this failure, the Company's Quarterly Report on form 10-Q for the third quarter of 1995 was amended to report a $3.3 million reduction in revenue and a $4.5 million reduction in accounts receivable, consisting of a $3.8 million reduction in unbilled accounts receivable and a $0.7 million increase in the allowance for doubtful accounts. The amended 10-Q also reflects a reclassification of $1.2 million of customer adjustments to revenue to bad debt expense (included in selling, general and administrative expenses on the statement of operations). These adjustments resulted in the net loss for the quarter and nine months ended September 30, 1995 being increased from $3.8 million and $8.0 million, respectively, to $8.3 million and $12.5 million, respectively.

SEASONALITY

     Due to its predominately commercial customer base, Midcom tends to experience decreases in customer usage and revenue around national holidays and traditional vacation periods. The Company anticipates revenue from existing customers during the last two quarters of the year to be somewhat lower than during the first two quarters. Historically, however, results have been affected more significantly by acquisitions of customer bases and growth through wholesale, direct and other sales channels than by seasonal factors.

RESULTS OF OPERATIONS

     The following table sets forth, for the periods indicated, the percentages that certain items bear, except as noted, to total revenues:

                                                                  YEARS ENDED DECEMBER 31,
                                                                  -------------------------
                                                                  1993      1994      1995
                                                                  -----     -----     -----
    Revenues
      Telecommunication Services................................   89.4%     94.6%     99.1%
      Aggregation...............................................   10.6       5.4       0.9
                                                                  -----     -----     -----
           Total revenues.......................................  100.0     100.0     100.0
    Cost of revenues
      Telecommunication Services(1).............................   76.8      74.8      69.2
      Aggregation...............................................    0.0       0.0       0.0
                                                                  -----     -----     -----
           Total cost of revenues...............................   68.7      70.8      68.5
    Gross margin................................................   31.3      29.2      31.5
    Selling, general and administrative expenses................   27.5      24.8      30.5
    Depreciation and amortization...............................    2.8       3.7       6.8
    Loss on impairment of assets................................     --        --       5.8
                                                                  -----     -----     -----
      Operating income (loss)...................................    1.0       0.7     (11.6)
    Interest expense............................................   (2.1)     (2.6)     (2.6)
    Other income (expense)......................................    0.3      (0.8)     (0.2)
                                                                  -----     -----     -----
    Loss before extraordinary item..............................   (0.8)     (2.7)    (14.4)
                                                                  -----     -----     -----
    Extraordinary item..........................................     --        --      (2.0)
                                                                  -----     -----     -----
    Net loss....................................................   (0.8)%    (2.7)%   (16.4)%
                                                                  =====     =====     =====
    SUPPLEMENTAL OPERATING DATA:
    EBITDA(2)...................................................    3.8%      4.4%      1.0%

---------------
(1) Cost of telecommunications services is stated as a percentage of telecommunication services revenue.

(2) As used herein, "EBITDA" is defined as operating income plus depreciation, amortization and loss on impairment of assets.

  1995 COMPARED TO 1994

     Revenues. Total revenue in 1995 increased 82.2% to $203.6 million from $111.7 million in 1994. The increase is primarily attributable to incremental telecommunications services revenues resulting from acquisitions and, to a lesser extent, new sales through the Company's combined sales channels, offset by the impact of attrition. Increased revenues also were partially offset by a 70.6% decrease in aggregation fee revenues compared to 1994. The decline in aggregation fees is due to the attrition of aggregation customers and the Company's efforts to convert aggregation customers to other Midcom products.

     Gross Margin. The Company's cost of revenues consists of the cost of services provided by local and interexchange carriers. Cost of revenues grew 76.5% in 1995, primarily as a result of the increase in revenues as discussed above. The gross margin percentage for 1995 increased to 31.5% versus 29.2% in 1994. Telecommunication services gross margin increased to 30.8% in 1995, up from 25.2% in 1994. The higher gross margin in 1995 is attributable to several factors, including (1) acquisitions of customer bases whose mix of customers generally result in higher average revenue per minute and acquisitions of higher margin businesses, such as PacNet, (2) negotiation of price reductions with some of the Company's interexchange suppliers as a result of increased traffic volume, and (3) an increase in traffic over the Company's own switches, all of which were acquired or placed in service on or after September 30, 1994. These factors were partially offset by an increase in wholesale revenues as a percentage of total revenues, which carries a lower gross margin percentage, and a decline in aggregation fee revenue as a percentage of total revenues, which has no cost of revenues and the write-off of calls which were not billed during the conversion to the Company's new billing system.

     Selling, General and Administrative Expenses. The Company's selling, general and administrative expenses consist primarily of payroll and related expenses for administrative, customer support and marketing personnel, compensation costs for direct sales personnel, commissions and other costs related to indirect distribution and bad debt expense. These expenses increased as a percentage of total revenues from 24.8% in 1994 to 30.5% in 1995. The increase was due to several factors, including a substantial increase in bad debt expense and other adjustments given to customers largely attributable to delays in billing which occurred during the conversion to the new billing system, higher commission rates associated with a telemarketing program for lower volume customers, the addition of personnel and other costs incurred in connection with conversion to the Company's new information processing systems and costs to open sales offices, some of which were closed in the first quarter of 1996. Midcom also incurred additional expenses during 1995 in connection with the maintenance of duplicate billing and information systems, including those of acquired businesses, and to a lesser extent, additional personnel costs. The Company employed 457 and 366 persons on a full-time basis as of December 31, 1995 and 1994, respectively. Commencing January 1, 1996, the Company will no longer capitalize software development expenditures related to its existing billing system, but rather will expense them in the period in which they are incurred. In addition, in March 1996 the Company announced actions to reduce operating expenses including office closures and a reduction in its workforce accomplished by consolidation of a number of job functions. These March actions resulted in a restructuring charge of approximately $1.6 million in the first quarter of 1996.

     Depreciation and Amortization. Depreciation and amortization expense increased as a percentage of revenues during 1995. This increase reflects the amortization of customer bases and goodwill, the depreciation of telephone switching equipment resulting from acquisitions in the second half of 1994 and throughout 1995 and the depreciation/amortization of significant continued capital investment in computer equipment and software development used to support internal systems. The Company expects depreciation and amortization expenses to continue to increase due to the effect of recent acquisitions and the development and placement into service of management information systems.

     Loss on Impairment of Assets. The loss on impairment of assets consists of the following: (i) a $6.8 million write-down of the Company's interest in the joint venture in Russia to reflect the estimated current value of this investment, (ii) a $2.5 million write-off of the Company's current telephone switching equipment as a result of its decision to migrate to a different switching platform and (iii) a $2.5 million partial write-down of the Company's capitalized software for its management information system due to weaknesses identified in the system.

     Interest Expense. Interest expense increased 78.4% to $5.3 million in 1995 from $3.0 million in 1994 primarily due to the increase in average borrowings outstanding in 1995. At December 31, 1995, the Company had outstanding interest-bearing obligations of $58.1 million, up from $36.3 million outstanding as of December 31, 1994. The increase in debt was due to the funding of acquisitions and the development of management information systems and purchase of related equipment.

     Extraordinary Item. In July 1995, the Company completed an initial public offering which resulted in net proceeds of $54.2 million to the Company. The Company used the proceeds to pay down various obligations, including $15.0 million in principal amount of certain subordinated notes. As a result of the early extinguishment of these notes, the Company expensed as an extraordinary item in the third quarter of 1995 the unamortized portion of original issue discount which aggregated approximately $3.0 million. In addition, in the fourth quarter of 1995, the Company obtained a new credit facility and paid off its prior revolving credit facility. As a result, the Company was required to write-off as an extraordinary item during the fourth quarter unamortized deferred financing costs associated with its prior credit facility totaling approximately $1.1 million.

     Other Expense/Equity in Loss of Joint Venture. Other expense consists mainly of finance charges and other nonoperating expenses. The Company's portion of the loss generated by its Russian joint venture, Dal Telecom, was $52,000 in 1995, down from $458,000 in 1994, due mainly to improved operating results of the joint venture.

     Income Taxes. The Company has incurred losses for all periods presented. No tax benefit has been recorded with respect to these losses due to the Company's net operating loss carryforward which totalled approximately $19.1 million as of December 31, 1995.

  1994 COMPARED TO 1993

     Revenues. Total revenues in 1994 increased 69.2% to $111.7 million from $66.0 million in 1993. This increase consisted primarily of an 78.9% increase in revenue from telecommunications services, to $105.6 million from $59.0 million in 1993, which was offset by a 12.7% decrease in revenue from aggregation fees. The increase in telecommunication services revenues in 1994 is attributable to increased sales from the Company's direct sales and field service representatives and independent distributors, as well as revenue attributable to acquired customer bases. In 1993 and early 1994, the Company significantly increased the size of its sales force. Also, in late 1993 the Company increased the number of its independent distributors, primarily through acquisitions. To a lesser extent, 1994 revenues increased as a result of the expansion of the Company's products and services and increased sales to resellers.

     Gross Margin. The Company's gross margin declined in 1994 to 29.2% from 31.3% in 1993. The decline was largely attributable to the decrease in aggregation fees, which has no cost of sales. Telecommunication services gross margin increased from 23.2% in 1993 to 25.1% in 1994 in spite of declining revenue per minute caused by increasingly competitive market conditions. The revenue per minute decline also reflects the Company's increasing emphasis, commencing in mid-1993, on term contracts (two or three years) which offered lower rates in exchange for fixed term commitments. Nevertheless, these factors were offset by price reductions obtained from some of the Company's interexchange suppliers as a result of the Company's increased volume of use. In addition, in the fourth quarter of 1994 the Company commenced use of its own switches which also benefited gross margins.

     Selling, General and Administrative Expenses. From 1993 to 1994, the Company's selling, general, and administrative expenses declined as a percentage of revenues from 27.5% to 24.8%. The actual dollar increase was primarily a result of growth, including growth by means of acquisitions. The 1994 increase is also attributable to additional personnel and other costs incurred in connection with the development and initial implementation of the Company's new information processing systems and to operate and maintain switches. The percentage decline in 1994 is also attributable to the fact that the Company did not pay any consulting fees to shareholders, compared to shareholder consulting fees of $1,025,000 paid with respect to 1993 to Paul Pfleger, the Company's then sole shareholder. In 1993, Mr. Pfleger, as a director and the sole shareholder of the Company, actively consulted with management of the Company by participating in major decisions and regularly giving direction and guidance to the Company's senior officers. The amount paid for these services was based primarily on the Company's operating results. Midcom incurred additional expenses in 1994 due to the cost of maintaining duplicate systems of acquired businesses pending full integration of these acquisitions. The decline in selling, general and administrative expenses as a percentage of revenue was attributable to improved operating leverage. The Company employed 366 and 248 persons on a full-time basis at the end of 1994 and 1993, respectively.

     Depreciation and Amortization. From 1993 to 1994, depreciation and amortization expense increased as a percentage of revenue from 2.7% to 3.7%. This increase reflects the significant capital investment in internal systems and the amortization of intangible assets associated with acquisitions.

     Interest Expense. From 1993 to 1994, interest expense increased from $1.4 million to $3.0 million. This increase was primarily due to increased borrowings and, to a lesser extent, an increase in overall interest rates. At December 31, 1993, the Company had outstanding interest-bearing obligations of approximately $23.5 million, while at December 31, 1994, this amount had grown to $36.3 million. The increase in debt is primarily due to funding acquisitions and the purchase of systems and equipment.

     Other Expense. Other expense in 1994 is mainly composed of the Company's portion of the loss of its Russian joint venture. The Company's pro rata share of the loss generated by its Russian joint venture in 1994 was $365,000. Additionally, the Company recorded a $93,000 incremental loss for the difference between the Company's investment and its 50% allocable share of Dal Telecom's net assets.

     Income Taxes. Through December 31, 1993, the Company was an S corporation for income tax purposes. Accordingly, the Company's income (losses) were reported by the shareholders rather than by the Company. Effective with the change from an S corporation to a C corporation, the Company recorded a tax provision of $207,000, which was subsequently reversed due to losses incurred during 1994.

LIQUIDITY AND CAPITAL RESOURCES

     Historically, Midcom has experienced rapid growth, which has required substantial working capital to finance receivables, capital expenditures and acquisitions and service indebtedness. Given Midcom's billing and collection cycle with its customers and suppliers, Midcom generally pays its underlying suppliers approximately 30 to 45 days prior to the time it is paid by its customers for the related services. The Company has financed its growth with the proceeds from its July 1995 initial public offering, proceeds from the Private Placement, bank borrowings, subordinated debt, vendor financing, loans from shareholders, capital leases, cash flows from operations, and the issuance of Common Stock and assumption of indebtedness in connection with acquisitions of businesses and customer bases.

     Net cash provided by (used in) operating activities was $2.2 million, ($2.1 million), and ($5.9 million) in 1993, 1994 and 1995, respectively. The increase in cash used in operating activities in 1995 versus 1994 is primarily due to an increase in the net loss before non-cash items offset in part by an increase in other long-term liabilities. The use of cash from operating activities in 1994 is primarily attributable to the increase in accounts receivable which exceeded the increases in carrier payables and other current liabilities.

     Net cash used in investing activities was $12.8 million, $14.7 million and $20.9 million in 1993, 1994 and 1995, respectively. Net cash used in investing activities increased during 1995 primarily due to an increase in cash used in the acquisition of businesses and customer bases, an increase in costs incurred in connection with the development and acquisition of information systems and expenditures for telephone switching equipment, including switches acquired in business acquisitions, offset in part, by a decrease in investments in the Russian joint venture. The increase in 1994 was primarily attributable to acquisitions of businesses and customer bases, costs incurred in connection with the development and acquisition of information systems, other capital expenditures and investments in the Company's Russian joint venture.

     Net cash provided by financing activities was $9.9 million, $17.0 million and $27.0 million in 1993, 1994 and 1995, respectively. The increase in net cash provided by financing activities in 1995 over 1994 is primarily attributable to the Company's initial public offering ($54.2 million of net proceeds) and increased long-term borrowings, offset by the repayment of a prior credit facility and notes payable and the redemption of preferred stock. The 1994 increase is attributable to increased long-term borrowings, offset by repayments of a prior credit facility and other long-term debt, repayment of loans from shareholders and deferred financing costs.

     The Company has experienced significant losses since its inception, with net losses of approximately $3.0 million, and $33.4 million for 1994, and 1995 respectively. As a result of these losses, the billing and collection cycle with its customers, acquisition strategy and other factors, the Company has required substantial external working capital.

     In addition to funds required for day to day operations, the Company's principal working capital requirements include capital expenditures, including those associated with the proposed installation of new switching facilities, interest and principal payable under the Notes and the other contingencies and obligations described below. The Notes will mature on August 15, 2003. Interest on the Notes is payable semi-annually on February 15 and August 15 of each year, commencing February 15, 1997, in the aggregate amount of $4,031,899.

     In connection with the resignation of Ashok Rao, the Company's former President and Chief Executive Officer, the Company has elected to repurchase 885,360 shares of common Stock held by Mr. Rao and certain trusts established by Mr. Rao at a price equal to the fair market value of such Common Stock on the date of Mr. Rao's resignation, as determined by arbitration, to be paid ratably over a period of 36 months. The Company's election to repurchase such shares of Common Stock will adversely affect the Company's liquidity. In addition, the unpaid balance of a promissory note delivered to Cherry Communications in connection with the acquisitions of two customer bases is approximately $10.2 million, of which $9.0 million may be paid in cash or by delivery of Common Stock, as the Company may elect, and the remaining $1.2 million is subject to certain hold-back arrangements. The acquired customer bases have not generated required minimum revenue levels and Cherry Communications has failed to remit to the Company collections received by Cherry Communications from a portion of the acquired customers. Accordingly, the Company has withheld the final three installment payments for the second of the two acquisitions, payment of invoices for carrier services for the acquired bases (up to $9.7 million through June 30, 1996) and accrued customer service charges through June 30, 1996 of $720,000. Negotiations between Cherry Communications and the Company failed to produce a settlement of these disputes and Cherry Communications has filed suit against the Company seeking to recover alleged past due amounts. The Company is also obligated to pay up to $2.0 million additional cash pursuant to a customer base purchase agreement upon attainment of specified revenue levels by such customer base, and a payment of a maximum of $2.0 million to the former shareholder of Cel-Tech in the event that the Company sells or transfers a majority of Cel-Tech's voting stock.

     As of June 30, 1996, Midcom's minimum volume commitment under its supply contract with AT&T, its largest supply contract, was $117.0 million. The Company estimated that as of September 30, 1996, it would have been in shortfall of its minimum commitments to AT&T by approximately $27.6 million based on current contract requirements. However, on July 19, 1996, the Company and AT&T executed a letter of intent to settle this anticipated liability as well as all other pending disputes between the Company and AT&T, and to negotiate a new contract pursuant to which the Company's minimum commitment to AT&T will be $17.0 million. In addition, Midcom expects to obtain more favorable pricing for certain network services provided by AT&T. Pursuant to the same letter of intent, Midcom and AT&T have negotiated a payment schedule for overdue payments which will bring the Company's obligations to AT&T current by the middle of October 1996. The settlement and new rate structure will not be effective until the Company and AT&T have executed a mutually acceptable definitive agreement, which the parties are currently pursuing. Moreover, in connection with the letter of intent, the AT&T tariff was amended to extend the accrued shortfall penalty payment date to September 30, 1996 pending negotiation and execution of a mutually acceptable definitive agreement. However, there can be no assurance that the parties will reach a definitive agreement or that further extensions of the accrued shortfall penalty payment date can be obtained by the Company. In consideration for the terms of the settlement and new rate structure, the letter of intent provides for the payment by the Company to AT&T of $8.8 million in two installments. The first payment of $5.0 million will be due upon the execution of a definitive agreement, and the remaining balance of $3.8 million will be due within 30 days of Midcom announcing quarterly gross revenue in excess of $75.0 million, or upon completion of a change in control.

     The Company's available sources of working capital consist of cash flows from operations; approximately $50.0 million at September 15, 1996 in cash and short-term, investment grade, interest-bearing securities, which funds represent the remaining net proceeds from the Private Placement, and expected available borrowings under its Revolving Credit Facility. Prior to completion of the Private Placement, the Company had for several months experienced a severe working capital short-fall which required the Company to seek extended payment terms from certain of its suppliers, delay payments to many of its suppliers and other vendors, delay or cancel purchases and take other steps to conserve many of its suppliers and other vendors, delay or cancel purchases and take other steps to conserve operating capital. As a result, a number of suppliers placed the Company on credit hold and/or initiated collection actions. Also, for several months prior to completion the Private Placement, the Company was in default of certain financial and other covenants under its Revolving Credit Facility, although the lenders continued to permit borrowings under that facility. The existence of defaults under the Revolving Credit Facility also constituted defaults under certain of the Company's equipment lease facilities having outstanding balances of approximately $2.8 million at December 31, 1995. As a result of these defaults, Revolving Loans and capitalized lease obligations under these equipment lease facilities have been classified as short-term obligations on the Company's balance sheet at December 31, 1995. In addition, the report of the Company's independent auditors with respect to the Company's Consolidated Financial Statements for the year ended December 31, 1995 states that the Company's recurring operating losses, working capital deficiency and credit agreement defaults raise substantial doubt about the Company's ability to continue as a going concern. The nature of this opinion itself constituted a default under the Revolving Credit Facility. In connection with the completion of the Private Placement and the application of the net proceeds therefrom to the repayment in full of all obligations outstanding under the Revolving Credit Facility, which aggregated approximately $34.0 million, the lenders under the Revolving Credit Facility waived all existing defaults and amended the financial covenants under the Revolving Credit Facility to be consistent with Midcom's revised business plan. The Company's maximum borrowing availability under the Revolving Credit Facility, as amended, is $43.0 million, subject to a borrowing base equal to 85% of the Company's eligible accounts receivable less a minimum excess availability requirement of $20.0 million for the months of August 1996 through February 1997, declining in stages to $8.0 million for the months of September through November 1997. As of September 15, 1996, after giving effect to the amendment, the Company had a borrowing base of approximately $21.0 million and a maximum borrowing availability, net of the minimum excess availability requirement, of approximately $1.0 million. These amounts will fluctuate from day to day based on the timing of cash collections and payments.

     The Company expects that it will require between $40.0 million and $50.0 million during 1996 and 1997 in order to fund (i) operating losses, (ii) working capital requirements and (iii) capital expenditures, including an estimated $22.0 million to acquire and install high capacity switches. The Company expects that the remaining proceeds of the Private Placement, together with funds available under the Revolving Credit Facility and cash flows from operations, will be sufficient to fund these requirements during 1996 and 1997. However, the exact amount and timing of these capital requirements will be determined by numerous factors, including the level of, and gross margin on, future sales, the outcome of outstanding contingencies and disputes such as pending lawsuits and payment terms obtained from the Company's suppliers and the timing of capital expenditures. Although the Company's current plans assume that the Company will be able to replace or extend the Revolving Credit Facility after its expiration in November 1997, there can be no assurance that the Revolving Credit Facility will continue to be available to the Company. Further, there can be no assurance that the net proceeds of the Private Placement together with funds available under the Revolving Credit Facility and cash flows from operations will be sufficient to fully implement the Company's new operating strategy or meet its other capital requirements. If (i) the Company experiences greater than anticipated capital requirements, (ii) it is determined to be liable for, or otherwise agrees to settle or compromise, any material claim against it, (iii) it is unable to make future borrowings under the Revolving Credit Facility for any reason or (iv) the implementation of the Company's new operating strategy fails to produce the anticipated cash flows from operations, the Company may be required to refinance all or a portion of its existing debt, sell assets or obtain additional equity or debt financing. There can be no assurance that any such refinancing or asset sales would be possible or that the Company will be able to obtain additional equity or debt financing, if and when needed, on terms that the Company finds acceptable. Any additional equity or debt financing may involve substantial dilution to the interests of the Company's shareholders as well as the holders of the Notes. The failure of the Company to complete one or more of such alternatives or otherwise obtain sufficient funds to satisfy its cash requirements could prevent the Company from implementing its operating strategy and, ultimately, could force the Company to seek protection under the federal bankruptcy laws. Such events would materially and adversely affect the value of the Company's debt and equity securities.

ADOPTION OF ACCOUNTING STANDARDS

     In October 1995, the Financial Accounting Standards Board issued Statement No. 123, "Accounting for Stock-Based Compensation." This pronouncement establishes accounting and reporting standards for stock-based employee compensation plans, including stock purchase plans, stock options and stock appreciation rights. This standard defines a fair value based method of accounting for these equity instruments. This method measures compensation cost based on the value of the award and recognizes that cost over the service period. Companies may elect to adopt this standard or to continue accounting for these types of equity instruments under current guidance, APB Opinion No. 25, "Accounting for Stock Issued to Employees." Companies which elect to continue using the rules of APB Opinion No. 25 must make pro forma disclosures of net income and earnings per share as if this new statement had been applied. Effective January 1, 1996, the Company adopted Statement 123 and elected to continue following the guidance of APB Opinion No. 25.

     Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," which was issued in March 1995, requires impairment losses to be recorded on certain long-lived assets used in operations or expected to be disposed of. The Company adopted Statement 121 in the fourth quarter of 1995.

                           MIDCOM COMMUNICATIONS INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                              DECEMBER 31,
                                                                          --------------------
                                                                            1995        1994
                                                                          --------     -------
                                                                             (IN THOUSANDS,
                                                                           EXCEPT SHARE DATA)
                                            ASSETS
Current assets:
  Cash..................................................................  $  1,083     $   960
  Accounts receivable, less allowance for doubtful accounts of $10,581
     and $2,872 in 1995 and 1994........................................    51,814      28,702
  Due from related parties..............................................       502         640
  Notes receivable......................................................        86         476
  Prepaid expenses and other current assets.............................     2,424       1,621
                                                                          --------     --------
          Total current assets..........................................    55,909      32,399
  Investments in and advances to joint venture..........................     2,000       5,643
  Plant and equipment, net..............................................    13,719      12,983
  Intangible assets, less accumulated amortization of $12,812 and $3,514
     in 1995 and 1994...................................................    60,781      13,278
  Other assets and deferred charges, net................................       922       1,775
                                                                          --------     --------
          Total assets..................................................  $133,331     $66,078
                                                                          ========     ========
                        LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable......................................................  $  7,397     $ 5,145
  Carrier accounts payable..............................................    32,534      19,336
  Accrued expenses......................................................     9,570       2,801
  Notes payable.........................................................    14,576       1,627
  Current portion of long-term obligations..............................    41,721         614
  Deferred income.......................................................        43          67
                                                                          --------     --------
          Total current liabilities.....................................   105,841      29,590
Long-term debt, less current portion....................................       827      32,070
Capital lease obligations, less current portion.........................     1,017       1,952
Deferred income.........................................................       130         173
Other long-term liabilities.............................................     1,717          --
Commitments and contingencies
  Preferred stock, 10,000,000 shares authorized for all Series, $.0001 par value, 859,653 shares designated as Series A Redeemable
     Preferred, all of which are issued and outstanding in 1994.........        --       8,597
Shareholders' equity (deficit):
  Common stock, $.0001 par value (stated at amounts paid in); 90,000,000 shares authorized, 15,128,829 and 8,124,675 shares issued and
     outstanding in 1995 and 1994.......................................    62,400      (2,691)
  Deferred compensation.................................................       (13)        (34)
  Accumulated deficit...................................................   (38,588)     (3,579)
                                                                          --------     --------
          Total shareholders' equity (deficit)..........................    23,799      (6,304)
                                                                          --------     --------
          Total liabilities and shareholders' equity (deficit)..........  $133,331     $66,078
                                                                          ========     ========

                            See accompanying notes.

                           MIDCOM COMMUNICATIONS INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                   YEAR ENDED DECEMBER 31,
                                                              ---------------------------------
                                                                1995         1994        1993
                                                              --------     --------     -------
                                                               (IN THOUSANDS, EXCEPT PER SHARE
                                                                            DATA)
Revenues....................................................  $203,554     $111,699     $66,010
Cost of revenues............................................   139,546       79,044      45,363
                                                              --------     --------     -------
Gross profit................................................    64,008       32,655      20,647
Operating expenses:
  Selling, general and administrative.......................    62,061       27,697      18,125
  Depreciation..............................................     4,481        1,477         644
  Amortization..............................................     9,309        2,657       1,237
  Loss on impairment of assets..............................    11,830           --          --
                                                              --------     --------     -------
Total operating expenses....................................    87,681       31,831      20,006
                                                              --------     --------     -------
Operating income (loss).....................................   (23,673)         824         641
Equity in loss of joint venture.............................       (52)        (458)         --
Other income (expense)......................................      (338)        (413)        249
Interest expense............................................    (5,288)      (2,531)       (304)
Interest expense -- shareholders............................        --         (434)     (1,064)
                                                              --------     --------     -------
Loss before income taxes and extraordinary item.............   (29,351)      (3,012)       (478)
Income tax expense..........................................        --          (17)        (51)
                                                              --------     --------     -------
Loss before extraordinary item..............................   (29,351)      (3,029)       (529)
Extraordinary item: loss on early redemption of debt........    (4,067)          --          --
                                                              --------     --------     -------
     Net loss...............................................  $(33,418)    $ (3,029)    $  (529)
                                                              ========     ========     =======
Per share amounts:
  Loss before extraordinary item............................    $(2.42)      $(0.31)     $(0.05)
  Extraordinary item........................................     (0.34)          --          --
                                                                ------       ------      ------
     Net loss...............................................    $(2.76)      $(0.31)     $(0.05)
                                                                ======       ======      ======
Shares used in calculating per share data...................    12,101        9,930       9,930
                                                                ======       ======      ======

                            See accompanying notes.

                           MIDCOM COMMUNICATIONS INC.

           CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)

                                                                                                  TOTAL
                                                                                              SHAREHOLDERS'
                                            NUMBER     COMMON      DEFERRED     ACCUMULATED      EQUITY
                                           OF SHARES    STOCK    COMPENSATION     DEFICIT       (DEFICIT)
                                           ---------   -------   ------------   -----------   -------------
                                                                    (IN THOUSANDS)
Balance at January 1, 1993...............     7,786    $   154      $   --       $  (6,350)     $  (6,196)
  Issuance of compensatory stock
     options.............................        --        146        (146)             --             --
  Issuance of common stock...............       225        202          --              --            202
  Compensation attributable to stock
     options vesting.....................        --         --          42              --             42
  Distributions by acquired company......        --         --          --             (84)           (84)
  Net loss for the year..................        --         --          --            (529)          (529)
                                             ------    -------       -----        --------       --------
Balance at December 31, 1993.............     8,011        502        (104)         (6,963)        (6,565)
  Conversion from S corporation to
     C corporation.......................        --     (7,679)         --           7,679             --
  Stock issued in acquisition............       114      1,040          --              --          1,040
  Compensation attributable to stock
     options vesting.....................        --         --          20              --             20
  Stock option forfeitures...............        --        (54)         50              --             (4)
  Issuance of common stock warrant.......        --      3,500          --              --          3,500
  Distributions by acquired company......        --         --          --          (1,266)        (1,266)
  Net loss for the year..................        --         --          --          (3,029)        (3,029)
                                             ------    -------       -----        --------       --------
Balance at December 31, 1994.............     8,125     (2,691)        (34)         (3,579)        (6,304)
  Issuance of compensatory stock
     options.............................        --        268          --              --            268
  Stock issued in acquisitions ..........       500      4,757          --              --          4,757
  Compensation attributable to stock
     options vesting.....................        --         --          21              --             21
  Stock issued in initial public
     offering............................     5,456     54,182          --              --         54,182
  Stock issued in customer base
     acquisitions........................       331      5,120          --              --          5,120
  Stock issued for exercise of stock
     options and warrants and employee
     stock purchase plan.................       717        442          --              --            442
  Distributions by acquired company......        --         --          --          (1,269)        (1,269)
  Conversion of acquired company from
     S corporation to C corporation......        --        322          --            (322)            --
  Net loss for the year..................        --         --          --         (33,418)       (33,418)
                                             ------    -------       -----        --------       --------
Balance at December 31, 1995.............    15,129    $62,400      $  (13)      $ (38,588)     $  23,799
                                             ======    =======       =====        ========       ========

                            See accompanying notes.

                           MIDCOM COMMUNICATIONS INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                               YEAR ENDED DECEMBER 31,
                                                                             ----------------------------
                                                                               1995      1994      1993
                                                                             --------   -------   -------
                                                                                    (IN THOUSANDS)
OPERATING ACTIVITIES
Reconciliation of net loss to net cash provided by (used in) operating activities:
  Net loss.................................................................  $(33,418)  $(3,029)  $  (529)
  Depreciation.............................................................     4,481     1,477       644
  Amortization of intangibles..............................................     9,309     2,657     1,237
  Amortization of original issue discount financing........................       620       483        --
  Loss on impairment of assets.............................................    11,830        --        --
  Equity in loss of joint venture..........................................        52       458        --
  Compensation attributable to stock options...............................       289        16        42
  Noncompetition payments..................................................        --      (250)     (300)
  Extraordinary item -- write-off of original issue discount and deferred
     financing costs.......................................................     4,067        --        --
Changes in operating assets and liabilities:
  Increase in accounts receivable..........................................   (17,784)   (9,811)  (10,361)
  (Increase) decrease in due from related parties..........................       138      (606)      336
  (Increase) decrease in notes receivable..................................       390      (348)     (128)
  (Increase) decrease in prepaid expenses and other current assets.........      (719)   (1,201)       24
  (Increase) decrease in other assets......................................      (142)       11       (64)
  Increase (decrease) in accounts payable and accrued expenses.............    (3,559)    4,062     2,414
  Increase in carrier accounts payable.....................................    16,638     8,236     5,429
  Increase (decrease) in deferred income...................................       (67)   (3,229)    2,912
  Increase (decrease) in other long-term liabilities.......................     1,717      (202)      168
Increase (decrease) in accrued interest payable............................       228      (869)      384
                                                                             ---------  --------  --------
Net cash provided by (used in) operating activities........................    (5,930)   (2,145)    2,208
INVESTING ACTIVITIES
Purchases of plant and equipment...........................................    (6,884)   (4,187)   (1,614)
Net assets acquired in business and customer base acquisitions.............   (11,407)   (5,089)   (9,282)
Investment in and advances to joint venture................................    (2,625)   (4,190)   (1,911)
Loan to related party......................................................        --    (1,234)       --
                                                                             ---------  --------  --------
Net cash used in investing activities......................................   (20,916)  (14,700)  (12,807)
FINANCING ACTIVITIES
Proceeds of loans from related parties.....................................        --        --     5,292
Repayment of loans from related parties....................................        --    (3,617)     (798)
Proceeds from notes payable................................................        --     3,485     6,411
Repayment of notes payable.................................................   (21,628)  (10,592)       --
Proceeds from long-term debt...............................................    69,205    34,350        --
Proceeds from common stock issued for stock purchase plan and stock
  options..................................................................       442        --        --
Issuance of common stock...................................................    54,182        --        --
Preferred stock redemption.................................................    (8,597)       --        --
Repayment of long-term debt................................................   (64,841)   (3,851)     (875)
Distributions to shareholders of acquired companies........................    (1,269)   (1,266)      (84)
Deferred financing costs...................................................      (525)   (1,512)       --
                                                                             ---------  --------  --------
Net cash provided by financing activities..................................    26,969    16,997     9,946
                                                                             ---------  --------  --------
Net increase (decrease) in cash and cash equivalents.......................       123       152      (653)
Cash at the beginning of period............................................       960       808     1,461
                                                                             ---------  --------  --------
Cash at the end of period..................................................  $  1,083   $   960   $   808
                                                                             =========  ========  ========

                            See accompanying notes.

                           MIDCOM COMMUNICATIONS INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

1.  NATURE OF OPERATIONS AND GOING CONCERN

     MIDCOM Communications Inc. and Subsidiaries (Midcom or Company) resells long distance voice and data communication services, cellular and paging communication services, and enhanced facsimile services. The Company's customers are primarily small to medium-sized commercial businesses, wholesalers and certain significant customers located throughout the United States.

Going Concern and Liquidity

     The Company incurred operating losses during each of the three years ended December 31, 1995 and, as of December 31, 1995, had an accumulated deficit of $38,588, a working capital deficit of $49,932 and was in default with regard to certain agreements with its lenders. The consolidated financial statements have been prepared assuming the Company will continue as a going concern and do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets and liabilities that may result from the outcome of this uncertainty.

     As a result of its rapid growth, acquisition strategy, operating losses and other factors, the Company has required substantial working capital to fund its operations. To date, the Company has financed its operations principally through bank borrowings, subordinated debt, a capital lease facility and the net proceeds from its July 1995 initial public offering of common stock. The Company's available sources of working capital consist of cash flow from operations and available borrowings under a revolving credit facility. The existence of the going concern paragraph in the independent auditors' report, as well as other covenant violations, constitute default under the Company's revolving credit facility. Although the lenders were continuing to permit borrowings under the facility in spite of the existence of certain covenant violations, there can be no assurance that borrowings will continue to be permitted under the facility. The events of default under the credit facility trigger default clauses in certain capital lease obligations. As noted in Note 7, all long-term debt in default has been classified as a current liability in these financial statements. Based on existing covenants, it is reasonably possible that further covenant violations could occur. The Company is engaged in discussions with its lenders concerning waivers and modifications to certain covenants.

     The Company is uncertain how long cash flow from operations and borrowings under the credit facility will be sufficient to continue operations at current levels. However, these sources are not sufficient to repay a $15,000 bridge loan due April 27, 1996, which can be extended to September 24, 1996, (See Note 7) and fund remaining cash payments aggregating approximately $2,700 to sellers of customer bases. The Company's ability to continue as a going concern depends on its ability to reduce operating expenses, increase its gross margins and obtain additional working capital. The Company has taken steps to reduce expenses, curtail acquisition activities and reduce capital equipment expenditures. The Company is also actively pursuing possible sources of additional working capital through the issuance of subordinated debt or equity securities, and has engaged investment bankers to assist with this process and to investigate strategic alternatives to maximize shareholder value, including a possible sale or merger of the Company. The Company has received proposals from investors which would provide additional working capital, although each of these proposals is subject to a number of conditions.

     If the Company is not able to secure additional sources of working capital, it will be forced to further curtail operations, dispose of assets or seek extended payment terms from its vendors in order to continue as a going concern. There can be no assurance that the Company's lenders will waive existing or future covenant violations or continue to make borrowings available under the Credit Agreement, that additional financing will be available on acceptable terms or, at all, or that the Company will be able to further reduce expenses, obtain payment terms from vendors or successfully complete other steps necessary to continue as a going concern. Any additional financing may involve substantial dilution to the interests of the Company's shareholders.

                           MIDCOM COMMUNICATIONS INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

Risks and Uncertainties

     The Company is also subject to certain other significant risks and uncertainties that may affect the amounts reported in the financial statements. These significant risks and uncertainties include limits on acquisitions due to the current financial condition, impairment of assets and litigation. Additional information concerning these risks and uncertainties is included in the notes to the consolidated financial statements.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

     The accompanying consolidated financial statements include the accounts of MIDCOM Communications Inc. and its whollyowned subsidiaries, PacNet Inc. (PacNet), Cel-Tech International Corp. (Cel-Tech), AdVal, Inc. (AdVal) and Advanced Network Design (AND) (collectively referred to as the "Company"). All significant intercompany accounts and transactions have been eliminated. AdVal and AdNet Telemanagement, Inc. (AdNet), the parent company of AND, were acquired on September 29, 1995 and December 29, 1995, respectively, in transactions that were accounted for as pooling of interests. As a result, the consolidated financial statements for all periods prior to the acquisitions have been restated to include the accounts and results of operations of AdVal and AdNet and its wholly-owned subsidiary.

     The Company's investment in Dal Telecom International (Dal Telecom), a Russian corporate joint venture, is accounted for on the equity method, adjusted to estimated fair value, in accordance with generally accepted accounting principles. The Company recorded its pro rata share of Dal Telecom's income or loss one month in arrears (see Note 4).

Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Revenue Recognition

     Resale and transmission revenue and related costs are recognized in the period the customer utilizes the Company's service. Aggregation fees are recognized by the Company based upon notification of customers' participation in the AT&T program. At December 31, 1995 and 1994, unbilled resale revenue totaled $27,985 and $13,373, respectively.

Concentration of Credit Risk

     The Company's financial instruments consist of cash, accounts and notes receivable, accounts and carrier accounts payable, notes payable and long-term obligations. The fair value of the financial instruments, except long-term obligations, approximates their recorded value based on the short-term maturity of the instruments. The fair value of the long-term obligations approximates their recorded value based on the current rates offered to the Company for similar debt of the same maturities. The Company does not have financial instruments with off-balance-sheet risk.

     Financial instruments that potentially subject the Company to concentrations of credit risk are accounts receivable. The Company continually evaluates the creditworthiness of its customers; however, it generally does not require collateral. The Company's allowance for doubtful accounts is based on historical trends, current market conditions and other relevant factors.

                           MIDCOM COMMUNICATIONS INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

Deferred Financing Costs

     Financing costs are capitalized and amortized over the term of the related debt on a straight-line basis which approximates the effective-interest method. Included in other assets at December 31, 1995 are deferred financing costs of $510 which is net of accumulated amortization of $15.

Plant and Equipment

     Plant and equipment are stated at cost. The direct employee costs and outside consultant costs related to development of its management information systems were capitalized (see Note 3). Depreciation and amortization, which includes amortization of assets recorded under capital leases, are computed using the straight-line method over the following useful lives:

    Buildings and towers..................................................  30 years
    Transmission equipment................................................  12 to 15 years
    Data processing systems and equipment.................................  3 to 5 years
    Switches..............................................................  5 to 7 years
    Furniture, equipment and leasehold improvements.......................  3 to 7 years

Intangible Assets

     Intangible assets represent the excess of the purchase price over the estimated fair value of identifiable assets acquired in business and customer base acquisitions. Amounts are allocated primarily to customer bases which are amortized over five years using the straight-line method. Amounts are also allocated to noncompete agreements, goodwill and a reseller agreement, as applicable, which are amortized using the straight-line method over terms ranging from 18 months to 25 years.

Income Taxes

     Prior to January 1, 1994, Midcom was taxed as an S corporation. As an S corporation, all earnings or losses of Midcom were taxed directly to the shareholders. Effective January 1, 1994, Midcom became subject to income taxes directly as a C corporation.

     The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," which requires that deferred income taxes be provided based on the estimated future tax effects of differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

Foreign Currency Translation

     The Company's Russian joint venture, Dal Telecom, operates in a highly inflationary country, and therefore, a combination of current and historical rates is used in translating assets and liabilities. The related exchange adjustments are included in net loss. Operating results are translated at the average rates during the period.

Net Loss Per Share

     Net loss per share is based on the weighted average number of common and equivalent shares outstanding using the treasury stock method and the number of shares issued in the Company's initial public offering whose net proceeds were used to redeem the Series A Redeemable Preferred Stock. Common stock equivalents are excluded from the calculation of net loss per share due to their antidilutive effect, except that pursuant to Securities and Exchange Commission
(SEC) requirements, for periods prior to the Company's

                           MIDCOM COMMUNICATIONS INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

initial public offering, common and equivalent shares issued during the 12-month period prior to the initial public offering have been included in the calculation as if they were outstanding for all periods prior to the completion of the Company's initial public offering using the treasury stock method.

Accounting for Long-Lived Assets

     Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," which was issued in March 1995, requires impairment losses to be recorded on certain long-lived assets used in operations or expected to be disposed of. The Company adopted Statement 121 in the fourth quarter of 1995.

Reclassifications

     Certain reclassifications have been made to the prior years' financial statements to conform with the current year presentation.

3.  PLANT AND EQUIPMENT

     Major classes of plant and equipment, including assets under capital leases, consisted of the following:

                                                                          DECEMBER 31,
                                                                       -------------------
                                                                        1995        1994
                                                                       -------     -------
    Buildings and towers.............................................  $   787     $   764
    Transmission equipment...........................................    3,747       2,772
    Data processing systems and equipment............................   11,120       6,260
    Switches.........................................................       --       1,487
    Furniture, equipment and leasehold improvements..................    4,663       4,552
                                                                       -------     -------
                                                                        20,317      15,835
    Accumulated depreciation and amortization........................   (6,598)     (2,852)
                                                                       -------     -------
                                                                       $13,719     $12,983
                                                                       =======     =======

     The gross amount of plant and equipment recorded under capital leases at December 31, 1994 and 1995 was $2,685 and $6,073, respectively, primarily data processing equipment.

     Included in plant and equipment at December 31, 1995 are unamortized development costs related to the Company's proprietary management information system. This system was placed in service in May 1995 and is being amortized on a straight-line basis over five years. As a result of billing problems encountered after the system was placed in service, the Company evaluated the system during the fourth quarter and determined that the system would require additional enhancements to meet its initial design objectives and that its value had been impaired. As a result, the Company reduced the unamortized costs from $4,471 to $2,000 and recorded a $2,471 loss on impairment of the asset.

     Included in plant and equipment are switches, the majority of which were acquired through acquisitions of other telecommunications service providers. During the fourth quarter of 1995, the Company determined that it intended to replace these limited capacity switches with newer switches with increased functionality and capacity through sharing or reseller arrangements with operators of switches. As a result of this decision, the Company wrote off its existing switches and recorded a $2,544 loss on impairment of these assets.

4.  INVESTMENT IN AND ADVANCES TO JOINT VENTURE

     In December 1993, Midcom advanced $1,911 to Dal Telecom, to be used in building a long distance telephone network in the Russian Far East. In January 1994, Midcom formed a 50/50 joint venture with the

                           MIDCOM COMMUNICATIONS INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

Russian owner of Dal Telecom to continue this activity and committed to invest a total of $15,000 to acquire its 50% interest in the joint venture. This amount was subsequently reduced to $12,700. Midcom converted the advance outstanding at December 31, 1993 to an investment in the joint venture and during 1994 and 1995, invested an additional $4,190 and $2,625, respectively.

     Summarized financial data for Dal Telecom follows:

                                                                           NOVEMBER 30,
                                                                        ------------------
                                                                         1995        1994
                                                                        -------     ------
    Current assets....................................................  $ 2,708     $1,569
    Noncurrent assets.................................................    9,567      7,029
    Current liabilities...............................................      352      1,700
    Noncurrent liabilities............................................      668         --
    Equity............................................................   11,255      6,898

                                                                  12 MONTHS        11 MONTHS
                                                                    ENDED            ENDED
                                                                 NOVEMBER 30,     NOVEMBER 30,
                                                                     1995             1994
                                                                 ------------     ------------
    Revenues...................................................     $3,821           $2,314
    Gross profit...............................................      1,902              727
    Translation loss...........................................       (127)            (143)
    Net income (loss)..........................................        135             (730)

     Substantially all of the assets of Dal Telecom are located in Russia. The Company has obtained insurance against political and expropriation risks of up to 90% of the Company's invested capital in the joint venture through a U.S. Government sponsored agency.

     As of December 31, 1995, the Company was required to invest an additional $3.1 million in order to maintain its 50% interest in Dal Telecom, although there is currently no fixed schedule for providing these funds. The Russian joint venture partner disputes the amount remaining to be contributed by Midcom for a variety of tax, accounting and other reasons. The Company believes that its contributions to date are sufficient to secure at least a 30% interest in the joint venture, although that has not been agreed to by the Russian joint venture partner.

     The Company's commitment to the Russian joint venture has required significant amounts of capital resources and management attention given the logistics of maintaining a relationship in Russia. Given the Company's current financial condition, it is unable to fund any additional contributions to the joint venture. The Company now believes it is in its best interests to focus on its domestic business and, as a consequence, is actively seeking to sell its interest in Dal Telecom during 1996. As result of this decision, the Company wrote down its investment in Dal Telecom to $2,000, which is the Company's estimate of the net recoverable value of its investment in Dal Telecom, and recorded a $6,870 loss on impairment of the asset. This estimate is based on market information currently available to the Company and certain assumptions about the future operations of Dal Telecom, over which the Company has limited control. As a result, a material change in these estimates could occur in the near future.

     There can be no assurance that the Company will be successful in its efforts to sell its interest in Dal Telecom or that, if sold, the Company will recover its carrying value or that additional losses on its investment in Dal Telecom will not be incurred in the future.

     At December 31, 1995, prior to the write-down of its investment, the difference between the Company's investment and 50% of the equity in Dal Telecom's net assets was $2,210. The difference relates to the Company's investment in the joint venture and was being amortized over 20 years. During 1995 and 1994,

                           MIDCOM COMMUNICATIONS INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

$120 and $93 was amortized, respectively, and is included in equity in loss of joint venture in the consolidated statements of operations. As a result of the write-down described above, this difference has been eliminated.

5.  BUSINESS COMBINATIONS

     In September 1995, the Company acquired all of the outstanding stock of AdVal in exchange for 250,000 shares of common stock valued at $3,750. In December 1995, the Company acquired all of the outstanding stock of AdNet and its wholly-owned subsidiary, Advanced Network Design, in exchange for 453,250 shares of common stock valued at $8,272. These transactions have been accounted for as pooling of interests and, accordingly, the consolidated financial statements for all periods presented have been restated to include the accounts and results of operations of AdVal and AdNet.

     Net revenues, extraordinary items and net income (loss) of the separate companies were as follows:

                                                   MIDCOM      ADVAL      ADNET      COMBINED
                                                  --------     ------     ------     --------
    YEARS ENDED DECEMBER 31,
    1995:
      Net revenues............................    $191,990     $3,102     $8,462     $203,554
      Extraordinary loss......................      (4,067)        --         --       (4,067)
      Net income (loss).......................     (34,274)       (69)       925      (33,418)
    1994:
      Net revenues............................    $ 99,815     $3,282     $8,602     $111,699
      Net income (loss).......................      (3,984)      (313)     1,268       (3,029)
    1993:
      Net revenues............................    $ 56,623     $  733     $8,654     $ 66,010
      Net income (loss).......................        (840)        51        260         (529)

     During 1994 and 1995, the Company also completed a series of acquisitions from other telecommunications companies offering services similar to those offered by the Company. Certain of these acquisitions included the purchase of substantially all of the operating assets of the acquiree, including customer bases, and in other situations only specific customer bases. The asset acquisitions have been accounted for using the purchase method, with the excess of the purchase price over the net tangible assets acquired being allocated to acquired customer bases, non-compete agreements and goodwill. Revenues generated from the acquired customer bases are included in the accompanying statements of operations from the dates of the acquisitions.

                           MIDCOM COMMUNICATIONS INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

     Summary information concerning the acquisitions is as follows:

                                                                         TOTAL        GROSS
                                                                        PURCHASE    INTANGIBLE
                  SELLING COMPANY                 ACQUISITION DATE       PRICE        ASSETS
    -------------------------------------------  -------------------    -------     ----------
    Balance at December 31, 1993...............                         $10,788      $  8,882
    Business acquisitions:
      American Telephone Network Inc. (ATN)....  September 30, 1994       2,030           509
      PacNet, Inc. (PacNet)....................   December 30, 1994       4,816           439
    Customer base acquisitions.................        Various            6,962         6,962
                                                                        -------       -------
    Balance at December 31, 1994...............                          24,596        16,792
      Communique Telecommunications, Inc.
         (Communique)..........................   January 20, 1995       14,829        11,265
      Concord Network, Inc.....................   January 31, 1995        1,292           613
      (Concord) Cel-Tech International Corp.
         (Cel-Tech)............................  September 12, 1995       4,587         4,155
    Customer base acquisitions.................        Various           43,323        40,768
                                                                        -------       -------
    Balance at December 31, 1995...............                         $88,627      $ 73,593
                                                                        =======       =======

     The above purchases have generally been financed through borrowings under the Company's lines of credit, issuance of debt and stock (see Notes 6 and 7) and assumption of liabilities.

     Components of intangible assets at December 31, 1995 and their respective estimated useful lives were as follows:

                                                                             ESTIMATED
                                                                              USEFUL
                                                               AMOUNT          LIFE
                                                               -------     -------------
        Customer bases.......................................  $66,855        5 years
        Non-compete agreements...............................    3,195     2 to 4 years
        Reseller license.....................................    1,695       10 years
        Goodwill.............................................    1,848       25 years
                                                               -------
                                                               $73,593
                                                               =======

     The Company periodically reviews the carrying value of its intangible assets whenever events or changes in circumstances indicate that the carrying value may not be recoverable. To the extent the estimated future cash inflows attributable to the asset, less estimated future cash outflows, is less than the carrying amount, an impairment loss is recognized. Substantially all of the Company's intangible assets consist of acquired customer bases which are subject to attrition. The estimated useful lives of these customer bases are based on attrition rates considered standard in the industry. If the Company's actual attrition rates were to exceed these estimates, or other unfavorable changes in business conditions were to occur, the value of the related customer bases would be impaired and future operating results would be adversely affected.

     The following condensed pro forma information presents the results of operations of Midcom as if the acquisitions of ATN, PacNet, Communique, Concord and Cel-Tech had occurred on January 1, 1995 and 1994, respectively.

                           MIDCOM COMMUNICATIONS INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                  YEAR ENDED DECEMBER
                                                                          31,
                                                                 ---------------------
                                                                   1995         1994
                                                                 --------     --------
        Revenue................................................  $205,494     $169,718
        Net loss...............................................   (33,364)      (1,873)
        Pro forma loss per share...............................     (2.76)       (0.19)

     The pro forma results do not necessarily represent results which would have occurred if the acquisitions had taken place on the dates indicated nor are they necessarily indicative of the results of future operations.

     In connection with the Communique acquisition, 371,875 shares of common stock were held in escrow and subsequently sold as part of the Company's initial public offering in July 1995 (see Note 16). The net proceeds of $3,800 from the sale of these shares were held in escrow pending the results of an arbitration hearing. On March 13, 1996, the arbitration decision was received, pursuant to which the Company received approximately $352.

     In connection with several of the other transactions described above, the Company has an obligation to issue or release from escrow up to a maximum of 276,346 additional shares of its common stock representing an aggregate value of approximately $4,226 at the transaction dates, upon the satisfaction of certain contingencies. Such contingencies include, among other things, maintenance of specified revenue levels, adjustment of liabilities assumed and receivables purchased, and satisfaction of general representations and warranties. The contingency periods range from six months to two years. The Company is also obligated to pay up to a maximum of $2,000 additional cash in connection with a customer base purchase agreement upon the maintenance of specified revenue levels. In addition, in the event of the sale or other transfer of the majority of the voting stock of Cel-Tech, a payment of a maximum of $2,000 would become payable to the former shareholder.

     In accordance with applicable accounting standards, the common stock or other consideration issuable under the contingency arrangements has not been included in the determination of purchase price, nor have the shares been considered outstanding for purposes of earnings per share calculations. Additional consideration will be recorded when the outcome of a contingency is determined.

     The Company is also obligated in certain cases to issue additional shares of its common stock in the event that the market price of such stock, when the shares become registerable, is less than the price at the acquisition dates. Based on the Company's stock price on March 29, 1996, approximately 513,000 additional shares would be issuable as a result of these obligations.

6.  NOTES PAYABLE

     At December 31, 1994 and 1995, the Company had $680 in 8% per annum subordinated convertible demand notes outstanding held by the three sellers of TelNet, secured by a personal guarantee of the principal shareholder of the Company. Interest was payable monthly on these notes and they were convertible, at the option of the holders, into 0.1% per $100 of principal debt of the Company's common stock. Effective April 1, 1995, the notes and associated agreements were amended as follows: (i) the convertibility option was eliminated, (ii) if not paid sooner upon 30-day demand, the maturity date was set at March 28, 1999, (iii) interest was set at a prime plus 2%, but in no event lower than 9% or greater than 13% per annum, and (iv) the three note holders were granted warrants to purchase up to a total of 59,500 shares of common stock at an exercise price of $7.44 per share, subject to adjustments in the exercise price related to dilutive or anti-dilutive activities. The warrants expire on March 28, 1999.

     At December 31, 1994, the Company had notes payable of $947 which were secured by certain assets of the Company and were repaid in full in 1995.

                           MIDCOM COMMUNICATIONS INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

     In connection with the acquisition of Communique in January 1995, and the extension of a payable to one carrier in March 1995, the Company issued notes payable to three carriers aggregating $8.5 million with interest ranging from 10% to 12%. The notes were paid in full in July 1995 with the proceeds from the Company's initial public offering.

     In connection with a customer base purchase agreement, the Company has a noninterest-bearing obligation totaling $12.0 million as of December 31, 1995. The unsecured obligation required monthly payments of $3.0 million from January through April 1996, payable in cash or common stock. The Company paid $3.0 million to the seller in January 1996 and is currently in negotiations with the seller to satisfy the remaining payment obligation, including possibly selling back a portion of the customer bases originally acquired. There can be no assurance that the Company will be successful in selling back these customer bases or that, if sold, it would not incur a material loss on such disposition. The Company is currently prohibited from paying this obligation in cash without the prior written consent of its primary lender. Based on the Company's stock price on March 29, 1996, the Company would be required to issue 1,252,174 shares of its common stock to satisfy this obligation.

     At December 31, 1995, the Company had approximately $2,000 in additional notes payable to sellers of certain customer bases. These notes bore interest at rates up to 10% and were payable in varying installments in 1996. In connection with the issuance of a note payable to one seller of a customer base, the Company issued a warrant to acquire $2,000 of the Company's common stock. In the event of non-payment of the note, the exercise price is cancellation of the note, the principal amount of which is subject to adjustment, and the number of shares to be issued upon exercise of the warrant equals $2,000 divided by the then current market price of the Company's common stock. The warrant would expire on April 30, 1997.

                           MIDCOM COMMUNICATIONS INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

7.  LONG-TERM OBLIGATIONS

     Long-term obligations consisted of the following:

                                                                             DECEMBER 31,
                                                                         ---------------------
                                                                          1995          1994
                                                                         -------       -------
$25,000 Senior Revolving Credit Facility with First Union National Bank of North Carolina. Interest was generally payable at the Company's option at either the Bank's prime rate plus 1% or LIBOR plus 2.57%.
  Applicable interest rates on outstanding advances at December 31,
  1994 ranged from 7.625% to 8.75%. This facility was secured by substantially all of the Company's assets and was paid in full
  November, 1995.......................................................  $    --       $19,350
Senior Revolving Credit Facility with Transamerica Business Credit.
  Interest is generally payable at the Company's option at either LIBOR plus 2.50% or .5% plus the higher of the Prime Rate or the latest published annualized rate for 90-day dealer commercial paper.
  Applicable interest rate on outstanding advances at December 31, 1995 was 9%. The balance is due November 7, 1997. This facility is secured
  by substantially all of the Company's assets.........................   37,428            --
10% Senior Subordinated Notes Payable. Interest paid quarterly. The
  note was repaid in full in July 1995.................................       --        15,000
Unsecured seller notes payable, interest at 5% to 8%, principal and interest are payable in quarterly installments through May 31,
  1997.................................................................       89           386
Note payable to bank, secured by certain property and equipment, interest at the bank's prime rate plus 1%. Paid in full in January
  1996.................................................................      240            --
Note payable secured by assets acquired, interest payable quarterly at
  the prime rate plus 1%. Balance due in full September 30, 1998.......      800           800
Notes payable to equipment vendors, secured by related equipment, interest at 9.5% to 15%, principal and interest payments due in
  monthly installments through November 1, 1996........................       79           159
                                                                         -------       -------
                                                                          38,636        35,695
Less original issue discount on 10% Senior Subordinated Notes
  Payable..............................................................       --         3,247
                                                                         -------       -------
                                                                          38,636        32,448
Less current portion...................................................   37,809           378
                                                                         -------       -------
                                                                         $   827       $32,070
                                                                         =======       =======

     The $25,000 Senior Revolving Credit Facility and the Senior Subordinated Note agreements contained covenants which, among other matters, restricted the ability of the Company to pay dividends, incur additional indebtedness, and repurchase stock, and required the Company to maintain certain financial covenants.

     In connection with the issuance of the Senior Subordinated Notes Payable in the amounts of $14,800 and $200 to First Union Corporation and the Robinson-Humphrey Company, Inc., respectively, the Company issued detachable warrants to the note holders to purchase common stock of the Company for $.0001 per share. The number of shares of common stock issuable upon exercise of the warrants was dependent upon the completion of a public offering or other defined events ("Liquidity Event(s)"). On July 6, 1995, the Company successfully completed an initial public offering of its stock and 648,119 shares of common stock were issued upon exercise of the warrants. The Company repaid the Senior Subordinated Notes with proceeds from the initial public offering and recorded as an extraordinary item in the third quarter a $2,992 loss on write-off of unamortized original issue discount.

                           MIDCOM COMMUNICATIONS INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

     During 1995, the $25,000 Senior Revolving Credit Facility was amended to increase the maximum borrowing by $4,000 (total of $29,000). Interest was payable on the additional amount at the prime rate plus 2.5% and this amount was repaid with proceeds from the Company's initial public offering of its stock.

     In November 1995, the Company obtained a new Senior Revolving Credit Facility, (Facility) which provided for borrowings of up to $50,000 subject to a limitation of 85% of eligible receivables and other financial covenants. The Company was not in compliance with some of these covenants as of December 31, 1995. The agreement was further amended in March 1996 to reduce the overall commitment by the lender from $50,000 to $43,000. As of March 29, 1996, the Company was again in default of certain covenants under its Senior Revolving Credit Facility and as a result, all borrowings under this Facility are classified as current in the accompanying consolidated financial statements. The default on this Facility also creates a default under the bridge loan described below.

     Concurrent with obtaining the new Senior Revolving Credit Facility, the Company terminated its prior credit facility and recorded, as an extraordinary item in the fourth quarter, a $1,075 loss on write-off of deferred financing costs.

     Principal maturities of long-term debt at December 31, 1995 are as follows:

        1996...............................................................  $37,809
        1997...............................................................       27
        1998...............................................................      800
                                                                             -------
                  Total....................................................  $38,636
                                                                             =======

     On March 28, 1996, the Company obtained a bridge loan of $15,000 from the principal lender of its Facility. The bridge loan is secured by substantially all of the Company's assets, bears interest at 12% and is due April 27, 1996. The Company paid an initial loan fee of $500 and has the right to extend the due date of the loan for 30-day periods upon payment of an additional fee of $200 for each 30-day extension, with final payment due by September 24, 1996. The Company also gave the lender a warrant to purchase 815,470 shares of the Company's common stock for nominal consideration. The number of shares that can be purchased is subject to adjustment for certain defined dilutive events. The warrant only becomes exercisable if the bridge loan is not paid in full on or before September 24, 1996.

8.  PREFERRED STOCK

     During 1994, the Company's Board of Directors approved the issuance of a new Series of preferred stock and issued 859,653 shares to retire shareholder notes payable (see Note 12). The preferred stock was nonvoting, was not entitled to dividends and had a preference in liquidation of $10 per share. The preferred stock was redeemed at $10 per share in July 1995 with proceeds from the Company's initial public offering.

9.  COMMON STOCK

     Prior to its initial public offering, the Company had authorized Voting and Nonvoting common stock. Nonvoting common stock was convertible into an equal number of shares of common stock upon the occurrence of certain events, including the public sale of securities of the Company or a change in control of the Company. In all other respects, the two classes have the same rights and privileges. Concurrent with the closing of the Company's initial public offering, all authorized Nonvoting common stock converted by its terms to Voting common stock.

                           MIDCOM COMMUNICATIONS INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

     At December 31, 1995, common stock was reserved for the following:

        Exercise and future grant of stock options........................   1,672,730
        Employee stock purchase plan......................................     260,071
        Exercise of outstanding warrants..................................      59,500
                                                                               -------
                                                                             1,992,301
                                                                               =======

10.  STOCK OPTION PLAN

     The Company has a stock option plan and as of December 31, 1995, the plan provides for the granting of nonqualified and incentive stock options to purchase up to 1,739,063 shares of common stock. Options granted become exercisable over vesting periods of up to five years at exercise prices determined by the Board of Directors, generally expire ten years from the date of grant and are dependent upon continuous employment.

     A summary of activity under the stock option plan is as follows:

                                                                  SHARES       EXERCISE PRICE
                                                                 ---------     --------------
    Options outstanding at December 31, 1993...................    484,805       $2.29-$ 5.71
      Granted..................................................    663,139       $2.29-$ 9.14
      Canceled.................................................   (117,460)      $2.29-$ 9.14
                                                                 ---------
    Options outstanding at December 31, 1994...................  1,030,484       $2.29-$ 9.14
      Granted..................................................    740,954       $1.00-$18.50
      Canceled.................................................   (365,619)      $2.29-$15.75
      Exercises................................................    (66,333)      $2.29-$18.50
                                                                 ---------
    Options outstanding at December 31, 1995...................  1,339,486       $1.00-$18.50
                                                                 =========

     Stock options have generally been granted at or in excess of the estimated fair value as determined by the Board of Directors, at the date of grant. However, certain options have been granted at less than the estimated fair value, in which case compensation expense is recognized over the vesting period based on the excess of the fair value of the stock at the date of grant over the exercise price.

     At December 31, 1995, options to purchase 585,427 shares were fully vested and exercisable at prices ranging from $2.29 to $15.75 per share. During the year ended December 31, 1995, compensation expense of $268 was recognized on the $2.29 options.

11. INCOME TAXES

     Until January 1, 1994, Midcom was treated as an S corporation for income tax purposes. Accordingly, Midcom's income (losses) were taxed directly to the shareholders rather than to Midcom. When Midcom made the conversion to a C corporation, a net deferred tax liability of $207 was recorded. However, this amount was offset by losses during the balance of the year and, accordingly, no provision for income taxes was required.

                           MIDCOM COMMUNICATIONS INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

     Significant components of the Company's deferred tax liabilities and assets as of December 31, 1995 and 1994 are as follows:

                                                                        1995        1994
                                                                      --------     -------
    Deferred tax assets:
      Sales reserves and allowances.................................  $  1,326     $   469
      Intangible tax amortization different than financial
         accounting amortization....................................     1,832         200
      Provisions not currently deductible...........................     1,343         370
      Losses and write-down of foreign joint venture................     2,953         184
      Net operating loss carryforwards..............................     7,648       1,435
      Other.........................................................        69          87
                                                                       -------      ------
              Total deferred tax assets.............................    15,171       2,745
    Valuation allowance for deferred tax assets.....................   (13,017)       (316)
                                                                       -------      ------
                                                                         2,154       2,429
    Deferred tax liabilities:
      Systems development expensed for tax..........................      (995)       (719)
      Tax depreciation different than financial accounting
         depreciation...............................................      (396)       (590)
      Cash to accrual change........................................      (763)     (1,120)
                                                                       -------      ------
              Total deferred tax liabilities........................    (2,154)     (2,429)
                                                                       =======      ======
              Net deferred tax liabilities..........................  $     --     $    --
                                                                       =======      ======

     On January 1, 1994, when the Company became a C corporation, a valuation allowance on deferred tax assets was not required due to the net deferred tax liability position. At December 31, 1994, the valuation allowance of $316 was established for the deferred tax assets in excess of deferred tax liabilities. At December 31, 1995, the valuation allowance was increased to $13,017 for deferred tax assets in excess of deferred tax liabilities.

     At December 31, 1995, the Company has net operating loss carryforwards for federal income tax purposes of $19.1 million, which are available to offset future federal taxable income, if any, through 2010.

     The provisions for income taxes differ from "expected" income tax benefit as follows:

                                                            YEARS ENDED DECEMBER 31,
                                                     ---------------------------------------
                                                           1995                   1994
                                                     -----------------      ----------------
    Computed expected federal tax benefit..........  $(11,362)     (34)%    $(1,030)     (34)%
    State taxes, net of federal benefit............    (2,005)      (6)        (182)      (6)
    Deferred taxes associated with Midcom S
      corporation to C corporation conversion,
      January 1, 1994..............................        --       --          207        7
    Deferred tax asset realization related to
      acquisitions.................................        --       --          507       17
    Change in valuation allowance for net deferred
      tax assets...................................    12,701       38          316       10
    Nondeductible expenses.........................       142        1          182        6
    Other..........................................       524        1           --       --
                                                     --------      ---      -------      ---
                                                     $     --       --%     $    --       --%
                                                     ========      ===      =======      ===

                           MIDCOM COMMUNICATIONS INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

12.  RELATED-PARTY TRANSACTIONS

     At December 31, 1993, the Company had notes payable to certain shareholders and officers totaling $13,448, including accrued interest of $1,277. The notes accrued interest at rates ranging from 12% to 18% per annum. In 1994, $9,831 of the notes and accrued interest was repaid by offsetting a shareholder note receivable of $1,234 and issuing 859,653 shares of redeemable preferred stock. The remaining notes and related accrued interest were paid in full in June 1994.

     During 1993, the Company charged to expense $1,025 for business consulting services provided by shareholders. Such charges were based, in part, on available earnings and approved by the Company's Board of Directors. The consulting arrangement was terminated effective January 1, 1994.

     Mid-Com Consultants, Inc. (Consultants) is a long distance telecommunications distributor owned indirectly by the Company's majority shareholder. Prior to March 1994, Consultants owned certain AT&T contracts which the Company utilized in its aggregation business in exchange for the Company providing various billing, collection and operational support services to Consultants. No value has been assigned to the exchange of these services in the financial statements as the amounts are not material. At December 31, 1994, the Company was owed approximately $137 for cash forwarded to Consultants in advance of actual collections, which was paid to the Company in 1995.

     At December 31, 1994, the Company also had a receivable from ATN of $465 for expenses paid by the Company on behalf of ATN which was collected in 1995.

     The President and the largest shareholder of the Company jointly own QuestWest Inc. QuestWest Inc., in turn, holds approximately an 85% interest in Quest America Limited Partnership (Quest LP). In December 1993, the Company entered into a distribution agreement with Quest LP that entitles Quest LP to a sales commission from the Company at a rate equal to the most favorable rate available to other comparable Company distributors. In October 1995 the President and the largest shareholder sold their interest in Quest LP to a third party and the most favorable rate clause in the distribution agreement was eliminated. During 1995 and 1994, Quest LP received $295 and $66, respectively, in net commissions.

     In March 1995, the Company was granted an option to purchase 100% of the stock of QuestWest Inc. through March 2000. The option price will be equal to the amount the shareholders have currently invested in QuestWest Inc. plus 9.0% per annum, reduced by the pro rata amount of any distributions made by Quest LP to QuestWest Inc. This option was cancelled in October 1995.

     At December 31, 1995, the Company had loans outstanding to certain employees of approximately $502.

13.  EMPLOYEE BENEFIT PLANS

401(k) Salary Deferral and Profit Sharing Plan

     Prior to February 1, 1996, the Company maintained a 401(k) Salary Deferral and Profit Sharing Plan ("Retirement Plan") with its affiliate SP Investments Inc. ("SPII"). Effective February 1, 1996, SPII withdrew from the Retirement Plan and the Company will continue to maintain the Retirement Plan on the same terms.

     The Retirement Plan contains profit sharing and 401(k) components. Under the 401(k) portion of the Retirement Plan, each eligible employee may elect to contribute up to 15% of his or her pre-tax gross earnings subject to annual limits. Under the profit sharing portion of the Retirement Plan, the Company makes annual matching contributions equal to 50% of the participant's contributions up to 6% of his or her compensation. In general, a participant is 100% vested in his or her own contributions and vests in the Company matching and

                           MIDCOM COMMUNICATIONS INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

discretionary contributions at 20% for each full year of service. The Company reserves the right to amend the Retirement Plan at any time.

     PacNet, a wholly owned subsidiary of the Company, had a 401(k) Profit Sharing Plan (the "PacNet Plan") with profit sharing and 401(k) components. Under the 401(k) portion of the PacNet Plan, each eligible employee could elect to contribute up to 5% of his or her pre-tax gross earnings subject to annual limits. Under the profit sharing portion of the PacNet Plan, PacNet made annual mandatory contributions equal to 100% of the participant's contributions and could make additional discretionary contribution of 5% of the employee's gross earnings. In general, a participant was 100% vested in his or her own contributions and in PacNet's matching contributions. In May 1995, the Company's Board of Directors voted to combine the Retirement Plan and the PacNet Plan under the terms and conditions of the Retirement Plan, effective July 1, 1995.

     Contributions to all salary deferral and profit sharing plans are subject to statutory limitations regarding maximum contributions. Contribution expense was $253, $156 and $54 for the years ended December 31, 1995, 1994 and 1993, respectively.

Employee Stock Purchase Plan

     In December 1994, the Company established an Employee Stock Purchase Plan (the "Purchase Plan") which is meant to qualify under Section 423 of the Internal Revenue Code. The Purchase Plan became effective upon the successful completion of the Company's initial public offering of common stock. Under the Purchase Plan, the Company reserved up to 262,500 shares of common stock for purchase by employees who meet certain eligibility requirements. Eligible employees may contribute up to 10% of their compensation to the Purchase Plan to purchase shares at 95% of the fair market value of the stock on the first or the last day of each six-month offering period, as defined in the Purchase Plan. The Purchase Plan establishes a maximum number of shares a participant may purchase during any period. This maximum number of shares is determined by dividing $12,500 by the fair market value of a share of common stock on the first day of the offering period. The offering periods generally begin January 1 and July 1, and the first offering period was September 1, 1995 to December 31, 1995. During this initial period, 2,429 shares were purchased at an average price of $14.61 per share.

14.  COMMITMENTS AND CONTINGENCIES

Leases

     The Company leases its office space and certain equipment under terms of noncancelable operating leases, which expire on various dates through 1998. The Company also leases equipment under various capital leases expiring on various dates through 2001. The leases generally require that the Company pay certain maintenance, insurance and other operating expenses. Rent expense under operating leases for the years ended December 31, 1995, 1994 and 1993 was $2,535, $566 and $1,163, respectively.

                           MIDCOM COMMUNICATIONS INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

     At December 31, 1995, minimum future lease payments under capital leases and noncancelable operating leases with initial or remaining terms of one year or more are as follows:

                                                                       CAPITAL     OPERATING
                        YEARS ENDING DECEMBER 31,                      LEASES       LEASES
    -----------------------------------------------------------------  -------     ---------
    1996.............................................................  $ 1,542      $ 2,099
    1997.............................................................    1,644        1,723
    1998.............................................................    1,015        1,537
    1999.............................................................      789        1,447
    Thereafter.......................................................    1,282        5,515
                                                                        ------      -------
              Total minimum future lease payments....................    6,272      $12,321
                                                                                    =======
    Less interest....................................................    1,343
                                                                        ------
    Present value of future minimum lease payments...................    4,929
    Less current portion.............................................    3,912
                                                                        ------
                                                                       $ 1,017
                                                                        ======

     The Company is currently in default of certain capital lease covenants and as a result an additional $2,885 of capital lease obligations has been classified as a current liability in the accompanying consolidated financial statements.

Commitments with Providers

     Under the terms of carrier contracts executed with AT&T and other carriers, the Company has made commitments to maintain or achieve certain volume levels in order to obtain special forward pricing. Under some of these contracts, the Company guarantees to sell a certain amount of long distance volume within a certain time period or purchase all or a portion of any unused volume. Under others, if certain volume levels are not achieved during stated periods, pricing is adjusted going forward to levels justified by current volumes.

     As of December 31, 1995, total future minimum usage commitments are as follows:

                            YEARS ENDING DECEMBER 31,                        AMOUNT
        ------------------------------------------------------------------  --------
        1996..............................................................  $126,000
        1997..............................................................   111,000
        1998..............................................................    77,000
                                                                            --------
                                                                            $314,000
                                                                            ========

     Subsequent to year-end, the Company renegotiated its minimum usage commitments and reduced the minimum usage commitments as of March 29, 1996 to $99,000, $75,000 and $44,000 for the years ending December 31, 1996, 1997 and
1998, respectively. At the present time, the Company has achieved all of its required volume commitments or received waivers from the carriers. There can be no assurance that the minimum usage commitments will be achieved in the future, and if such commitments are not achieved future operating results could be adversely affected.

     During the years ended December 31, 1995, 1994 and 1993, the Company relied on three carriers to carry traffic representing approximately 67%, 97% and 98% of the Company's revenues, respectively. The Company has the ability to transfer its customers' traffic from one supplier to another in the event a supplier declines to continue to carry the Company's traffic. However, such transfers could result in disruption of service to the customers, with a subsequent loss of revenue which would adversely affect operating results.

                           MIDCOM COMMUNICATIONS INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

Acquisitions

     In connection with several business or customer base acquisition agreements, the Company is obligated to issue additional consideration upon the satisfaction of certain contingencies (see Note 5).

REGULATION

Federal

     The Company has all necessary authority to provide domestic interstate and international telecommunications services under current FCC regulations. Midcom has filed both domestic and international tariffs with the FCC, and Pac Net has, and is only required to file, international tariffs. Pursuant to a recent court decision, detailed rate schedules now must be filed in lieu of the "reasonable range of rates" tariff previously accepted by the FCC. In reliance on the FCC's past practice of allowing relaxed range of rates tariffs for non-dominant carriers, Midcom and most of its competitors did not maintain detailed rate schedules. Until the two-year statute of limitations expires, Midcom could be held liable for damages for its failure to maintain detailed rate schedules, although it believes that such an outcome is highly unlikely and would not have a material adverse effect on it. Pursuant to authority granted to it in the 1996 Telecommunications Act, the FCC is considering "mandatory detariffing" for domestic non-dominant carriers. This proposal, if adopted, would relieve the Company of its obligation to file tariffs applicable to its domestic interexchange offerings.

State

     The intrastate long distance operations of Midcom are also subject to various state laws. The majority of states require certification or registration, which the Company has secured in 47 states and Washington, D.C. Many states require tariff filings as well.

     In certain states, approval for transfers of control and acquisitions of customer bases must be obtained. Midcom has been successful in obtaining all necessary regulatory approvals to date, although revisions of tariffs, authorities and approvals are being made on a continuing basis, and many such requests are pending at any one time.

     Some states may assess penalties on long distance service providers for traffic sold prior to tariff approval or the state's consent to an acquisition. Such states may require refunds to be made to customers. It is the opinion of management that such penalties and refunds, if any, would not have a material adverse effect on the results of operations or financial condition of the Company.

LITIGATION

     In the third quarter of 1993, the Company was named a defendant in a lawsuit by a distributor of Consultants. The allegations include interference with the plaintiff's ability to generate business through Consultants. The Company has filed a counterclaim against the distributor for unfair competition and trade name and trademark infringement. Although the outcome of any litigation is uncertain, the Company believes that it has significant defenses to such claims and intends to vigorously defend itself in this matter, and also believes that the outcome of this matter will not have a material adverse effect on the Company's financial condition, results of operations or liquidity.

EMPLOYMENT AGREEMENTS

     In June 1994, the Company entered into an employment agreement with the President and Chief Executive Officer of the Company. The agreement provides for a base salary of $25 per month through December 31, 1998, unless there is termination for cause.

                           MIDCOM COMMUNICATIONS INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

15.  SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

                                                               1995        1994       1993
                                                              -------     ------     ------
    Noncash investing and financing activities:
      Application of related-party accounts receivable to
         related-party accounts payable.....................  $    --     $1,234     $   --
      Conversion of amounts due to related parties to
         redeemable preferred stock.........................       --      8,597         --
      Issuance of notes payable and assumption of
         liabilities for acquisitions of customer bases.....   42,591      5,154      3,557
      Capital lease obligation for equipment................    1,892      2,207        239
      Issuance of notes payable for equipment...............      310         --        255
      Issuance of common stock warrants in connection with
         financing..........................................       --      3,500         --
      Issuance of common stock for acquisitions.............    9,877      1,040        202
      Issuance of note payable for settlement of carrier
         accounts payable...................................    3,500         --         --
    Cash paid for interest..................................    4,128      1,453      1,215
    Cash paid for income taxes..............................       25        131         21

16.  INITIAL PUBLIC OFFERING

     On March 21, 1995, the Company's Board of Directors authorized management to file a Registration Statement with the Securities and Exchange Commission to permit the Company to sell shares of its common stock to the public.

     On July 6, 1995, the Company completed the initial public offering of shares of its common stock at $11.00 per share, which resulted in net proceeds of approximately $54,182 to the Company after deducting the expenses of the offering. The net proceeds were used to repay indebtedness and redeem all of the outstanding Series A Redeemable Preferred Stock.

17.  NEW ACCOUNTING STANDARD

     In October 1995, the Financial Accounting Standards Board issued Statement No. 123, Accounting for Stock-Based Compensation. This pronouncement establishes accounting and reporting standards for stock-based employee compensation plans, including: stock purchase plans, stock options and stock appreciation rights. This standard defines a fair value-based method of accounting for these equity instruments. This method measures compensation cost based on the value of the award and recognizes that cost over the service period. Companies may elect to adopt this standard or to continue accounting for these types of equity instruments under current guidance, APB Opinion No. 25, Accounting for Stock Issued to Employees. Companies which elect to continue using the rules of APB Opinion No. 25 must make pro forma disclosures of net income and earnings per share as if this new Statement had been applied. This new standard is required for fiscal years beginning after December 15, 1995.

     The Company is in the process of evaluating this Statement and its impact on the Company's financial condition and results of operations.

                         REPORT OF INDEPENDENT AUDITORS

The Shareholders and Board of Directors
MIDCOM Communications Inc.

     We have audited the accompanying consolidated balance sheets of MIDCOM Communications Inc. as of December 31, 1994 and 1995, and the related consolidated statements of operations, shareholders' equity (deficit), and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of MIDCOM Communications Inc. at December 31, 1994 and 1995, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1, the Company has incurred recurring operating losses and has a working capital deficiency. In addition, the Company is in default with regard to certain loan agreements with its lenders. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

                                          ERNST & YOUNG LLP

Seattle, Washington
March 29, 1996

                          PRICE RANGE OF COMMON STOCK

     Midcom's Common Stock is traded in the over-the-counter market and has been quoted on the Nasdaq National Market since July 6, 1995 under the symbol "MCCI." The stock prices below are the high and low closing sales prices on the Nasdaq National Market for the periods indicated.

                                                                         HIGH        LOW
                                                                         -----      -----
        1995
          Third Quarter (from July 6, 1995)...........................   $16 3/4    $11 1/4
          Fourth Quarter..............................................    18 7/8     13 3/4
        1996
          First Quarter...............................................   $18 1/4    $ 7
          Second Quarter..............................................    15 1/4      6 1/2
          Third Quarter (through September 25, 1996)..................    16         10 1/4

     On September 25, 1996, the closing sale price reported by the Nasdaq National Market for the Common Stock was $14.41. As of July 31, 1996, there were approximately 129 holders of record of the Common Stock.

     Since its incorporation in 1989, the Company has not declared or paid cash dividends on its Common Stock, and the Company anticipates that any future earnings will be retained for investment in its business. In addition, the terms of the Company's Revolving Credit Facility prohibit the payment of cash dividends without the consent of the Company's lenders.

MIDCOM(R)       MIDCOM                1111 THIRD AVENUE

                COMMUNICATIONS        SUITE 1600

                INC.                  SEATTLE, WA  98101

PROXY                      MIDCOM COMMUNICATIONS INC.                      PROXY
               ANNUAL MEETING OF SHAREHOLDERS -- OCTOBER 29, 1996

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints William H. Oberlin and Paul P. Senio, and each of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote as designated below, all the shares of Common Stock of MIDCOM Communications Inc. that the undersigned would be entitled to vote if personally present at the annual meeting of shareholders to be held on October 29, 1996, or at any adjournment thereof.

1. ELECTION OF DIRECTORS

/ / FOR all nominees listed below (except as marked to the contrary below)

/ / WITHHOLD AUTHORITY to vote for all nominees listed below.


INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list below.

                 CLASS I -- KARL D. GUELICH AND SCOTT B. PERPER
        CLASS II -- DANIEL M. DENNIS, MARVIN C. MOSES AND JOHN M. OREHEK
         CLASS III -- WILLIAM H. OBERLIN, PAUL PFLEGER AND JOHN M. ZRNO

2. To ratify and approve the amendment to the MIDCOM Communications Inc. 1993 Stock Option Plan to increase the number of MIDCOM Common Stock authorized for issuance thereunder by 3,000,000 shares.

                  / / FOR        / / AGAINST        / / ABSTAIN

3. To ratify and approve the amendment to the Stock Option Plan and the grants of options to certain incumbent directors as more fully described in the Notice of Annual Meeting and Proxy Statement dated October 7, 1996.

                  / / FOR        / / AGAINST        / / ABSTAIN

4. To ratify and approve the amendment to the MIDCOM Stock Option Plan to create a maximum number of options that may be granted under the Stock Option Plan to any one employee in three consecutive fiscal years as more fully described in the Notice of Annual Meeting and Proxy Statement dated October 7, 1996.

    / / FOR        / / AGAINST        / / ABSTAIN

5. In their discretion, the holders of this proxy are authorized to vote upon such other business as may properly come before the meeting.

   Please sign and date below. This Proxy, when properly executed, will be voted in the manner herein directed by the undersigned shareholder. If no specification is made, this Proxy will be voted FOR the election of all nominees for director listed in Proposal 1 and FOR Proposals 2, 3 and 4 and will be voted in accordance with the discretion of the proxies on all other matters which may come before the meeting or any adjournment. The undersigned hereby revokes any proxy or proxies heretofore given for such shares and ratifies all that the above named proxies or their substitutes may lawfully do by virtue hereof. Please sign as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person.

                                              Dated ____________________, 1996

                                              Signature
                                                        ------------------------

                                              Signature
                                                        ------------------------

   Please mark, sign, date and return the Proxy Card promptly using the enclosed envelope.